Peñasquito Operations Mexico Technical Report Summary Report current as at: December 31, 2023 Qualified Person: Mr. Donald Doe, RM SME. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page a NOTE REGARDING FORWARD-LOOKING INFORMATION This Technical Report Summary contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding Newmont’s expectation for its mines and any related development or expansions, including estimated cash flows, production, revenue, EBITDA, costs, taxes, capital, rates of return, mine plans, material mined and processed, recoveries and grade, future mineralization, future adjustments and sensitivities and other statements that are not historical facts. Forward-looking statements address activities, events, or developments that Newmont expects or anticipates will or may occur in the future and are based on current expectations and assumptions. Although Newmont’s management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) other planning assumptions. Important factors that could cause actual results to differ materially from those in the forward- looking statements include, among others, risks that estimates of mineral reserves and mineral resources are uncertain and the volume and grade of ore actually recovered may vary from our estimates, risks relating to fluctuations in metal prices; risks due to the inherently hazardous nature of mining-related activities; risks related to the jurisdictions in which we operate, uncertainties due to health and safety considerations, uncertainties related to environmental considerations, including, without limitation, climate change, uncertainties relating to obtaining approvals and permits, including renewals, from governmental regulatory authorities; and uncertainties related to changes in law; as well as those factors discussed in Newmont’s filings with the U.S. Securities and Exchange Commission, including Newmont’s latest Annual Report on Form 10-K for the period ended December 31, 2023, which is available on newmont.com. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page i CONTENTS 1.0 EXECUTIVE SUMMARY ........................................................................................................... 1-1 1.1 Introduction ................................................................................................................................. 1-1 1.2 Terms of Reference ................................................................................................................... 1-1 1.3 Property Setting ......................................................................................................................... 1-1 1.4 Ownership .................................................................................................................................. 1-2 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements .............................. 1-2 1.6 Geology and Mineralization ........................................................................................................ 1-2 1.7 History ........................................................................................................................................ 1-3 1.8 Drilling and Sampling ................................................................................................................. 1-3 1.8.1 Drilling .................................................................................................................................... 1-3 1.8.2 Hydrogeology ......................................................................................................................... 1-4 1.8.3 Geotechnical .......................................................................................................................... 1-4 1.8.4 Sampling and Assay .............................................................................................................. 1-4 1.8.5 Quality Assurance and Quality Control .................................................................................. 1-5 1.9 Data Verification ......................................................................................................................... 1-5 1.10 Metallurgical Testwork ............................................................................................................... 1-5 1.11 Mineral Resource Estimation ..................................................................................................... 1-7 1.11.1 Estimation Methodology ......................................................................................................... 1-7 1.11.2 Mineral Resource Statement .................................................................................................. 1-7 1.11.3 Factors That May Affect the Mineral Resource Estimate....................................................... 1-9 1.12 Mineral Reserve Estimation ....................................................................................................... 1-9 1.12.1 Estimation Methodology ......................................................................................................... 1-9 1.12.2 Mineral Reserve Statement .................................................................................................. 1-10 1.12.3 Factors That May Affect the Mineral Reserve Estimate ....................................................... 1-10 1.13 Mining Methods ........................................................................................................................ 1-10 1.14 Recovery Methods ................................................................................................................... 1-12 1.15 Project Infrastructure ................................................................................................................ 1-12 1.16 Environmental, Permitting and Social Considerations ............................................................. 1-13 1.16.1 Environmental Studies and Monitoring ................................................................................ 1-13 1.16.2 Closure and Reclamation Considerations ............................................................................ 1-13 1.16.3 Permitting ............................................................................................................................. 1-13 1.16.4 Social Considerations, Plans, Negotiations and Agreements .............................................. 1-14 1.17 Markets and Contracts ............................................................................................................. 1-14 Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page ii 1.18 Capital Cost Estimates ............................................................................................................. 1-14 1.19 Operating Cost Estimates ........................................................................................................ 1-15 1.20 Economic Analysis ................................................................................................................... 1-15 1.20.1 Economic Analysis ............................................................................................................... 1-15 1.20.2 Sensitivity Analysis ............................................................................................................... 1-17 1.21 Risks and Opportunities ........................................................................................................... 1-17 1.21.1 Risks ..................................................................................................................................... 1-17 1.21.2 Opportunities ........................................................................................................................ 1-18 1.22 Conclusions .............................................................................................................................. 1-19 1.23 Recommendations ................................................................................................................... 1-19 2.0 INTRODUCTION ........................................................................................................................ 2-1 2.1 Introduction ................................................................................................................................. 2-1 2.2 Terms of Reference ................................................................................................................... 2-1 2.2.1 Report Purpose ...................................................................................................................... 2-1 2.2.2 Terms of Reference................................................................................................................ 2-1 2.3 Qualified Persons ....................................................................................................................... 2-1 2.4 Site Visits and Scope of Personal Inspection ............................................................................ 2-3 2.5 Report Date ................................................................................................................................ 2-3 2.6 Information Sources and References ........................................................................................ 2-3 2.7 Previous Technical Report Summaries ...................................................................................... 2-3 3.0 PROPERTY DESCRIPTION ...................................................................................................... 3-1 3.1 Introduction ................................................................................................................................. 3-1 3.2 Property and Title in Mexico ....................................................................................................... 3-1 3.2.1 Mineral Title ............................................................................................................................ 3-1 3.2.2 Surface Rights ........................................................................................................................ 3-1 3.2.3 Water Rights ........................................................................................................................... 3-1 3.3 Project Ownership ...................................................................................................................... 3-2 3.4 Mineral Tenure ........................................................................................................................... 3-2 3.5 Surface Rights ............................................................................................................................ 3-2 3.6 Water Rights............................................................................................................................... 3-2 3.7 Property Agreements ............................................................................................................... 3-10 3.8 Royalties ................................................................................................................................... 3-10 3.9 Encumbrances ......................................................................................................................... 3-10 3.10 Permitting ................................................................................................................................. 3-10 3.11 Significant Factors and Risks That May Affect Access, Title or Work Programs .................... 3-11

Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page iii 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY ...................................................................................................................................... 4-1 4.1 Physiography.............................................................................................................................. 4-1 4.2 Accessibility ................................................................................................................................ 4-1 4.3 Climate ....................................................................................................................................... 4-1 4.4 Local Resources and Infrastructure ........................................................................................... 4-2 5.0 HISTORY ................................................................................................................................... 5-1 5.1 Exploration History ..................................................................................................................... 5-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT ............................................... 6-1 6.1 Deposit Type .............................................................................................................................. 6-1 6.2 Regional Geology ....................................................................................................................... 6-1 6.3 Project Geology .......................................................................................................................... 6-2 6.4 Deposit Descriptions .................................................................................................................. 6-2 6.4.1 Overview ................................................................................................................................ 6-2 6.4.2 Structure ................................................................................................................................. 6-5 6.4.3 Alteration ................................................................................................................................ 6-8 6.4.4 Mineralization ......................................................................................................................... 6-8 6.4.4.1 Breccia- and Dike-Hosted Mineralization ........................................................................... 6-9 6.4.4.2 Mantos-Style Mineralization ............................................................................................. 6-10 6.4.4.3 Skarn Mineralization ......................................................................................................... 6-10 7.0 EXPLORATION ......................................................................................................................... 7-1 7.1 Exploration ................................................................................................................................. 7-1 7.1.1 Grids and Surveys .................................................................................................................. 7-1 7.1.2 Petrology, Mineralogy, and Research Studies ....................................................................... 7-1 7.1.3 Qualified Person’s Interpretation of the Exploration Information ........................................... 7-1 7.1.4 Exploration Potential .............................................................................................................. 7-1 7.2 Drilling ........................................................................................................................................ 7-3 7.2.1 Overview ................................................................................................................................ 7-3 7.2.1.1 Drilling on Property ............................................................................................................. 7-3 7.2.1.2 Drilling Excluded For Estimation Purposes ........................................................................ 7-3 7.2.2 Drill Methods .......................................................................................................................... 7-3 7.2.3 Logging ................................................................................................................................... 7-3 7.2.4 Recovery ................................................................................................................................ 7-9 7.2.5 Collar Surveys ........................................................................................................................ 7-9 7.2.6 Downhole Surveys ................................................................................................................. 7-9 7.2.7 Grade Control ......................................................................................................................... 7-9 Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page iv 7.2.8 Comment on Material Results and Interpretation .................................................................. 7-9 7.3 Hydrogeology ........................................................................................................................... 7-12 7.3.1 Sampling Methods and Laboratory Determinations ............................................................. 7-12 7.3.2 Groundwater Models ............................................................................................................ 7-12 7.3.3 Comment on Results ............................................................................................................ 7-12 7.4 Geotechnical ............................................................................................................................ 7-13 7.4.1 Sampling Methods and Laboratory Determinations ............................................................. 7-13 7.4.2 Models .................................................................................................................................. 7-14 7.4.3 Monitoring ............................................................................................................................. 7-14 7.4.4 Comment on Results ............................................................................................................ 7-14 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY ...................................................... 8-1 8.1 Sampling Methods ..................................................................................................................... 8-1 8.1.1 RC .......................................................................................................................................... 8-1 8.1.2 Core ........................................................................................................................................ 8-1 8.1.3 Grade Control ......................................................................................................................... 8-1 8.2 Sample Security Methods .......................................................................................................... 8-1 8.3 Density Determinations .............................................................................................................. 8-2 8.4 Analytical and Test Laboratories ................................................................................................ 8-2 8.5 Sample Preparation ................................................................................................................... 8-3 8.6 Analysis ...................................................................................................................................... 8-3 8.7 Quality Assurance and Quality Control ...................................................................................... 8-3 8.7.1 Goldcorp (2006–2017) ........................................................................................................... 8-5 8.7.2 Newmont (2017–2023) ........................................................................................................... 8-5 8.7.3 Check Assays ......................................................................................................................... 8-6 8.7.4 Grade Control ......................................................................................................................... 8-6 8.7.5 Mine Laboratory ..................................................................................................................... 8-7 8.8 Database .................................................................................................................................... 8-7 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures ....... 8-8 9.0 DATA VERIFICATION ............................................................................................................... 9-1 9.1 Internal Data Verification ............................................................................................................ 9-1 9.1.1 Data Validation ....................................................................................................................... 9-1 9.1.2 Reviews and Audits ................................................................................................................ 9-2 9.1.3 Mineral Resource and Mineral Reserve Estimates ................................................................ 9-2 9.1.4 Reconciliation ......................................................................................................................... 9-2 9.1.5 Subject Matter Expert Reviews .............................................................................................. 9-3 9.2 External Data Verification ........................................................................................................... 9-3

Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page v 9.3 Data Verification by Qualified Person ........................................................................................ 9-3 9.4 Qualified Person’s Opinion on Data Adequacy .......................................................................... 9-4 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING .............................................. 10-1 10.1 Test Laboratories ..................................................................................................................... 10-1 10.2 Metallurgical Testwork ............................................................................................................. 10-1 10.3 Pyrite Leach Process ............................................................................................................... 10-3 10.4 Tertiary Precious Metals Recovery Process ............................................................................ 10-3 10.5 Recovery Estimates ................................................................................................................. 10-4 10.6 Metallurgical Variability ............................................................................................................ 10-4 10.7 Deleterious Elements ............................................................................................................... 10-5 10.8 Qualified Person’s Opinion on Data Adequacy ........................................................................ 10-5 11.0 MINERAL RESOURCE ESTIMATES ...................................................................................... 11-1 11.1 Introduction ............................................................................................................................... 11-1 11.2 Geological Models .................................................................................................................... 11-1 11.3 Exploratory Data Analysis ........................................................................................................ 11-1 11.4 Density Assignment ................................................................................................................. 11-1 11.5 Grade Capping/Outlier Restrictions ......................................................................................... 11-1 11.6 Composites .............................................................................................................................. 11-2 11.7 Variography .............................................................................................................................. 11-2 11.8 Estimation/Interpolation Methods ............................................................................................. 11-3 11.9 Block Model Validation ............................................................................................................. 11-3 11.10 Classification of Mineral Resources ......................................................................................... 11-3 11.10.1 Mineral Resource Confidence Classification ....................................................................... 11-3 11.10.2 Uncertainties Considered During Confidence Classification ............................................... 11-4 11.11 Reasonable Prospects of Economic Extraction ....................................................................... 11-4 11.11.1 Input Assumptions ................................................................................................................ 11-4 11.11.2 Commodity Price .................................................................................................................. 11-4 11.11.3 Cut-off ................................................................................................................................... 11-4 11.11.4 QP Statement ....................................................................................................................... 11-5 11.12 Mineral Resource Statement.................................................................................................... 11-5 11.13 Uncertainties (Factors) That May Affect the Mineral Resource Estimate ................................ 11-6 12.0 MINERAL RESERVE ESTIMATES ......................................................................................... 12-1 12.1 Introduction ............................................................................................................................... 12-1 12.2 Pit Optimization ........................................................................................................................ 12-1 12.3 Optimization Inputs and Assumptions ...................................................................................... 12-1 12.4 Ore Loss and Dilution ............................................................................................................... 12-3 Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page vi 12.5 Stockpiles ................................................................................................................................. 12-3 12.6 Commodity Prices .................................................................................................................... 12-3 12.7 Mineral Reserves Statement .................................................................................................... 12-3 12.8 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate .................................. 12-5 13.0 MINING METHODS ................................................................................................................. 13-1 13.1 Introduction ............................................................................................................................... 13-1 13.2 Geotechnical Considerations ................................................................................................... 13-1 13.3 Hydrogeological Considerations .............................................................................................. 13-1 13.4 Operations ................................................................................................................................ 13-2 13.5 Blasting and Explosives ........................................................................................................... 13-2 13.6 Grade Control ........................................................................................................................... 13-2 13.7 Production Schedule ................................................................................................................ 13-4 13.8 Mining Equipment .................................................................................................................... 13-4 13.9 Personnel ................................................................................................................................. 13-4 14.0 PROCESSING AND RECOVERY METHODS ........................................................................ 14-1 14.1 Introduction ............................................................................................................................... 14-1 14.2 Process Flowsheet ................................................................................................................... 14-1 14.3 Plant Design ............................................................................................................................. 14-1 14.3.1 Oxide Plant ........................................................................................................................... 14-1 14.3.2 Sulfide Plant ......................................................................................................................... 14-1 14.4 Equipment Sizing ..................................................................................................................... 14-3 14.5 Energy, Water, and Process Materials Requirements ............................................................. 14-6 14.5.1 Energy .................................................................................................................................. 14-6 14.5.2 Consumables ....................................................................................................................... 14-6 14.5.3 Water Supply ........................................................................................................................ 14-7 14.6 Personnel ................................................................................................................................. 14-7 15.0 PROJECT INFRASTRUCTURE .............................................................................................. 15-1 15.1 Introduction ............................................................................................................................... 15-1 15.2 Road and Logistics ................................................................................................................... 15-1 15.3 Stockpiles ................................................................................................................................. 15-3 15.4 Waste Rock Storage Facilities ................................................................................................. 15-3 15.5 Tailings Storage Facilities ........................................................................................................ 15-3 15.5.1 Tailings Storage ................................................................................................................... 15-3 15.5.2 Tailings Reclaim Pond ......................................................................................................... 15-4 15.5.3 External Ponds ..................................................................................................................... 15-4 15.6 Water Management .................................................................................................................. 15-4

Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page vii 15.6.1 Water Sources ...................................................................................................................... 15-4 15.6.2 Dewatering Activities ............................................................................................................ 15-5 15.6.3 Water Balance ...................................................................................................................... 15-5 15.6.4 Waste Water ......................................................................................................................... 15-5 15.7 Camps and Accommodation .................................................................................................... 15-5 15.8 Power and Electrical ................................................................................................................ 15-5 16.0 MARKET STUDIES ................................................................................................................. 16-1 16.1 Market Studies ......................................................................................................................... 16-1 16.2 Commodity Price Forecasts ..................................................................................................... 16-1 16.3 Contracts .................................................................................................................................. 16-2 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS ................................................................. 17-1 17.1 Baseline and Supporting Studies ............................................................................................. 17-1 17.2 Environmental Considerations/Monitoring Programs............................................................... 17-1 17.3 Closure and Reclamation Considerations ................................................................................ 17-2 17.4 Permitting ................................................................................................................................. 17-2 17.5 Social Considerations, Plans, Negotiations and Agreements .................................................. 17-2 17.6 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues ....................... 17-3 18.0 CAPITAL AND OPERATING COSTS ..................................................................................... 18-1 18.1 Introduction ............................................................................................................................... 18-1 18.2 Capital Cost Estimates ............................................................................................................. 18-1 18.3 Operating Cost Estimates ........................................................................................................ 18-1 19.0 ECONOMIC ANALYSIS .......................................................................................................... 19-1 19.1 Methodology Used ................................................................................................................... 19-1 19.2 Financial Model Parameters .................................................................................................... 19-1 19.3 Sensitivity Analysis ................................................................................................................... 19-5 20.0 ADJACENT PROPERTIES ..................................................................................................... 20-1 21.0 OTHER RELEVANT DATA AND INFORMATION .................................................................. 21-1 22.0 INTERPRETATION AND CONCLUSIONS ............................................................................. 22-1 22.1 Introduction ............................................................................................................................... 22-1 22.2 Property Setting ....................................................................................................................... 22-1 22.3 Ownership ................................................................................................................................ 22-1 22.4 Mineral Tenure, Surface Rights, Water Rights, and Royalties a ............................................. 22-1 22.5 Geology and Mineralization ...................................................................................................... 22-2 22.6 History ...................................................................................................................................... 22-2 22.7 Exploration, Drilling, and Sampling .......................................................................................... 22-2 Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page viii 22.8 Data Verification ....................................................................................................................... 22-3 22.9 Metallurgical Testwork ............................................................................................................. 22-3 22.10 Mineral Resource Estimates .................................................................................................... 22-4 22.11 Mineral Reserve Estimates ...................................................................................................... 22-4 22.12 Mining Methods ........................................................................................................................ 22-5 22.13 Recovery Methods ................................................................................................................... 22-5 22.14 Infrastructure ............................................................................................................................ 22-6 22.15 Market Studies ......................................................................................................................... 22-6 22.16 Environmental, Permitting and Social Considerations ............................................................. 22-7 22.17 Capital Cost Estimates ............................................................................................................. 22-7 22.18 Operating Cost Estimates ........................................................................................................ 22-7 22.19 Economic Analysis ................................................................................................................... 22-8 22.20 Risks and Opportunities ........................................................................................................... 22-8 22.20.1 Risks ..................................................................................................................................... 22-8 22.20.2 Opportunities ........................................................................................................................ 22-9 22.21 Conclusions .............................................................................................................................. 22-9 23.0 RECOMMENDATIONS ............................................................................................................ 23-1 24.0 REFERENCES ......................................................................................................................... 24-1 24.1 Bibliography.............................................................................................................................. 24-1 24.2 Abbreviations and Symbols ...................................................................................................... 24-2 24.3 Glossary of Terms .................................................................................................................... 24-4 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT ................................... 25-1 25.1 Introduction ............................................................................................................................... 25-1 25.2 Macroeconomic Trends ............................................................................................................ 25-1 25.3 Markets ..................................................................................................................................... 25-1 25.4 Legal Matters............................................................................................................................ 25-1 25.5 Environmental Matters ............................................................................................................. 25-2 25.6 Stakeholder Accommodations ................................................................................................. 25-2 25.7 Governmental Factors .............................................................................................................. 25-2 TABLES Table 1-1: Measured and Indicated Mineral Resource Statement .................................................. 1-8 Table 1-2: Inferred Mineral Resource Statement ............................................................................. 1-8 Table 1-3: Mineral Reserves Statement ........................................................................................ 1-11 Table 1-4: Capital Cost Estimate ................................................................................................... 1-15 Table 1-5: Operating Cost Estimate ............................................................................................... 1-16 Table 1-6: Cashflow Summary Table ............................................................................................. 1-16

Peñasquito Operations Mexico Technical Report Summary Date: February, 2024 Page ix Table 3-1: Mineral Tenure Table ...................................................................................................... 3-3 Table 3-2: Surface Rights Agreements ............................................................................................ 3-8 Table 5-1: Exploration History .......................................................................................................... 5-2 Table 7-1: Exploration Summary Table ........................................................................................... 7-2 Table 7-2: Drill Summary Table ....................................................................................................... 7-4 Table 7-3: Drill Summary Table Supporting Mineral Resource Estimates ...................................... 7-5 Table 8-1: Sample Preparation Procedures ..................................................................................... 8-4 Table 8-2: Analytical Methods .......................................................................................................... 8-4 Table 9-1: External Data Reviews ................................................................................................... 9-4 Table 10-1: Metallurgical Testwork Summary Table ....................................................................... 10-2 Table 11-1: Model Construction ....................................................................................................... 11-2 Table 11-2: Conceptual Pit Parameter Input Assumptions .............................................................. 11-5 Table 11-3: Measured and Indicated Mineral Resource Statement ................................................ 11-7 Table 11-4: Inferred Mineral Resource Statement ........................................................................... 11-7 Table 12-1:Optimization Input Parameters ....................................................................................... 12-2 Table 12-2: Mineral Reserves Statement ........................................................................................ 12-4 Table 13-1: LOM Equipment List ..................................................................................................... 13-5 Table 14-1: Process Equipment List, Sulfide Circuit ........................................................................ 14-4 Table 18-1: Capital Cost Estimate ................................................................................................... 18-2 Table 18-2: Operating Cost Estimate ............................................................................................... 18-2 Table 19-1: Cashflow Summary Table ............................................................................................. 19-2 Table 19-2: Annualized Cashflow .................................................................................................... 19-3 FIGURES Figure 2-1: Project Location Plan ...................................................................................................... 2-2 Figure 3-1: Mineral Tenure Location Plan ......................................................................................... 3-7 Figure 3-2: District Surface Rights Map ............................................................................................ 3-9 Figure 6-1: Stratigraphic Column Schematic Sketch ........................................................................ 6-3 Figure 6-2: Regional Geology Map ................................................................................................... 6-4 Figure 6-3: Deposit Geology Map ..................................................................................................... 6-6 Figure 6-4: Deposit Structural Setting ............................................................................................... 6-7 Figure 6-5: Mineralization Setting ..................................................................................................... 6-9 Figure 7-1: Drill Collar Location Map ................................................................................................. 7-7 Figure 7-2: Drill Collar Location Map for Drilling Supporting Mineral Resource Estimates .............. 7-8 Figure 7-3: Example Drill Section .................................................................................................... 7-10 Figure 7-4: Example Drill Section .................................................................................................... 7-11 Figure 13-1: Final Pit Layout Plan ..................................................................................................... 13-3 Figure 14-1: Sulfide Process Flowsheet ........................................................................................... 14-2 Figure 15-1: Infrastructure Layout Plan ............................................................................................. 15-2 Figure 19-1: NPV Sensitivity ............................................................................................................. 19-6 Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-1 1.0 EXECUTIVE SUMMARY 1.1 Introduction This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Peñasquito Operations (Peñasquito Operations or the Project) located in Zacatecas State, Mexico. The operating entity is an indirectly wholly-owned Newmont subsidiary, Minera Peñasquito S.A. de C.V. (Minera Peñasquito). 1.2 Terms of Reference The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Peñasquito Operations in Newmont’s Form 10-K for the year ending December 31, 2023. Mineral resources and mineral reserves are reported for the Peñasco and Chile Colorado deposits. Mineral reserves are also estimated for material in stockpiles. Open pit mining commenced in 2007, and commercial production was reached during 2011. The open pit feeds a sulfide concentrator (mill). Unless otherwise indicated, all financial values are reported in United States dollars (US$). Unless otherwise indicated, the metric system is used in this report for mineral resources and mineral reserves and associated financials. Mineral resources and mineral reserves are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300. The Report uses US English. The Report contains forward-looking information; refer to the note regarding forward- looking information at the front of the Report. 1.3 Property Setting The Peñasquito Operations are situated in the western half of the Concepción Del Oro district in the northeast corner of Zacatecas State, Mexico, approximately 200 km northeast of the city of Zacatecas. There are two main access routes, the first via a turnoff from Highway 54 onto the State La Pardita road, then onto the Mazapil to Cedros State road. The mine entrance is approximately 10 km after turning northeast onto the Cedros access road. The second is via the Salaverna by-pass road from Highway 54 approximately 25 km south of Concepcion Del Oro. The Salaverna by-pass is a purpose-built gravel road that eliminates steep switchback sections of cobblestone road just west of Concepción Del Oro and passes the town of Mazapil. From Mazapil, this is a well-maintained 12 km gravel road that accesses the mine main gate. There is a private airport on site and commercial airports in the cities of Saltillo, Zacatecas and Monterrey. The climate is generally dry with precipitation limited to a rainy season in June and July. Mining operations are conducted year-round. The terrain is generally flat, with some rolling hills. The prevailing elevation is approximately 1,900 m above sea level. Vegetation is principally scrub, with cactus and coarse grasses.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-2 1.4 Ownership The Peñasquito Operations is indirectly 100% held by Newmont through its subsidiary Minera Peñasquito. 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements Newmont currently holds 80 mining concessions (approximately 89,309 ha). The mining operations are within the Las Peñas, Alfa, La Peña, Beta and El Peñasquito concessions. As per Mexican requirements for grant of tenure, the concessions comprising the Project were surveyed by a licensed surveyor. Duty payments for the concessions have been made as required. Surface rights in the vicinity of the Chile Colorado and Peñasco open pits are held by the Ejido Cedros, Ejido Mazapil, and Ejido Cerro Gordo. Newmont has entered into agreements with a number of ejidos in relation to surface rights, either for mining or exploration activities. Under current agreements with the ejidos, payments are made to the ejidos on an annual basis, in addition to certain upfront payments that have already been made. All temporary occupancy (such as land use) agreements are filed with the Public Agrarian Registry and the Public Mining Registry. All required power line and road easements have been granted. Based on completed applications, a 4.6 Mm3 water concession was obtained in August 2006 and an additional water concession of 9.1 Mm3 per year was received in early 2008. A concession title to pump 4.837 Mm3 was received in November 2008. A concession title to pump an additional 0.450 Mm3 was obtained in April 2009, and an additional 16.87 Mm3 concession title was obtained in July 2009. On July 24, 2007, Goldcorp Inc. (a predecessor Newmont company) and Wheaton Precious Metals (Wheaton) entered into a transaction where Wheaton acquired 25% of the silver produced over the life-of mine (LOM) from the Peñasquito Operations for an upfront cash payment of US$485 million. Under this transaction, Wheaton pays Newmont a per-ounce cash payment of the lesser of US$3.90 and the prevailing market price (subject to an inflationary adjustment that commenced in 2011), for silver delivered under the contract. A 2% net smelter return (NSR) royalty is payable to Royal Gold on production from the Chile Colorado and Peñasco deposits. The Mexican Government levies a 7.5% mining royalty that is imposed on earnings before interest, taxes, depreciation, and amortization. There is also a 0.5% environmental erosion fee payable on precious metals, based on gross revenues. 1.6 Geology and Mineralization The deposits within the Peñasquito Operations are considered to be examples of breccia pipe deposits developed as a result of intrusion-related hydrothermal activity. The regional geology of the project area is dominated by Mesozoic sedimentary rocks, which are intruded by Tertiary stocks of intermediate composition (granodiorite and quartz monzonite) and overlain by Tertiary terrestrial sediments and Quaternary alluvium. Peñasco and Brecha Azul are funnel-shaped breccia pipes, which flare upward, and are filled with brecciated sedimentary and intrusive rocks, cut by intrusive dikes. Polymetallic mineralization is Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-3 hosted by the diatreme breccias, intrusive dikes, and surrounding siltstone and sandstone units of the Cretaceous Caracol Formation. The diatreme and sediments contain, and are surrounded by, disseminated, veinlet and vein- hosted sulfides and sulfosalts containing base metals, silver, and gold. Mineralization is breccia or dike hosted, mantos, or associated with skarns. Mineralization consists of disseminations, veinlets and veins of various combinations of medium to coarse-grained pyrite, sphalerite, galena, and argentite (Ag2S). Sulfosalts of various compositions are also abundant in places, including bournonite (PbCuSbS3), jamesonite (PbSb2S4), tetrahedrite, polybasite ((Ag,Cu)16(Sb,As)2S11), and pyrargyrite (Ag3SbS3). Stibnite (Sb2S3), rare hessite (AgTe), chalcopyrite, and molybdenite have also been identified. Telluride minerals are the main gold-bearing phase, with electrum and native gold also identified. 1.7 History Prior to Newmont obtaining 100% interest in the Peñasquito Operations, the following companies either held an interest or performed exploration activities: Minera Kennecott SA de CV (Kennecott), Western Copper Holdings Ltd. (Western Copper), Western Silver Corporation (Western Silver), Mauricio Hochschild & Cia Ltda. (Hochschild), Glamis Gold Corporation (Glamis) and Goldcorp Inc. (Goldcorp). Work undertaken included reconnaissance geological inspections, regional-scale geochemical and geophysical surveys (including gravity, controlled source audio frequency magnetollurics, reconnaissance induced polarization, scaler induced polarization, airborne radiometrics and magnetics and ground magnetics), rotary air blast (RAB), reverse circulation (RC) and core drilling. A pre-feasibility study was undertaken in 2004, a feasibility study in 2005 and a feasibility study update in 2006. Mine construction commenced in 2007. Newmont acquired Goldcorp in 2019, and became the Project operator. Newmont has continued mining operations, and has conducted additional metallurgical testwork, internal mining studies, and core and RC drill programs in support of mine area and regional exploration activities. 1.8 Drilling and Sampling 1.8.1 Drilling Drilling to December 31, 2023 comprises 1,844 core holes (929,760 m), 52 RC holes with core tails (26,332 m) and 331 RC holes (48,563m) for a total of 2,227 drill holes (1,004,664 m). Drilling that supports mineral resource and mineral reserve estimation consists of core and RC drill holes, and totals 1,937 holes for 903,219 m. The database closeout date for estimation was June 26, 2023. Fourteen drill holes (MHC-01 to MHC-14) completed by Mauricio Hochschild in the current open pit area in 2000 are excluded from estimation, because there are no assay certificates. Short (<40 m) RC holes were not used in mineral resource estimation. Standardized logging procedures and software are used to record geological and geotechnical information. The level of detail collected varied by drill program and operator, but generally collected lithology, alteration, mineralization, structural features, oxidation description, and vein types.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-4 Core recovery is good, averaging about 96%. Collar location methods included chain-and-compass, or digital global positioning system (DGPS) instruments. Downhole survey instrumentation included single shot and gyroscopic tools. 1.8.2 Hydrogeology A combination of historical and current hydrological data, together with operating experience, govern the pit dewatering plan. There are currently two groundwater models for pit dewatering that cover the two open pits, and a regional-scale aquifer model. Pit dewatering is undertaken using vertical, in-pit dewatering wells. Mining operations staff perform water level monitoring on observation and pumping wells. Monitoring wells are used to track potential environmental non-compliance in the vicinity of the tailings storage facility (TSF) and heap leach pad facilities; to date, no significant issues have been identified by the monitoring programs. 1.8.3 Geotechnical A combination of historical and current geotechnical data, together with mining experience, are used to establish pit slope designs and procedures that all benches must follow. The geotechnical model for the Peñasquito Operations was defined by geotechnical drilling and logging, laboratory testwork, rock mass classification, structural analysis and stability modeling. Analytical methods are used to evaluate structural behavior of the rock mass. A combination of internal staff and third-party consultants provided the recommended pit slope guidance. A geotechnical events register is maintained, and incidences are logged. There is also a record of the zones of instability zones in each pit, with information such as location, key structural data, lithologies, and event type noted. 1.8.4 Sampling and Assay RC and core drill holes were sampled at 2 m intervals. Bulk density values were collected primarily using the water immersion method. Independent laboratories used for sample preparation and analysis included ALS Chemex, and Bondar Clegg (absorbed into ALS Chemex in 2001). At the time the early work was performed ALS Chemex was ISO-9000 accredited for analysis; the laboratory is currently ISO-17025 certified. Independent check laboratories included Acme Laboratories in Vancouver, which at the time held ISO-9000 accreditation, and more recently, SGS Mexico (SGS), which holds ISO/IEC 17025:2005 certification. The on-site mine laboratory is not certified and is not independent of Newmont. Various sample preparation crushing and pulverizing protocols were used since the late 1900s, depending on the drill campaign. ALS Chemex crushed to either ≥70% or 75% passing 10 mesh (2.0 mm) and pulverized to either ≥85% or ≥95% passing 200 mesh (75 µm). The onsite laboratory crushed to ≥70% passing 10 mesh and pulverized to ≥85% passing 200 mesh (75 µm). Analytical methods also varied by campaign. Gold analyses consisted of fire assays with either atomic absorption (AA) or inductively-coupled plasma (ICP) emissions spectrometer (ES) finishes. Overlimits were assayed using fire assay with a gravimetric finish. Silver assays were Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-5 performed using ICP-ES or ICP atomic emission spectroscopy (AES). Overlimits were assayed using fire assay with a gravimetric finish. Zinc and lead assays were reported from either ICP- AES or ICP mass spectrometer (MS) methods. 1.8.5 Quality Assurance and Quality Control A quality assurance and quality control (QA/QC) program was in place from 2006 onward. Goldcorp, Newmont Goldcorp, and Newmont maintained a quality assurance and quality control (QA/QC) program for the Peñasquito Operations. This included regular submissions of blank, duplicate and standard reference materials (standards) in samples sent for analysis from both exploration and mine geology. Results were and are regularly monitored. The QA/QC programs adequately address issues of precision, accuracy and contamination. 1.9 Data Verification Newmont personnel regularly visit the laboratories that process Newmont samples to inspect sample preparation and analytical procedures. The database that supports mineral resource and mineral reserve estimates is checked using electronic data scripts and triggers. Newmont also conducted a number of internal data verification programs since obtaining its Project interest. Newmont conducts internal audits, termed Reserve and Resource Review (3R) audits, of all its operations. The most recent Peñasquito Operations 3R audits were conducted in 2019 and 2021. The 2021 3R audit found that the Peñasquito Operations were generally adhering to Newmont’s internal standards and guidelines with respect to the estimation of mineral resources and mineral reserves. Data verification was performed by external consultants in support of mine development and operations. These external reviews were also undertaken in support of acquisitions, support of feasibility-level studies, and in support of technical reports, producing independent assessments of the database quality. Observations made during the QP’s site visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. The QP receives and reviews monthly reconciliation reports from the mine site. These reports include the industry standard reconciliation factors for tonnage, grade and metal. Through the review of these reconciliation factors the QP is able to ascertain the quality and accuracy of the data and its suitability for use in the assumptions underlying the mineral resource and mineral reserve estimates. 1.10 Metallurgical Testwork Metallurgical testwork was conducted by a number of laboratories prior to and during early operations. These included: Hazen Research, Golden Colorado, USA; Instituto de Metalurgia, UASLP, San Luis Potosi, México; FLSmidth Knelson, British Columbia, Canada; ALS Metallurgy Kamloops, British Columbia; Kemetco, Richmond, British Columbia; Surface Science Western, London, Ontario; AuTec, Vancouver, British Columbia; Blue Coast Research, Parksville, British

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-6 Columbia; XPS, Falconbridge, Ontario; and Met-Solve, Langley, British Columbia. All of these laboratories were and are independent. Additional metallurgical tests were performed at the Minera Peñasquito Metallurgical Laboratory, which is not independent. Current testwork is being performed at Newmont’s internal Malozemoff Technical Facility which is not independent and by independent laboratories Alfa Laval, Coatex, Solvay, Patterson and Cooke, and Microanalytical. Metallurgical testwork included: mineralogy; open and closed-circuit flotation; lead–copper separation flotation; pyrite flotation; bottle and column cyanide leaching; flotation kinetics and cell design parameters, flowsheet definition, and leach response with regrind size, slurry density, leaching time, reagent consumption values, and organic carbon effects; gravity-recoverable gold; hardness characterization (SMC, breakage parameter, Bond ball mill work index, drop weight index, rod work index, unconfined compressive strength, semi-autogenous grind (SAG) power index); and batch and pilot plant tests. These test programs were sufficient to establish the optimal processing routes for the oxide and sulfide ores, performed on mineralization that was typical of the deposits. The results obtained supported estimation of recovery factors for the various ore types. Samples selected for testing were representative of the various types and styles of mineralization. Samples were selected from a range of depths within the deposit. Sufficient samples were taken so that tests were performed on sufficient sample mass. Recovery factors estimated are based on appropriate metallurgical testwork, and are appropriate to the mineralization types and the selected process routes. However, the mineralogical complexity of the Peñasquito ores makes the development of recovery models difficult as eight elements (gold, silver, lead, zinc, copper, iron, arsenic, and antimony) are tracked through the process. Recovery models need to be sufficiently robust to allow for changes in mineralogy and plant operations, while providing reasonable predictions of concentrate quality and tonnage. LOM recovery forecasts the sulfide plant are 59.1% for gold, 80.4% for silver, 72.9% for lead, and 81.7% for zinc. Galena and sphalerite are the main payable base metals minerals, with a host of complex sulfosalts (including tennantite and tetrahedrite) also reporting to the concentrates. These sulfosalts can carry varying amounts of deleterious elements such as arsenic, antimony, copper and mercury. Copper can also be considered as a commodity as it is paid by certain customers. At the date of this Report, the processing plant, in particular the flotation portion of the circuit, does not separate the copper-bearing minerals from the lead minerals, so when present the sulfosalts report (primarily) to the lead concentrate. There is no direct effect of deleterious elements on the recovery of precious and base metals. The marketing contracts are structured to allow for small percentages of these deleterious elements to be incorporated into the final product, with any exceedances then incurring nominal penalties. Historically, due to the relatively small proportion of concentrate that has high levels of deleterious elements, the marketing group was able to sufficiently blend the majority of the deleterious elements such that little or no financial impact has resulted. One small area of the mine (located within a narrow fault zone that is hosted in sedimentary rock in the southwest of the pit) was defined as containing above-average mercury grades. Due to its limited size, blending should be sufficient to minimize the impact of mercury from this area on concentrate quality. Organic carbon was recognized as a deleterious element affecting gold recovery and plant operating costs. Testwork indicates that applying a carbon depression scheme will mitigate the carbon impact, albeit with higher operating costs. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-7 1.11 Mineral Resource Estimation 1.11.1 Estimation Methodology The Peñasquito geological model is a holistic model consisting of a number of elements, including lithology, alteration, oxidation, and structure. Composites were created down each hole at 5 m fixed intervals. Grade caps were applied by domain and could vary. Depending on the domain, gold, silver, lead, zinc, copper, arsenic, iron, antimony sulfur and organic carbon grades could be capped. Capping and high yield restriction tools were used to constrain the extrapolation of high grades (outlier restriction) for most elements and domains. The density model was built by assigning values based on geological controls (zones, lithology and alteration) and oxidation-sulfides controls. Ordinary kriging (OK) was used to estimate potentially economic and deleterious variables, including gold, silver, lead, zinc, arsenic, copper, iron, sulfur, antimony, and organic carbon. Estimation ranges were variable by domain. Validation used Newmont-standard methods, including a combination of visual checks, swath plots, global statistical bias checks against input data, alternate estimation methods and reconciliation with historical mine/plant performance. The validation procedures indicated that the geology and resource models used are acceptable to support the mineral resource estimation. Mineral resources at Peñasquito are classified using criteria based primarily on drilling spacing and a minimum number of drill holes informing each estimated block. Mineral resources considered amenable to open pit mining methods are reported within a mine design. Commodity prices used in resource estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont’s internal specialists. The estimated timeframe used for the price forecasts is the nine-year LOM that supports the mineral reserve estimates. 1.11.2 Mineral Resource Statement Mineral resources are reported using the mineral resource definitions set out in SK1300 on a 100% basis. Newmont holds a 100% Project interest. The estimates are current as at December 31, 2023. The reference point for the estimates is in situ. Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Measured and indicated mineral resources are summarized in Table 1-1 and inferred mineral resources in Table 1-2. The Qualified Person for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.

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Table 1-1: Measured and Indicated Mineral Resource Statement

Resource Confidence Classification	Tonnes (kt)	Grade				Contained Metal			
		Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (koz)	Pb (Mlb)	Zn (Mlb)
Measured	37,400	0.26	24.48	0.28	0.69	300	29,400	200	600
Indicated	157,300	0.22	25.12	0.24	0.59	1,100	127,100	800	2,000
Total measured and indicated	***194,700***	***0.23***	***25.00***	***0.24***	***0.61***	***1,400***	***156,500***	***1,000***	***2,600***

Table 1-2: Inferred Mineral Resource Statement

Resource Confidence Classification	Tonnes (kt)	Grade				Contained Metal			
		Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (koz)	Pb (Mlb)	Zn (Mlb)
Inferred	22,800	0.2	25.4	0.2	0.6	100	18,700	100	300

Notes to accompany mineral resource tables:

1. Mineral resources are current as at December 31, 2023. Mineral resources are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral resources is in situ.
3. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
4. Mineral resources that are potentially amenable to open pit mining methods are constrained within a designed pit . Parameters used are included in Table 11-2
5. Tonnages are metric tonnes. Gold and silver ounces and lead and zinc pounds are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces and pounds are rounded to the nearest 100 million pounds.

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1.11.3 Factors That May Affect the Mineral Resource Estimate

Areas of uncertainty that may materially impact the mineral resource estimates include: changes to long-term commodity price assumptions; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to geological shape and continuity assumptions; changes to metallurgical recovery assumptions; changes to the operating cut-off assumptions for mill feed or stockpile feed; changes to the input assumptions used to derive the conceptual open pit outlines used to constrain the estimate; changes to drill hole spacing assumptions; changes to the cut-off grades used to constrain the estimates; variations in geotechnical, hydrogeological and mining assumptions; changes to governmental regulations; changes to environmental assessments; and changes to environmental, permitting and social license assumptions.

1.12 Mineral Reserve Estimation

1.12.1 Estimation Methodology

Measured and indicated mineral resources were converted to mineral reserves. Mineral reserves were estimated assuming open pit mining, and the use of conventional Owner-operated equipment. Mineral reserves include mineralization within the Peñasco and Chile Colorado open pits, and stockpiled material. All Inferred blocks are classified as waste in the cashflow analysis that supports mineral reserve estimation.

For mineral reserves, Newmont applies a time discount factor to the dollar value block model that is generated in the pit-limit analysis, to account for the fact that a pit will be mined over a period of years, and that the cost of waste stripping in the early years must bear the cost of the time value of money. Optimization work involved floating pit shells at a series of gold prices. The generated nested pit shells were evaluated using the mineral reserve metal prices of US$1,400/oz for gold, US$20/oz for silver, US$1.00/lb for lead, and US$1.20/lb for zinc and an 8% discount rate. The pit shells with the highest NPV were selected for detailed engineering design work. A realistic schedule, that includes consideration of available tailings capacity, was developed in order to determine the optimal pit shell for each deposit; schedule inputs include the minimum mining width, and vertical rate of advance, mining rate, and mining sequence.

The mine plan is based on a 37 Mt/a mill throughput. The schedule was developed at an NSR cut-off of US$14.02/t, incorporating processing costs, metallurgical recovery, incremental ore mining costs, process sustaining capital and TSF-related rehabilitation costs. The net revenue calculation assumes the same commodity prices as used in optimization. The assumed exchange rate for mineral reserves was 20.0 Mexican pesos per US$. Mineral reserves are reported above an NSR cut-off of US$14.02/t.

Pit designs are full crest and toe detailed designs with final ramps based on the selected optimum Whittle cones. Pit designs honor geotechnical guidelines.

Dilution and ore loss are included in the block model.

Stockpile estimates were based on mine dispatch data; the grade comes from closely-spaced blasthole sampling and tonnage sourced from truck factors. The stockpile volumes were typically updated based on monthly surveys. The average grade of the stockpiles was adjusted based on the material balance to and from the stockpile.

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Mineral reserves that will be mined using open pit mining methods are reported within a mine design. Commodity prices used in mineral reserve estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont's internal specialists. The estimated timeframe used for the price forecasts is the 9-year LOM that supports the mineral reserve estimates.

1.12.2 Mineral Reserve Statement

Mineral reserves have been classified using the mineral reserve definitions set out in SK1300 on a 100% basis. The estimates are current as at December 31, 2023. The reference point for the mineral reserve estimate is the point of delivery to the process facilities.

Mineral reserves are reported in Table 1-3.

The Qualified Person for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.

1.12.3 Factors That May Affect the Mineral Reserve Estimate

Areas of uncertainty that may materially impact the mineral reserve estimates include: changes to long-term metal price and exchange rate assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the pit designs applicable to the open pit mining methods used to constrain the estimates; changes to the forecast dilution and mining recovery assumptions; changes to the cut-off values applied to the estimates; variations in geotechnical (including seismicity), hydrogeological and mining method assumptions; changes to governmental regulations; changes to environmental assessments; and changes to environmental, permitting and social license assumptions.

1.13 Mining Methods

Open pit mining is conducted using conventional techniques and an Owner-operated conventional truck and shovel fleet. Currently, the Peñasco and Chile Colorado open pits are being mined.

The geotechnical model is based on information from geotechnical drilling and logging, laboratory test work, rock mass classification, structural analysis and stability modeling. Pit slope angles are based on inputs from third-party consultants and Newmont staff. As mining operations progress in the pit, additional geotechnical drilling and stability analysis will continue to be conducted to support optimization of the geotechnical parameters in the LOM designs.

A combination of Newmont staff and external consultants developed the pit water management program, completed surface water studies, and estimated the life- of-mine site water balance. Management of water inflows to date have been appropriate, and no significant hydrological issues that could impact mining operations have been encountered.

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Table 1-3: Mineral Reserves Statement

Reserve Confidence Classification	Tonnes (kt)	Grade				Contained Metal			
		Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (koz)	Pb (Mlb)	Zn (Mlb)
Proven	123,700	0.57	37.91	0.37	0.94	2,200	150,800	1,000	2,600
Probable	167,300	0.44	30.09	0.30	0.63	2,400	161,800	1,100	2,300
Total proven and probable	***291,000***	***0.50***	***33.42***	***0.33***	***0.77***	***4,600***	***312,600***	***2,100***	***4,900***

Notes to accompany mineral reserve tables:

1. Mineral reserves current as at December 31, 2023. Mineral reserves are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral reserves is the point of delivery to the process plant.
3. Mineral reserves are confined within open pit designs or in stockpiles. Parameters used are summarized in Table 12-1.
4. Tonnages are metric tonnes. Gold and silver ounces and lead and zinc pounds are estimates of metal contained in tonnages and do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces and pounds are rounded to the nearest 100 million pounds.

Date: February 2024 Page 1-11

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-12 The Peñasquito pit has three remaining stages (Phases 7 to 9), and will be excavated to a total depth of 780 m. The Chile Colorado pit has one remaining stage (Phase 2), and will reach 375 m ultimate depth. An ore stockpiling strategy is practiced. The remaining mine life is nine years, with the last year, 2032, being a partial year. The open pit operations progress at a nominal annual mining rate of 170 Mt/a until the end of 2024, subsequently decreasing to a nominal mining rate of 135 Mt/a until the end of 2027. The LOM plan assumes a nominal milling rate of 37 Mt/a until 2028. The LOM personal requirements for LOM mine operations including mine operation/maintenance and mine technical services is 1,201. 1.14 Recovery Methods The sulfide process plant design was based on a combination of metallurgical testwork, previous study designs, and previous operating experience. The design is conventional and has no novel parameters. The sulfide plant consists of the following units: coarse ore stockpile; grinding (semi-autogenous grind (SAG) and ball) mills circuit; augmented feed circuit (cone crusher, pebble crusher and high- pressure grind roll (HPGR)) and carbon, lead and zinc flotation circuits. Newmont currently uses power sourced from Saavi Energia (formerly Intergen) located in San Luis de la Paz, Guanajuato as its central power grid; however, the Peñasquito Operations are still using Mexican Electricity Federal Commission infrastructure to bring the electricity from Guanajuato to Mazapil. Water is sourced from several locations: the TSF, well fields, pit dewatering wells, and process operational recycle streams. Consumables used in the processing include collectors, depressants, frothers, activators, flocculants, and zinc dust. The process personnel required for the LOM plan total 673 persons, including plant operations and maintenance. 1.15 Project Infrastructure The key infrastructure to support the Peñasquito Operations mining activities envisaged in the LOM is in place. Personnel reside in an on-site accommodation complex. Stockpile classification is based on material types that require different treatment at the process plant. Classifications that determine stockpile routing to one of six major stockpiles are based on elements such as organic carbon content, NSR value, lead, and zinc grades. The approximately 640 Mt of waste rock remaining to be mined in the LOM plan will be stored in a series of five waste rock storage facilities (WRSFs). The remaining storage capacity in these facilities is about 780 Mt. All facilities are located with Newmont’s overall operating area. There is sufficient capacity in these WRSFs for LOM requirements. Tailings are deposited in a Tailings Storage Facility (TSF), termed Presa de Jales that is a paddock style facility with four perimeter containment structures, the north, south, east, and west dams. The TSF is currently constructed to an ultimate dam crest elevation of 1,875.2 masl; however, future plans for the TSF include raising to elevation 1,905.2 masl. With the planned expansion, there is sufficient tailings capacity for the current LOM plan. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-13 The water supply for the Peñasquito Operations is obtained from groundwater in the Cedros basin, from an area known as the Torres and Vergel well field. As much water as practicable is recycled. Newmont continues to monitor the local aquifers to ensure they remain sustainable. A network of monitoring wells was established to monitor water levels and water quality. Water management infrastructure for mine operations includes pit dewatering and mine surface water drainage infrastructure. The mine is operated as a zero-discharge system. Process water is not discharged to surface waters, nor are there direct discharges to surface waters. Power is currently supplied from the 182 MW power purchase agreement with Saavi Energia, delivered to the mine by the Mexican Federal Electricity Commission. The Federal Electricity Commission continues to provide backup power supply for both planned and unplanned shutdowns from the Saavi Energia power plant. 1.16 Environmental, Permitting and Social Considerations 1.16.1 Environmental Studies and Monitoring Baseline and supporting environmental studies were completed to assess both pre-existing and ongoing site environmental conditions, as well as to support decision-making processes during operations start-up. Characterization studies were completed that included the following: hydrogeology and groundwater quality; aquifer assessments; surface water quality and sediment; metals toxicity and acid mine drainage studies; air and climate; noise and vibration; vegetation; wildlife; conservation area management plan; biomass and carbon fixation studies; land use and resources; and socio-economics. Environmental monitoring is ongoing at the Project and will continue over the life of the operations. Key monitoring areas include air, water, noise, wildlife, forest resources and waste management. 1.16.2 Closure and Reclamation Considerations A closure and reclamation plan was prepared for the mine site and updated in accordance with applicable laws. The cost for this plan was calculated based on the standard reclamation cost estimator (SRCE) model which is based on the Nevada State regulations. The closure costs used in the economic analysis total US$0.8 B. A comprehensive study is ongoing to determine potential resettlement and the associated costs involved in resettling communities close to the mine. Any such plan is subject to approval from Newmont’s senior management and will impact future closure cost estimates. 1.16.3 Permitting All major permits and approvals are in place to support operations. Where permits have specific terms, renewal applications are made of the relevant regulatory authority as required, prior to the end of the permit term. Newmont monitors the regulatory regime in place at each of its operations and ensures that all permits are updated in line with any regulatory changes.

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1.16.4 Social Considerations, Plans, Negotiations and Agreements

Public consultation and community assistance and development programs are ongoing.

Newmont, Ejido Cedros and Ejido Mazapil have established trust funds for locally-managed infrastructure, education and health projects. Newmont provides annual funding for these trusts. The communities around the Peñasquito mine also benefit from a number of programs and services provided, or supported, by the mine.

1.17 Markets and Contracts

Newmont has established contracts and buyers for its lead and zinc concentrate, and has a corporate internal marketing group that monitors markets for its concentrate and negotiates contracts on behalf of the operations. Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume that for the LOM plan, that the lead and zinc concentrate will be saleable at the assumed commodity pricing.

Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-term price forecasts prepared by Newmont's corporate internal marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts.

Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice.

Newmont has multiple long-term contracts in place covering the majority of the lead and zinc concentrate production. The terms contained within the concentrate sales contracts are typical and consistent with standard industry practice for lead and zinc concentrates with high gold and silver contents.

The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support services. Contracts are negotiated and renewed as needed. Contract terms are typical of similar contracts in Mexico that Newmont is familiar with.

1.18 Capital Cost Estimates

Capital cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

Capital costs are based on recent prices or operating data. Capital costs include funding for infrastructure, pit dewatering, development drilling, and permitting as well as miscellaneous expenditures required to maintain production. Mobile equipment re-build/replacement schedules and fixed asset replacement and refurbishment schedules are included. Sustaining capital costs reflect current price trends.

The overall capital cost estimate for the LOM is US$0.8 B, as summarized in Table 1-4.

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Table 1-4: Capital Cost Estimate

Area	Unit	Value
Mining	US$ B	0.3
Process	US$ B	0.4
Site general and administrative	US$ B	0.1
Total	***US$ B***	***0.8***

Note: Numbers have been rounded; totals may not sum due to rounding.

1.19 Operating Cost Estimates

Operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

Operating costs are based on actual costs seen during operations and are projected through the LOM plan. Historical costs are used as the basis for operating cost forecasts for supplies and services unless there are new contract terms for these items. Labor and energy costs are based on budgeted rates applied to headcounts and energy consumption estimates.

Operating (mining, processing and G&A) costs for the LOM are estimated at US$6.1B, as summarized in Table 1-5. The estimated LOM mining cost is US$2.73/t mined. Base processing costs are estimated at US$9.26/t milled. In addition, G&A costs are estimated at US$3.07/t milled.

1.20 Economic Analysis

1.20.1 Economic Analysis

The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cash flows based on scheduled ore production, assumed processing recoveries, metal sale prices and MX$/US$ exchange rate, projected operating and capital costs and estimated taxes.

The financial analysis is based on an after-tax discount rate of 8%. All costs and prices are in unescalated "real" dollars. The currency used to document the cash flow is US$.

All costs are based on the 2024 budget. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts.

The Peñasquito Operations are subject to a federal tax of 30%, and mining tax of 7.5%.

The economic analysis assumes constant prices with no inflationary adjustments.

The $NPV_{8\%}$ is US$1.12 B. As the cashflows are based on existing operations where all costs are considered sunk to January 1, 2024, considerations of payback and internal rate of return are not relevant.

A summary of the financial results is provided in Table 1-6. In this table, EBITDA = earnings before interest, taxes, depreciation and amortization. The active mining and processing operations cease in 2032; however, closure costs are estimated to 2073.

Date: February 2024 Page 1-15

Peñasquito Operations
Mexico
Technical Report Summary

Table 1-5: Operating Cost Estimate

Area	Unit	Value
Mining	US$ B	2.5
Process	US$ B	2 .7
General and administrative	US$ B	0.9
Total	***US$ B***	***6.1***

Note: Numbers have been rounded; totals may not sum due to rounding.

Table 1-6: Cashflow Summary Table

Item	Unit	Value
Metal Prices		
Gold	US$/oz	1,400
Silver	US$/oz	20
Lead	US$/lb	1.00
Zinc	US$/lb	1.20
Mined Ore		
Tonnage	Mt	291
Gold grade	g/t	0.50
Silver grade	g/t	33.39
Lead grade	%	0.33
Zinc grade	%	0.76
Gold ounces	Moz	4.6
Silver ounces	Moz	313
Lead pounds	Blb	2.1
Zinc pounds	Blb	4.9
Capital costs	US$B	1.1
Costs applicable to sales	US$B	7.5
Discount rate	%	8
Exchange rate	United States dollar:Mexican peso (USD:MXN)	20.0
Free cash flow	***US$B***	***1.1***
Net present value	***US$B***	***1.1***

Date: February 2024 Page 1-16

Peñasquito Operations
Mexico
Technical Report Summary

Table 1-6 contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 1-6 uses the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, a silver commodity price of US$20/oz, a lead commodity price of US$1.00/lb and a zinc commodity price of US$1.20/lb, prices which vary significantly from current gold, silver, lead and zinc prices, and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

1.20.2 Sensitivity Analysis

The sensitivity of the Project to changes in metal prices, exchange rate, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values.

The Project is most sensitive to metal price changes, less sensitive to changes in operating costs, and least sensitive to changes in capital costs. The sensitivity to grade mirrors the sensitivity performed for the commodity prices.

1.21 Risks and Opportunities

Factors that may affect the mineral resource and mineral reserve estimates are summarized in Chapter 1.11.3 and Chapter 1.12.3.

1.21.1 Risks

The risks associated with the Peñasquito Operations are generally those expected with open pit mining operations and include the accuracy of the resource model, unexpected geological features that cause geotechnical issues, and/or operational impacts.

Other risks noted include:

- Commodity price increases for key consumables such as diesel, electricity, tires and chemicals would negatively impact the stated mineral reserves and mineral resources;
- Labor cost increases or productivity decreases could also impact the stated mineral reserves and mineral resources, or impact the economic analysis that supports the mineral reserves;
- Geotechnical and hydrological assumptions used in mine planning are based on historical performance, and to date historical performance has been a reasonable predictor of current conditions. Any changes to the geotechnical and hydrological assumptions could affect mine planning, affect capital cost estimates if any major rehabilitation is required due to a geotechnical or hydrological event, affect operating costs due to mitigation measures that may need to be imposed, and impact the economic analysis that supports the mineral reserve estimates;

Date: February 2024 Page 1-17

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-18 • The mineral resource estimates are sensitive to metal prices. Lower metal prices require revisions to the mineral resource estimates; • Risk to assumed process recoveries if the organic carbon present cannot be successfully mitigated during processing; • While there is sufficient space within the TSF for the planned LOM operations, if mineral resources are converted to mineral reserves, additional storage capacity will be required. Any expansion of the TSF is likely to require community relocation; • There are communities that are within the zone of influence of the TSF that can potentially be affected by control failures at the TSF. Newmont continues to study relocation options for these communities, but there is a risk that impacted stakeholders are not amenable to relocation; • While water supplies are well understood for the LOM operations, supplementary water studies would be required if additional mineral reserves are added to the LOM plan in the future; • Climate changes could impact operating costs and ability to operate; • Assumptions that the long-term reclamation and mitigation of the Peñasquito Operations can be appropriately managed within the estimated closure timeframes and closure cost estimates; • Political risk from challenges to: o Mining licenses; o Environmental permits; o Newmont’s right to operate; • Changes to assumptions as to governmental tax or royalty rates, such as taxation rate increases or new taxation or royalty imposts. Mexico’s current president introduced a package of reforms in early February 2024. One of the proposed reforms was a ban on the granting of open pit mining concessions and banning activities related to the exploration, exploitation, benefit or use of minerals or metals using open pit mining methods. A second reform seeks to prohibit the granting of water concessions in areas of low water availability, and give preference to personal and domestic consumption. 1.21.2 Opportunities Opportunities for the Peñasquito Operations include moving the stated mineral resources into mineral reserves through additional drilling and study work. The mineral reserves and mineral resources are based on conservative price estimates for gold, silver, lead, and zinc so upside exists, either in terms of the potential to estimate additional mineral reserves and mineral resources or improved economics should the price used for these metals be increased. Opportunities include: • Conversion of some or all of the measured and indicated mineral resources currently reported exclusive of mineral reserves to mineral reserves, with appropriate supporting studies; Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 1-19 • Upgrade of some or all of the inferred mineral resources to higher-confidence categories, such that better-confidence material could be used in mineral reserve estimation; • Higher metal prices than forecast could present upside sales opportunities and potentially an increase in predicted Project economics; • Newmont holds a significant ground package around the Peñasquito Operations that retains exploration potential. 1.22 Conclusions Under the assumptions presented in this Report, the Peñasquito Operations have a positive cash flow, and mineral reserve estimates can be supported. 1.23 Recommendations As the Peñasquito Operations are an operating mine, the QP has no material recommendations to make.

Peñasquito Operations
Mexico
Technical Report Summary

2.0 INTRODUCTION

2.1 Introduction

This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Peñasquito Operations (Peñasquito Operations or the Project) located in Zacatecas State, Mexico. The location of the operations is shown in Figure 2-1.

The operating entity is an indirectly wholly-owned Newmont subsidiary, Minera Peñasquito S.A. de C.V. (Minera Peñasquito).

Open pit mining commenced in 2007.

2.2 Terms of Reference

2.2.1 Report Purpose

The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Peñasquito Operations in Newmont's Form 10-K for the year ending December 31, 2023.

2.2.2 Terms of Reference

Mineral resources and mineral reserves are reported for the Peñasco and Chile Colorado deposits. Mineral reserves are also estimated for material in stockpiles.

Mineral resources and mineral reserves are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300.

All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text. The Mexican currency is the Mexican peso (MX$).

Unless otherwise indicated, all financial values are reported in US$ including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions.

The Report uses US English.

2.3 Qualified Persons

This Report was prepared by the following Newmont Qualified Person (QP):

- Mr. Donald Doe, RM SME, Group Executive Reserves, Newmont.

Mr. Doe is responsible for all Report Chapters.

Date: February 2024 Page 2-1

Peñasquito Operations
Mexico
Technical Report Summary

Figure 2-1: Project Location Plan


Mexico
Coahuila de Zaragoza
Peñasquito Mine
Nuevo León
Rio Grande
Sombrerete
ZACATECAS
Fresnillo
Zacatecas
San Luis Potosí
Tamaulipas
Sinaloa
Nayarit
Aguascalientes
Jalisco
Kilometers
Peñasquito Mine
Zacatecas, Mexico

Date: February 2024 Page 2-2

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 2-3 2.4 Site Visits and Scope of Personal Inspection Mr. Doe visited the Peñasquito Operations most recently from October 25–29, 2021. During this site visit, he inspected the operating open pits, visited the core shed, and viewed the general locations planned for the additional laybacks in the mine plan. Mr. Doe also viewed the process plant and associated general site infrastructure, including the current tailings storage facility (TSF) operations. While on site, he discussed aspects of the operation with site-based staff. These discussions included the overall approach to the mine plan, anticipated mining conditions, selection of the production target and potential options for improvement, as well as reconciliation study results. Other areas of discussion included plant operation and recovery forecasts. Mr. Doe reviewed capital and operating forecasts with site staff. Mr. Doe also reviewed Newmont’s processes and the internal controls on those processes at the mine site with operational staff on the workflow for determining mineral resource and mineral reserve estimates, mineral process performance, production forecasts, mining costs, and waste management. 2.5 Report Date Information in this Report is current as at December 31, 2023. 2.6 Information Sources and References The reports and documents listed in Chapter 24 and Chapter 25 of this Report were used to support Report preparation. Subject matter experts have provided information to Mr. Doe in their areas of expertise. 2.7 Previous Technical Report Summaries Newmont prepared a technical report summary on the Project in 2021: • Doe, D., 2021: Peñasquito Operations, Mexico, Technical Report Summary: report prepared for Newmont Corporation, current as at December 31, 2021. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 3-1 3.0 PROPERTY DESCRIPTION 3.1 Introduction The Peñasquito Operations are situated in the western half of the Concepción Del Oro district in the northeast corner of Zacatecas State, Mexico, approximately 200 km northeast of the city of Zacatecas. Project centroid co-ordinates are approximately 24°45’N latitude/101° 30’W longitude. The Peñasquito pit is located at approximately 24.645268 N latitude, -101.655332 W latitude. The Chile Colorado pit is located at 24.659521 N latitude and -101.636357W longitude. 3.2 Property and Title in Mexico 3.2.1 Mineral Title In Mexico, mining concessions are granted by the Economy Ministry and are considered to be exploitation concessions with a 50-year term. Valid mining concessions can be renewed for an additional 50-year term as long as the mine is active, and the applicant has abided by all appropriate regulations and makes the application within five years prior to the expiration date. All concessions must be surveyed by a licensed surveyor. Mining concessions have an annual minimum investment that must be met, an annual mining rights fee to be paid to keep the concessions effective, and compliance with environmental laws. Minimum expenditures, pursuant to Mexican regulations, may be substituted for sales of minerals from the mine for an equivalent amount. 3.2.2 Surface Rights Surface rights in Mexico are commonly owned either by communities (ejidos) or by private owners. The Mexican Mining Law includes provisions to facilitate purchasing land required for mining activities, installations and development. 3.2.3 Water Rights The National Water Law and associated regulations control all water use in Mexico. The Comisión Nacional del Agua (CNA) is the responsible agency. Applications are submitted to this agency indicating the annual water needs for the mine operation and the source of water to be used. The CNA grants water concessions based on water availability in the source area.

Peñasquito Operations
Mexico
Technical Report Summary

3.3 Project Ownership

The Project is indirectly 100% held by Newmont.

Newmont uses an indirectly 100% owned subsidiary, Minera Peñasquito SA de C.V. (Minera Peñasquito), as the operating entity for the mining operations.

3.4 Mineral Tenure

Newmont currently holds 80 mining concessions (approximately 89,309 ha). Claims are summarized in Table 3-1, and the claim locations are shown in Figure 3-1.

As per Mexican requirements for grant of tenure, the concessions comprising the Project were surveyed by a licensed surveyor. Duty payments for the concessions have been made as required.

The mining operations are within the Las Peñas, Alfa, La Peña, Beta and El Peñasquito concessions.

3.5 Surface Rights

Newmont has entered into agreements with a number of ejidos in relation to surface rights, either for mining or exploration activities, as summarized in Table 3-2.

Under current agreements with the ejidos, payments are made to the ejidos on an annual basis, in addition to certain upfront payments that have already been made. All temporary occupancy (such as land use) agreements are filed with the Public Agrarian Registry and the Public Mining Registry.

Surface rights in the vicinity of the Chile Colorado and Peñasco open pits are held by the Ejido Cedros, Ejido Mazapil, and Ejido Cerro Gordo (Figure 3-2).

Newmont entered into easement agreements with individual parcel owners for the construction and maintenance of the La Pardita–Cedros Highway, as well as easement agreements in relation to the construction and maintenance of the El Salero–Peñasquito powerline.

All required power line and road easements have been granted.

3.6 Water Rights

Hydrogeological studies were completed and indicate that the aquifers in the Cedros Basin (the groundwater basin that hosts the Project) have sufficient available water to provide 40 Mm³ per year. The operations have received permits to pump up to 35 Mm³ of this water per year.

Date: February 2024 Page 3-2

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Mexico
Technical Report Summary

Table 3-1: Mineral Tenure Table

No.	Name	File	Title	Validity		Surface	Owner	Grouping	Municipality	State
				From	To					
1	Ampl. A El Cobrizo	007/08625	169240	27/10/1981	26/10/2031	28.6871	MP	El Peñasquito	Mazapil	Zac.
2	La Negra	007/00864	170048	15/03/1982	14/03/2032	31.6127	MP	El Peñasquito	Mazapil	Zac.
3	La Santa Cruz	007/00930	170049	15/03/1982	14/03/2032	13.5196	MP	El Peñasquito	Mazapil	Zac.
4	Las Tres Estrellas	007/01469	170050	15/03/1982	14/03/2032	8.2248	MP	El Peñasquito	Mazapil	Zac.
5	San Vicente	321.43/917	170560	13/05/1982	12/05/2032	2.0000	MP	El Peñasquito	Mazapil	Zac.
6	La Cruz	321.42/918	170678	11/06/1982	10/06/2032	2.9772	MP	El Peñasquito	Mazapil	Zac.
7	El Encino	321.42/914	170997	05/08/1982	04/05/2032	13.3792	MP	El Peñasquito	Mazapil	Zac.
8	Santa Ana y Santa Rita	321.43/1006	172662	28/06/1984	27/06/2034	2.0000	MP	El Peñasquito	Mazapil	Zac.
9	La Favorita	007/08420	172859	29/06/1984	28/06/2034	21.1612	MP	El Peñasquito	Mazapil	Zac.
10	San José	321.43/1067	176503	12/12/1985	11/12/2035	1.0000	MP	El Peñasquito	Mazapil	Zac.
11	El Cobrizo	321.43/1031	181411	18/09/1987	17/09/2037	1.0000	MP	El Peñasquito	Mazapil	Zac.
12	Morena	321.1/7-150	187089	30/05/1990	29/05/2040	79.2102	MP	El Peñasquito	Mazapil	Zac.
13	Rosa María	321.1/7-153	188193	22/11/1990	21/11/2040	34.8928	MP	El Peñasquito	Mazapil	Zac.
14	Macocozac	321.43/1185	188619	29/11/1990	28/11/2040	5.0000	MP	El Peñasquito	Mazapil	Zac.
15	El Coyote	321.1/7-152	190779	29/04/1991	28/04/2041	15.0000	MP	El Peñasquito	Mazapil	Zac.
16	El Cármen	321.1/7-151	191793	19/12/1991	18/12/2041	71.2921	MP	El Peñasquito	Mazapil	Zac.
17	La Peña	7/1.3/547	203264	28/06/1996	27/06/2046	58.0000	MP	El Peñasquito	Mazapil	Zac.
18	El Rayo	321.43/1002	204131	18/12/1996	30/05/2036	2.0000	MP	El Peñasquito	Mazapil	Zac.
19	Beta	8/1.3/01137	211970	18/08/2000	17/08/2050	2,054.7609	MP	El Peñasquito	Mazapil	Zac.
20	Las Peñas	8/1.3/00983	212290	29/09/2000	28/09/2050	40.0000	MP	El Peñasquito	Mazapil	Zac.
21	Santa María	8/1.3/00999	214769	29/11/2001	28/11/2051	3.8534	MP	El Peñasquito	Mazapil	Zac.
22	Paraiso	093/24846	215437	19/02/2002	18/02/2052	96.6747	MP	El Peñasquito	Mazapil	Zac.
23	Paraiso	093/24845	215457	22/02/2002	21/02/2052	95.0000	MP	El Peñasquito	Mazapil	Zac.

Date: February 2024 Page 3-3

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Mexico
Technical Report Summary

No.	Name	File	Title	Validity		Surface	Owner	Grouping	Municipality	State
				From	To					
24	Paraiso	093/24847	215458	22/02/2002	21/02/2052	75.9503	MP	El Peñasquito	Mazapil	Zac.
25	Paraiso	093/25816	215468	22/02/2002	21/02/2052	93.0070	MP	El Peñasquito	Mazapil	Zac.
26	Mazapil 4	007/13859	215503	22/02/2002	21/02/2052	4,355.0995	MP	El Peñasquito	Mazapil	Zac.
27	C. del Oro 2	8/1.3/01377	216928	05/06/2002	04/06/2052	1,947.4862	MP	S/Agrupamto	Mazapil	Zac.
28	Mazapil 3 Frac. I	007/13852	217001	14/06/2002	13/06/2052	1,950.7022	MP	El Peñasquito	Mazapil	Zac.
29	Mazapil 3 Frac. II	007/13852	217002	14/06/2002	13/06/2052	1,161.9722	MP	El Peñasquito	Mazapil	Zac.
30	Paraiso	093/25701	217178	02/07/2002	01/07/2052	26.8420	MP	El Peñasquito	Mazapil	Zac.
31	Paraiso Frac. 1	093/25701	217179	02/07/2002	01/07/2052	12.0844	MP	El Peñasquito	Mazapil	Zac.
32	Paraiso Frac. 2	093/25701	217180	02/07/2002	01/07/2052	2.8463	MP	El Peñasquito	Mazapil	Zac.
33	La Blanca	093/25822	217577	31/07/2002	30/07/2052	8.6982	MP	El Peñasquito	Mazapil	Zac.
34	Mazapil	8/1.3/01280	218409	05/11/2002	04/11/2052	1,476.0000	MP	El Peñasquito	Mazapil	Zac.
35	Mazapil 2	8/1.3/01281	218420	05/11/2002	04/11/2052	2,396.6794	MP	El Peñasquito	Mazapil	Zac.
36	Los Lobos	093/26372	219628	26/03/2003	25/03/2053	9,521.8608	MP	El Peñasquito	Mazapil	Zac.
37	Cerro del Oro 3	093/26713	220279	03/07/2003	02/07/2053	104.6815	MP	S/Agrupamto	Mazapil	Zac.
38	Mazapil 8 Frac. 1	093/26735	220732	30/09/2003	29/09/2053	77.0000	MP	El Peñasquito	Mazapil	Zac.
39	Mazapil 8 Frac. 2	093/26735	220733	30/09/2003	29/09/2053	235.4514	MP	El Peñasquito	Mazapil	Zac.
40	Mazapil 5	8/1/01527	220915	28/10/2003	27/10/2053	50.0000	MP	El Peñasquito	Mazapil	Zac.
41	Mazapil 6	8/1/01528	220916	28/10/2003	27/10/2053	36.0000	MP	El Peñasquito	Mazapil	Zac.
42	Alondra 2	093/26758	221416	04/02/2004	03/02/2054	142.9449	MP	El Peñasquito	Mazapil	Zac.
43	Alondra 2 Frac. 1	093/26758	221417	04/02/2004	03/02/2054	207.9101	MP	El Peñasquito	Mazapil	Zac.
44	Mazapil 9 Frac. 1	093/26783	221418	04/02/2004	03/02/2054	25.8394	MP	El Peñasquito	Mazapil	Zac.
45	Mazapil 9 Frac. 2	093/26783	221419	04/02/2004	03/02/2054	123.0907	MP	El Peñasquito	Mazapil	Zac.
46	Mazapil 7 Frac. 1	093/26734	221832	02/04/2004	01/04/2054	66.9372	MP	El Peñasquito	Mazapil	Zac.
47	Mazapil 7 Frac. 2	093/26734	221833	02/04/2004	01/04/2054	224.0083	MP	El Peñasquito	Mazapil	Zac.
48	Alondra 1	093/26757	221835	02/04/2004	01/04/2054	238.0724	MP	El Peñasquito	Mazapil	Zac.

Date: February 2024 Page 3-4

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Mexico
Technical Report Summary

No.	Name	File	Title	Validity		Surface	Owner	Grouping	Municipality	State
				From	To					
49	Alondra 1 Frac. 1	093/26757	221836	02/04/2004	01/04/2054	0.8926	MP	El Peñasquito	Mazapil	Zac.
50	Santa Olaya Frac. I	093/26868	222749	27/08/2004	26/08/2054	130.3070	MP	S/Agrupamto	Mazapil	Zac.
51	Santa Olaya Frac. II	093/26868	222750	27/08/2004	26/08/2054	512.6659	MP	S/Agrupamto	Mazapil	Zac.
52	Mazapil 10	93/26975	223327	02/12/2004	01/12/2054	1,073.5553	MP	El Peñasquito	Mazapil	Zac.
53	Puerto Rico	2/1/02480	223765	15/02/2005	14/02/2055	3,455.0456	MP	El Peñasquito	El Salvador	Zac.
54	El Sol 2 Frac. 1	093/27462	225754	21/10/2005	20/10/2055	309.0000	MP	El Peñasquito	Mazapil	Zac.
55	El Sol 2 Frac. 2	093/27462	225755	21/10/2005	20/10/2055	1,077.7681	MP	El Peñasquito	Mazapil	Zac.
56	Arco Iris	093/27390	226580	27/01/2006	26/01/2056	2,153.8181	MP	El Peñasquito	El Salvador	Zac.
57	Mazapil 11 Frac. 1	093/27461	226582	27/01/2006	26/01/2056	1,974.4668	MP	El Peñasquito	Mazapil	Zac.
58	Mazapil 11 Frac. 2	093/27461	226583	27/01/2006	26/01/2056	4,535.8175	MP	El Peñasquito	Mazapil	Zac.
59	Mazapil 11 Frac. 3	093/27461	226584	27/01/2006	26/01/2056	25.0000	MP	El Peñasquito	Mazapil	Zac.
60	Segunda Reduc. Concha	8/4/00059	228418	07/11/2000	06/11/2050	23,115.7895	MP	El Peñasquito	Mazapil	Zac.
61	Alfa	8/4/00072	228841	11/10/1995	10/10/2045	1,100.0000	MP	El Peñasquito	Mazapil	Zac.
62	La Pinta 06	093/28057	229764	13/06/2007	12/06/2057	7,875.2374	MP	El Peñasquito	Mazapil	Zac.
63	Mazapil 12	093/28109	231847	07/05/2008	06/05/2058	2.1039	MP	El Peñasquito	Mazapil	Zac.
64	El Chava	093/28246	231848	07/05/2008	06/05/2058	200.0000	MP	El Chava	El Salvador	Zac.
65	Zuloaga 3	007/16865	233448	25/02/2009	24/02/2059	546.0000	MP	Zuloaga 3	Parras	Coah.
66	Mazapil 13	093/28842	234494	03/07/2009	02/07/2059	70.1347	MP	El Peñasquito	Mazapil	Zac.
67	El Chava Tres	007/16874	235682	16/02/2010	15/02/2060	21.9392	MP	El Chava	Galeana	N. L.
68	Mazapil 15	093/29023	236117	11/05/2010	10/05/2060	53.4582	MP	Zuloaga 3	Melchor Ocampo	Zac.
69	Mazapil 14	093/29300	236118	11/05/2010	10/05/2060	17.4010	MP	Zuloaga 3	Melchor Ocampo	Zac.
70	Mazapil 16	093/29341	236464	02/07/2010	01/07/2060	76.4234	MP	Zuloaga 3	Melchor Ocampo	Zac.
71	Martha	9/6/00115	236745	29/11/1952	25/08/2060	12.1655	MP	El Peñasquito	Mazapil	Zac.
72	El Peñasquito	9/6/00116	236746	12/06/1961	25/08/2060	2.0000	MP	El Peñasquito	Mazapil	Zac.
73	Calvo	067/21535	238198	12/08/2011	11/08/2061	5,830.4992	MP	Tajo	Santo Domingo	S.L.P.

Date: February 2024 Page 3-5

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Mexico
Technical Report Summary

No.	Name	File	Title	Validity		Surface	Owner	Grouping	Municipality	State
				From	To					
74	El Cardito Dos	093/32267	238754	25/10/2011	24/10/2061	9.0000	MP	El Peñasquito	Mazapil	Zac.
75	Mazapil 20	093/32476	240688	19/06/2012	18/06/2062	2.9428	MP	Zuloaga 3	Mazapil	Zac.
76	El Sol Reduc	93/27287	242968	16/03/2005	15/03/2055	709.7707	MP	El Peñasquito	Mazapil	Zac.
77	El Cardito Reduc.	2/1/02439	244029	18/01/2005	17/01/2055	5,038.0682	MP	El Peñasquito	Mazapil	Zac.
78	El Sol 2 Frac. 3 Reduc	8/002-00215	244812	21/10/2005	20/10/2055	1,288.8169	MP	El Peñasquito	Mazapil	Zac.
79	Reduccion La Brígida	1/002-00194	244752	05/11/2002	04/11/2052	727.0000	MP	La Brigida	Urique y Batopilas	Chih.
80	Reduccion Araceli 2	1/002-00195	244753	04/02/2003	03/02/2053	120.0000	MP	La Brigida	Urique y Batopilas	Chih.
Total Area						***89,309.4978***				

Note: MP = Minera Peñasquito. Frac. = fraccione or fraction. Zac. = Zacatecas.

Date: February 2024 Page 3-6

Peñasquito Operations
Mexico
Technical Report Summary

Figure 3-1: Mineral Tenure Location Plan


Newmont
PEÑASQUITO
Claims - Peñasquito Mine
Melchor Ocampo
Cedros
Peñasquito
Mazapil
Concepción del Oro
El Salvador
Monterrey
Guadalajara
Mexico City
Legend
Newmont Claims
Peñasquito Pit
Highway
Road Paved
Road Unpaved
Railway
Coordinate System: NAD 1927 UTM Zone 14N
Projection: Transverse Mercator
Datum: North American 1927
Kilometers
10 5 0 10
1:325,000
Date: 28/01/2022

Note: Figure prepared by Newmont, 2023.

Date: February 2024 Page 3-7

Peñasquito Operations
Mexico
Technical Report Summary

Table 3-2: Surface Rights Agreements

Ejido	Agreement Date	Term	Area Covered by Agreement (ha)
Cedros	June 26, 2008	30 years	1,256.50
	March 16, 2006	30 years	4,523.58
	August 15, 2020	5 years	8,028.25
	August 15, 2020	30 years	1,888.94
Mazapil	July 17, 2006	30 years	280.80
	August 22, 2006	30 years	1,500
	November 25, 2018	30 years	6,706
N.C.P.A.G. El Vergel	August 21, 2013	29 years from January 1, 2014 to December 31, 2043	160.10
	June 29, 2015	30 years	25.00
	June 29, 2015	30 years	25.00
	June 29, 2015	30 years	450.00
	August 21, 2013	29 years from January 1, 2014 to December 31, 2043	900.15
Cerro Gordo	September 28, 2005	30 years	599.28
General Enrique Estrada	November 19, 2014	29 years	128.32
	November 19, 2014	29 years	5.35
Tecolotes	October 30, 2014	29 years	4.53
	October 30, 2014	29 years	146.21
	October 30, 2014	10 years	28.17
El Rodeo	December 3, 2013	31 years	129.46
	December 6, 2014	29 years	150.71
	December 6, 2014	29 years	6.94
Matamoros	February 1, 2014	30 years	134.13
San Antonio del Portezuelo	November 22, 2019	30 years	2
			27,079.42

Date: February 2024 Page 3-8

Peñasquito Operations
Mexico
Technical Report Summary

Figure 3-2: District Surface Rights Map


Newmont
MEXICO
EJIDO EL RODEO
EJIDO EL VERGEL
EJIDO EL JAGUEY
EJIDO NOVILLOS
EJIDO LAS CRUCITAS
EJIDO GENERAL ENRIQUE ESTRADA
EJIDO CEDROS
EJIDO CERRO GORDO
EJIDO MAZAPIL 2
EJIDO MAZAPIL 1
EJIDO CONCEPCION DEL ORO
EJIDO TECOLOTES
EJIDO SAN ANTONIO DEL PORTEZUELO
EJIDO ARROYO SECO
EJIDO SABANA GRANDE
EJIDO CUITLAHUAC
EJIDO ANAHUAC
EJIDO EL ROSARIO

Note: Figure prepared by Newmont, 2024.

Date: February 2024 Page 3-9

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 3-10 Based on completed applications, a 4.6 Mm3 concession was obtained in August 2006 and an additional water concession of 9.1 Mm3 per year was received in early 2008. A concession title to pump 4.837 Mm3 was received in November 2008. A concession title to pump an additional 0.450 Mm3 was obtained in April 2009, and an additional 16.87 Mm3 concession title was obtained in July 2009. Additional information on the Project water supply is included in Chapter 15.6. 3.7 Property Agreements On July 24, 2007, Goldcorp and Wheaton Precious Metals (Wheaton) entered into a transaction where Wheaton acquired 25% of the silver produced over the life-of mine (LOM) from the Peñasquito Operations for an upfront cash payment of US$485 million. Under this transaction, Wheaton pays Newmont a per-ounce cash payment of the lesser of US$3.90 and the prevailing market price (subject to an inflationary adjustment that commenced in 2011), for silver delivered under the contract. 3.8 Royalties A 2% net smelter return (NSR) royalty is payable to Royal Gold on production from the Chile Colorado and Peñasco deposits. The Mexican Government levies a 7.5% mining royalty that is imposed on earnings before interest, taxes, depreciation, and amortization. There is also a 0.5% environmental erosion fee payable on precious based on gross revenues. 3.9 Encumbrances There are no known encumbrances. 3.10 Permitting Permitting and permitting conditions are discussed in Chapter 17.4 of this Report. There are no relevant permitting timelines that apply; the operations as envisaged in the LOM plan are either fully permitted, or the processes to obtain permits are well understood and similar permits have been granted to the operations in the past, such as tailings storage facility (TSF) raises. There are no current material violations or fines as understood in the United States mining regulatory context that apply to the Peñasquito Operations. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 3-11 3.11 Significant Factors and Risks That May Affect Access, Title or Work Programs To the extent known to the QP, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 4-1 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 4.1 Physiography The Project is situated in a wide valley bounded to the north by the Sierra El Mascaron and the south by the Sierra Las Bocas. The prevailing elevation is approximately 1,900 m above sea level. The terrain is generally flat, with some rolling hills. Vegetation is principally scrub, with cactus and coarse grasses. With the exception of one small outcrop, the Project area is covered by up to 30 m of alluvium. 4.2 Accessibility There are two access routes to the operations: • The first is via a turnoff from Highway 54 onto the State La Pardita road, then onto the Mazapil to Cedros State road. The mine entrance is approximately 10 km after turning northeast onto the Cedros access road; • The second access is via the Salaverna by-pass road from Highway 54 approximately 25 km south of Concepcion Del Oro. The Salaverna by-pass is a purpose-built gravel road that eliminates steep switchback sections of cobblestone road just west of Concepción Del Oro and passes the town of Mazapil. From Mazapil, this is a well-maintained 12 km gravel road that accesses the mine main gate. Within the operations area, access is primarily by gravel roads, and foot trails and tracks. The closest rail link is 100 km to the west. There is a private airport on site and commercial airports in the cities of Saltillo, Zacatecas and Monterrey. Travel from Monterrey/Saltillo is approximately 260 km, about three hours to site. Travel from Zacatecas is approximately 275 km, about 3.5 hours to site. 4.3 Climate Temperatures range between 30º C and 20º C in the summer and 15º C to 0º C in the winter. The climate is generally dry with precipitation being limited for the most part to a rainy season in the months of June and July. Annual precipitation for the area is approximately 700 mm, most of which falls in the rainy season. The Project area is affected by tropical storms and hurricanes that result in short-term, high-precipitation events. Mining operations are conducted year-round. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 4-2 4.4 Local Resources and Infrastructure A skilled labor force is available in the region and surrounding mining areas of Mexico. Fuel and supplies are sourced from nearby regional centers such as Monterrey, Monclova, Saltillo and Zacatecas. Imports from the United States are sourced via Laredo. The Peñasquito Operations currently have all infrastructure in place to support mining and processing activities (see also discussions in Chapter 13, Chapter 14, and Chapter 15 of this Report). These Report chapters also discuss water sources, electricity, personnel, and supplies.

Peñasquito Operations
Mexico
Technical Report Summary
Newmont

5.0 HISTORY

5.1 Exploration History

A summary of the exploration and development history of the Peñasquito Operations is provided in Table 5-1.

Date: February 2024 Page 5-1

Peñasquito Operations
Mexico
Technical Report Summary
Newmont

Table 5-1: Exploration History

Year	Operator	Work Undertaken
1950s	Minera Peñoles	Excavation of a 61 m shaft with a crosscut to the old workings and completion of two drill holes.
1994–1998	Minera Kennecott SA de CV (Kennecott)	Discovery of two large mineralized diatreme breccia bodies, the Outcrop (Peñasco) and Azul Breccias. Geochemical surveys. Gravity, CSAMT, reconnaissance IP, scaler IP, airborne radiometrics and magnetics and ground magnetics surveys. 250 RAB drill holes (9,314 m). 72 RC and core drill holes (2 ,209 m): 23 drill holes were drilled in the Peñasco Outcrop Breccia zone, 15 drill holes at Brecha Azul, 13 drill holes at Chile Colorado, and other drill holes scattered outside these zones.
1998	Western Copper Holdings Ltd. (Western Copper)	Acquired Project from Kennecott. 9 core holes (3,185 m). 13.4 line km of Tensor CSAMT geophysical survey
2000	Minera Hochschild S.A (Hochschild)	14 core holes (4,601 m); 11 at Chile Colorado.
2000–2003	Western Copper	149 core and RC drill holes (45,916.5 m), and completion of a scoping study.
2003–2006	Western Silver Corporation (Western Silver)	Corporate name change from Western Copper to Western Silver. 480 core drill holes, including 13 metallurgical drill holes. Scoping, pre-feasibility and feasibility studies completed. Glamis Gold Ltd. (Glamis Gold) acquired Western Silver in May 2006; Glamis Gold was acquired by Goldcorp Inc. (Goldcorp) in November 2006.
2012	CIVIS Inc on behalf of Goldcorp	Topography surface flown on May 25, 2012; flight over the open pit area covered 16 km^2 and had a resolution of 10 cm
2006–2018	Goldcorp	Updated feasibility study. Mining began in July 2007, the first doré was produced in May 2008, mechanical completion of the first mill/ flotation line (50 kt/d) as achieved in July 2009, and the first concentrates were produced and shipped in October 2009. High-sensitivity aeromagnetic and FALCON Airborne Gravity Gradiometer system flown in 2010; 1,789 line-km of data acquired. HELITEM time domain EM helicopter survey flown in 2010–2011; 1,597 line-km of data acquired. 1,143 core and RC holes drilled (542,750.49 m) for resource definition, metallurgy, geotechnical evaluation, and condemnation for infrastructure.
2019	Goldcorp/Newmont Mining Corp.	Corporate merger; Goldcorp Inc. became a fully owned subsidiary of Newmont Mining Corporation and its shares were delisted from stock exchanges; following transaction completion Newmont changed its name to Newmont Goldcorp Corporation. The company name was shortened to Newmont Corporation in 2020.
2019–2023	Newmont	360 holes drilled (115,909 m).

Date: February 2024 Page 5-2

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 6-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT 6.1 Deposit Type The deposits within the Peñasquito Operations are examples of breccia pipe deposits developed as a result of intrusion-related hydrothermal activity. Such deposits are hosted in a tectonic setting of continental magmatism, well-inboard of inferred or recognized convergent plate boundaries, and which commonly contains coeval intrusions of alkalic, metaluminous calc-alkalic, and peraluminous compositions. Preferred host strata include reducing basinal sedimentary or metasedimentary rocks. Deposit locations are often controlled by graben faults and ring complexes related to cauldron development. Deposits typically consist of mineralized, funnel-shaped, pipe-like, discordant breccia bodies and sheeted fracture zones. Mineralization is hosted by a variety of breccia types, including magmatic- hydrothermal, phreatomagmatic, hydraulic and collapse varieties. Breccia cement consists dominantly of quartz and carbonate (calcite, ankerite, siderite), with specularite and tourmaline at some deposits. Mineralization characteristically has a low sulfide content (<5 volume %), and contains pyrite, chalcopyrite, sphalerite, galena, and pyrrhotite, with minor molybdenite, bismuthinite, tellurobismuthite and tetrahedrite, which occur either in the matrix or in rock fragments. It is typically silver-rich (gold:silver ratios of 1:10), with associated lead, zinc, copper, ± molybdenum, manganese, bismuth, tellurium, and tungsten), and a lateral (concentric) metal zoning is present at some deposits. A sericite–quartz–carbonate–pyrite alteration assemblage and variably developed silicification is coincident with mineralized zones, grading outward into propylitic alteration. An early-stage potassium–silicate alteration locally occurs in some deposit areas. 6.2 Regional Geology The regional geology of the project area is dominated by Mesozoic sedimentary rocks, which are intruded by Tertiary stocks of intermediate composition (granodiorite and quartz monzonite) and overlain by Tertiary terrestrial sediments and Quaternary alluvium. The Mesozoic sedimentary rocks consist of a >2.5 km thick series of marine sediments deposited during the Jurassic and Cretaceous Periods with a 2,000 m thick sequence of carbonaceous and calcareous turbiditic siltstones and interbedded sandstones underlain by a 1,500–2,000 m thick limestone sequence. Following a period of compressional deformation, uplift, and subsequent erosion, the Mesozoic marine sediments were overlain by the Tertiary Mazapil Conglomerate. Large granodiorite stocks are interpreted to underlie large portions of the mineralized areas within the Concepción Del Oro District, including the Peñasquito area. Slightly younger quartz–feldspar porphyries, quartz monzonite porphyries, and other feldspar-phyric intrusions occurring as dikes, Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 6-2 sills, and stocks cut the sedimentary units. The intrusions are interpreted to have been emplaced from the late Eocene to mid-Oligocene. 6.3 Project Geology The Mesozoic sedimentary rocks of the Mazapil area were folded into east–west arcuate folds during the Laramide orogeny. The end-Laramide extension was accommodated by northwest-, northeast- and north-striking faults, contemporaneous with deposition of Tertiary-aged terrestrial sediments in fault–bounded basins. Tertiary granodiorite, quartz monzonite, and quartz–feldspar porphyry bodies were intruded during this period of extension. Typically, the magmatic bodies were emplaced along anticlines and local syncline axes, and fault intersections. The current topography reflects the underlying geology, with ranges exposing anticlines of the older Mesozoic rocks, while valleys are filled with alluvium and Tertiary sediments overlying synclinal folds in younger Mesozoic units. Tertiary stocks and batholiths are better exposed in the ranges. Figure 6-1 is a schematic stratigraphic column for the Project area. Figure 6-2 shows the regional geology. Two breccia pipes, Peñasco and Brecha Azul, intrude Cretaceous Caracol Formation siltstones in the center of the Mazapil valley. The Peñasco diatreme forms the principal host for known gold–silver–lead–zinc mineralization at the Peñasquito deposit. The Chile Colorado deposit comprises mineralized sedimentary rocks adjacent to the Brecha Azul diatreme. The breccia pipes are believed to be related to quartz–feldspar porphyry stocks beneath the Peñasquito area. The current bedrock surface is estimated to be a minimum of 50 m (and possibly several hundred meters) below the original paleo-surface when the diatremes were formed. The brecciated nature of the host rock indicates that the diatremes explosively penetrated the Mesozoic sedimentary units and it is likely that they breached the surface; however, eruption craters and ejecta aprons have since been eroded away. Alluvium thickness averages 30–50 m at Peñasquito, and this cover obscured the diatremes. There is one small outcrop of breccia near the center of the Peñasco diatreme, rising about 5 m above the valley surface. The single outcrop near the center of the Peñasco pipe contained weak sulfide mineralization along the south and west side of the outcrop, representing the uppermost expression of much larger mineralized zones at depth. 6.4 Deposit Descriptions 6.4.1 Overview Peñasco and Brecha Azul are funnel-shaped breccia pipes, which flare upward, and are filled with brecciated sedimentary and intrusive rocks, cut by intrusive dikes. The larger diatreme, Peñasco, has a diameter of 900 m by 800 m immediately beneath surface alluvial cover, and diatreme breccias extend to at least 1,000 m below surface.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 6-3 Figure 6-1: Stratigraphic Column Schematic Sketch Note: Figure from Rocha-Rocha, 2016. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 6-4 Figure 6-2: Regional Geology Map Note: Figure prepared by Newmont, 2020.

Peñasquito Operations
Mexico
Technical Report Summary

The Brecha Azul diatreme, which lies to the southeast of Peñasco, is about 500 m in diameter immediately below alluvium, and diatreme breccias also extend to at least 1,000 m below surface.

Chile Colorado is a mineralized stockwork located southwest of Brecha Azul, hosted in sediments of the Caracol Formation. It has dimensions of approximately 600 m by 400 m immediately beneath surface alluvial cover, and extends to at least 500 m below the current land surface.

Figure 6-3 is a geology plan of the diatreme area.

Polymetallic mineralization is hosted by the diatreme breccias, intrusive dikes, and surrounding siltstone and sandstone units of the Caracol Formation. The diatreme breccias are broadly classified into three units, in order of occurrence from top to bottom within the breccia column, which are determined by clast composition:

- Sediment-clast breccia;
- Mixed-clast breccia (sedimentary and igneous clasts);
- Intrusive-clast breccia.

Sedimentary rock clasts consist of Caracol Formation siltstone and sandstone. Intrusive rock clasts are dominated by quartz–feldspar porphyry. For the purposes of the geological block model, the sediment-clast breccia (BXS), the sediment-crackle breccia (CkBx), mixed-clast breccia (BXM) and intrusion-clast breccia (BXI) are modeled as separate lithological solids.

A variety of dikes cut the breccia pipes and the immediately adjacent clastic wall-rocks. These dikes display a range of textures from porphyry breccia to quartz–feldspar and quartz-eye porphyries, to aphanitic micro breccias. For block modelling purposes, the units are simplified into three intrusive lithologies; brecciated intrusive rocks (IBX), felsites and felsic breccias (FI/FBX), and quartz–feldspar porphyry (QFP).

6.4.2 Structure

A complex structural setting generated the structural conditions for magma ascent. When the magma encountered phreatic water, violent explosions and brecciation ensued, giving rise to the phreatomagmatic breccias.

A number of mineralized fault zones have been identified (Figure 6-4) and are included as solids in the block model. The Peñasquito area appears to be focus of four major structural elements:

- The axis of a flat-lying syncline;
- Normal N40–50ºW-striking faults;
- Normal N70°W striking faults;
- Normal north–northeast-striking faults.

These structural elements are related to three primary deformational episodes: pre-mineral (D1), syn-mineral (D2), and post-mineral (D3). During the Jurassic, the D1 extensional regime associated with the opening of the Gulf of Mexico and formation of the Mesozoic basin generated a northwest-trending strike.

Date: February 2024 Page 6-5

Peñasquito Operations
Mexico
Technical Report Summary

Figure 6-3: Deposit Geology Map


229,000 mE
230,000 mE
Peñasquito PIT
N
2,729,000 mN
2,728,000 mN
2,727,000 mN
Peñasco
Breccia Azul
Chile Colorado PIT
Ovb
KucSlt
Bxi
Bxm
Bxs
Ibx
Ft
Qfp
LOM
Diatreme
Veins
Thrust
Fault
0
500
meters
Newmont
PEÑASQUITO
Geology Map
Date: January 2020

Note: Ovb = overburden; KucSlt = Kuc Caracol Formation, siltstone>sandstone; Bxi = sediment, QFP and Fi clasts/milled intrusive mixed hydrothermal breccia; Bxm: mixed sediment>intrusive clasts/milled sediment–intrusive mixed breccia; Bxs: sediment clasts/milled sediment mixed breccias; Ibx: quartz–feldspar porphyry intrusive breccia; Ft: felsite intrusive or breccia; Qfp: quartz–feldspar porphyry.

Date: February 2024 Page 6-6

Peñasquito Operations
Mexico
Technical Report Summary

Figure 6-4: Deposit Structural Setting


A
A'
N
DIATREME
Fault
Thrust Fault
RSC Pit
Fold Axis CC
Vein
RSV Pit
FX Ext
Lithology
BXI
CKBX
KUCSLT
BXM
FI/FBX
KUI
BXS
IBX
QFP
2730000
2728000
Flt White
Flt CC Central
Flt Rios Norte
Flt Azul West
La Cañada
Flt Cerro gordo
Flt NE4
Flt NE2
Flt EW2
NORTH
Peñasquito Pit
Peñasco breccia
Azul breccia
Syncline axis CC
Chile Colorado Pit
Ag g/t
40
30
20
10
0
Structures
RSC 2022
RSV 2022
500m

Note: Figure prepared by Newmont, 2023. KucSlt = Kuc Caracol Formation, siltstone>sandstone; Bxi = sediment, QFP and Fi clasts/milled intrusive mixed hydrothermal breccia; Bxm: mixed sediment>intrusive clasts/milled sediment–intrusive mixed breccia; Bxs: sediment clasts/milled sediment mixed breccias; Ibx: quartz–feldspar porphyry intrusive breccia; Ft: felsite intrusive or breccia; Qfp: quartz–feldspar porphyry.

Date: February 2024 Page 6-7

Peñasquito Operations
Mexico
Technical Report Summary

During the Cretaceous to Early Tertiary, the D2 contractional regime associated with the Laramide Orogeny reactivated the northwest-trending basin bounding faults. Lastly, during the Miocene, the D3 extensional regime resulted in basin-and-range style extension and basaltic extrusion along extensional faults.

6.4.3 Alteration

Both of the breccia pipes lie within a hydrothermal alteration shell consisting of a proximal sericite–pyrite–quartz (phyllic) alteration (QSP) assemblage, distal sericite–pyrite–quartz–calcite (QSPC) assemblage, and peripheral pyrite–calcite (PC) alteration halo.

There is an inverse relationship between degree of alteration and organic carbon in the Caracol Formation sedimentary rocks, suggesting organic carbon was mobilized or destroyed during alteration.

At depth, metasomatic alteration resulted by interaction between porphyry system and calcareous sedimentary sequence. Endoskarn was produced along contacts between quartz–feldspar porphyry and calcareous rock, with exoskarn developed in siliciclastic-rich limestone the Cuesta del Cura and La Pena Formations and, to a lesser degree, the Indidura, Taraises, and La Caja Formations). Massive, pure limestone was converted to marble.

A distal hornfels alteration can be observed in the Caracol Formation.

6.4.4 Mineralization

The diatreme and sediments contain, and are surrounded by, disseminated, veinlet and vein-hosted sulfides and sulfosalts containing base metals, silver, and gold. Mineralization is breccia or dike hosted, forms mantos, or is associated with skarns. Figure 6-5 is a schematic that shows the relationship between the various mineralization styles.

Mineralization consists of disseminations, veinlets and veins of various combinations of medium to coarse-grained pyrite, sphalerite, galena, and argentite (Ag_2S). Sulfosalts of various compositions are also abundant in places, including bournonite ($PbCuSbS_3$), jamesonite ($PbSb_2S_4$), tetrahedrite, polybasite ($(Ag,Cu)_{16}(Sb,As)_2S_{11}$), and pyrargyrite ($Ag_3SbS_3$). Stibnite ($Sb_2S_3$), rare hessite (AgTe), chalcopyrite, and molybdenite have also been identified. Telluride minerals are the main gold-bearing phase, with electrum and native gold also identified.

Gangue mineralogy includes calcite, sericite, and quartz, with rhodochrosite, fluorite, magnetite, hematite, garnets (grossularite–andradite) and chlorite–epidote. Carbonate is more abundant than quartz as a gangue mineral in veins and veinlets, particularly in the "crackle breccia" that occurs commonly at the diatreme margins.

Date: February 2024 Page 6-8

Peñasquito Operations
Mexico
Technical Report Summary

Figure 6-5: Mineralization Setting


A
B
Deposit Model
Tuffs rings
Paleosurface
2400
1800
1200
600
0
Peñasco breccia
Disseminated Zn, Au, Ag, Pb
Azul breccia
Original surface
Sandstones
Zn, Au, Ag, Pb, Sb, As Sulfosalt zone
Zn, Au, Ag, Pb Stockworkv
Cu, Zn, Au, Ag Skarn
Zn, Au, Ag, Pb Zone
Mantos
Cu, Mo Stockwork and potasic alteration
Limestones
Increasing Cu
Quarz-Feldspar Porphyry 36.7-37.1Ma
Termal Alteration Front
x: 228129
y: 2730205
x: 229414
y: 2728673
x: 230700
y: 2727141
0m
1000m

Note: Figure prepared by Newmont, 2024.

6.4.4.1 Breccia- and Dike-Hosted Mineralization

Breccia-hosted mineralization is dominated by sulfide disseminations within the matrix with lesser disseminated and veinlet-controlled mineralization in clasts. All breccia types host mineralization, but the favored host is the intrusion-clast breccia. Much of the mineralization within the Peñasco and Brecha Azul pipes lie within the intrusion-clast breccia.

All of the dike varieties are locally mineralized, and they are almost always strongly altered. Mineralization of dikes occurs as breccia matrix fillings, disseminations and minor veinlet stockworks at intrusion margins, and veinlets or veins cutting the more massive dikes.

Mineralized dikes form an important ore host in the Peñasco diatreme but are not as abundant in Brecha Azul.

Date: February 2024 Page 6-9

Peñasquito Operations
Mexico
Technical Report Summary

Mineralization of the Caracol Formation clastic sedimentary units where the units are cut by the diatremes is dominated by sulfide replacement of calcite matrix in sandstone beds and lenses and disseminated sulfides and sulfide clusters in sandstone and siltstones. Cross-cutting vein and veinlet mineralization consists of sulfide and sulfide-calcite fillings.

The Chile Colorado deposit is the largest known sediment-hosted mineralized zone, although others also occur adjacent to Peñasco (e.g., El Sotol), and between the diatremes (e.g., La Palma). El Sotol, located to the west of Peñasco, consists of small horizons mineralized with sulfides and sulfosalts, which are consistent with the stratification of the Caracol Formation.

Reforma is a northwest–southeast oriented vein system consisting of rhodochrosite, sulfides, and sulfosalts that occurs within the Chile Colorado deposit and to the south–southwest of the Peñasco breccia.

There is a spatial association between strong QSP alteration and the highest degree of sulfide and sulfosalt mineralization. A halo of generally lower-grade disseminated zinc–lead–gold–silver mineralization lies within the QSPC assemblage surrounding the two breccia pipes.

6.4.4.2 Mantos-Style Mineralization

Mantos-style sulfide replacements of carbonate strata have been identified within and beneath the Caracol Formation adjacent to the diatreme pipes, beneath the clastic-hosted disseminated sulfide zones. They consist of semi-massive to massive sulfide replacements of sub-horizontal limestone beds, as well as structurally-controlled cross-cutting chimney-style, steeply dipping, fracture and breccia zones filled with high sulfide concentrations.

The sulfides are generally dominated by sphalerite and galena, but also contain significant pyrite. Gangue minerals (commonly carbonates) are subordinate in these strata-replacement mantos and cross-cutting chimneys. Stratiform and chimney mantos are characterized by their very high zinc, lead, and silver contents, with variable copper and gold contributions.

6.4.4.3 Skarn Mineralization

Garnet skarn-hosted copper–gold–silver–zinc–lead mineralization (carbonate replacement deposits or CRDs) within dissolution breccias was identified at depth between the Peñasco and Brecha Azul diatremes (Figure 6-5). The mineralized skarns trend northwest–southeast, and have been divided into the following zones:

- CRD Upper zone: a garnet skarn hosted within the Indidura and Cuesta del Cura Formations; x, y, z dimensions of 1,500 x 600 x 450 m;
- CRD Deeps zone: a garnet skarn hosted within the Taraises and La Caja Formations; x, y, z dimensions of 1,300 x 550 x 250 m.

Polymetallic mineralization is hosted by garnet skarn and associated breccias, mainly as chalcopyrite and sphalerite with some gold and silver. Gangue minerals consist of pyrite, calcite, garnet, and magnetite. The garnet skarns are often surrounded by halos of hornfels, especially in siliciclastic units, and/or marble and recrystallized limestone in carbonate units. Deep

Date: February 2024 Page 6-10

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 6-11 exploration programs identified quartz feldspar porphyry with strong QSPC and potassic alteration that contains occasional veinlets of quartz with molybdenite, and veins with secondary biotite and magnetite disseminated in the wall rocks. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-1 7.0 EXPLORATION 7.1 Exploration A summary of the exploration conducted is provided in Table 7-1. As there is a single small outcrop in the Project area, the primary exploration tools have been geophysics and drilling. 7.1.1 Grids and Surveys The Project uses UTM NAD27. All data collected prior to establishment of the mining operation were converted to this datum. Digital terrain data were supplied to Newmont by Eagle Mapping, Vancouver, Canada, from aerial photography completed on November 13, 2003. Aerial photography provided a 0.24 m resolution and a vertical and horizontal accuracy of ± 1.0 m. Eagle Mapping also provided an updated topographic surface in 2008. The last version of digital terrain data was supplied by CIVIS Inc. from photographic flights completed on May 25, 2012. The photography covering the open pit and TSF from the 2012 flights was completed with a resolution of 0.1 m. 7.1.2 Petrology, Mineralogy, and Research Studies A doctoral thesis was completed on the deposit area in 2016: • Rocha-Rocha, M., 2016: Metallogenesis of the Penasquito polymetallic deposit: a contribution to the understanding of the magmatic ore system: PhD thesis, University of Nevada, Reno, 338 p. 7.1.3 Qualified Person’s Interpretation of the Exploration Information The exploration programs completed to date are appropriate to the style of the deposits and prospects. Additional exploration has a likelihood of generating further exploration successes particularly as regional exploration has been limited to date. 7.1.4 Exploration Potential Potential exists at depth below the operating pits within the diatreme bodies as well as for skarn and mantos mineralization within the surrounding limestone units. The surrounding district has relatively little exploration work completed. Newmont is planning a staged approach at identifying potential targets with geophysical and geochemical surveys, as well as detailed mapping campaigns. This will aid in prioritizing drill targets.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-2 Table 7-1: Exploration Summary Table Type Comment/Result Geological mapping Mapping within the district surrounding Peñasquito is conducted at 1:5,000 scale. Information mapped includes lithology, and structural measurements. Mapping in the field is mylar using a topography base. It is then digitized using ArcMap software. Open pit mapping Geological mapping at 1:2,000 scale within the pit identifies lithologies and structural elements that are important for geological modeling and geotechnical considerations. Geochemical sampling The only original bedrock exposure at Peñasquito was on a single low hill in the center of what is now known as the Peñasco diatreme. Early explorers in the district collected rock-chip samples from this outcrop. The remainder of the operations area was covered by alluvium, generally 30–40 m thick, and surface sampling was not possible. Airborne and ground- based magnetic surveys, airborne radiometric surveys, CSAMT and ground gravity and induced polarization (IP) surveys The aeromagnetic survey defined an 8 km x 4 km, north–south-trending magnetic high which was approximately centered on the Outcrop (Peñasco) Breccia. The airborne and ground magnetometer surveys suggested the presence of deep-seated granodioritic intrusions and indicated a relationship between mineralization and the underlying plutons. Kennecott identified and defined IP chargeability and resistivity anomalies in the central Peñasquito area and the surveys were instrumental in locating the sulfide stockwork zone at the Chile Colorado. The gravity surveys identified the Brecha Azul diatreme and partially outlined the Peñasco diatreme pipe. Airborne magnetic surveys (Goldcorp) Included coverage of the Peñasquito and Camino Rojo blocks, in Zacatecas State. The first survey utilized a high-sensitivity aeromagnetic and FALCON Airborne Gravity Gradiometer system. This survey was flown on November 11– 19, 2010, with a total of 1,789 line-km of data being acquired. The second survey used the HELITEM time domain EM helicopter system and was flown between December 11, 2010 and January 9, 2011 for a total of 1,597 line-km. The two surveys approximately covered the same areas with only modest differences in the positioning of lines. Some anomalies were detected toward the north and east of the Peñasco diatreme, which require exploration follow- up. To date, no exploration has been conducted on these anomalies. Structural interpretations Field evaluations and data collection on the deposit structural setting was conducted in 2017. These data were used to update the structural model used in resource estimation. Alteration interpretations An analytical spectral device was used to collect alteration data from each mining cutback. These data were used to refine the regional alteration model to aid in exploration vectoring, particularly for Caracol Formation sediments. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-3 7.2 Drilling 7.2.1 Overview 7.2.1.1 Drilling on Property Drilling to December 31, 2023 comprises 1,844 core holes (929,760 m), 52 RC holes with core tails (26,332 m) and 331 RC holes (48,563m) for a total of 2,227 drill holes (1,004,664 m). A drill summary table is presented in Table 7-2. Drilling focused on the exploration and delineation of Chile Colorado, Brecha Azul Zone and Peñasco. Drilling that supports mineral resource and mineral reserve estimates consists of core and RC drill holes, and totals 1,937 holes for 903,219 m (Table 7-3). The database closeout date for the data supporting mineral resource and mineral reserve estimates is June 26, 2023. Drill collar locations within the Project area are shown in Figure 7-1. The collars of those drill holes used in mineral resource estimation are shown in Figure 7-2. 7.2.1.2 Drilling Excluded For Estimation Purposes Fourteen drill holes (MHC-01 to MHC-14) completed by Mauricio Hochschild in the current open pit area in 2000 are excluded from estimation, because there are no assay certificates. Short (<40 m) RC holes were not used in mineral resource estimation. 7.2.2 Drill Methods Seven drill contractors were used over the Project duration, including Major Drilling Co (core and RC); Adviser Drilling, S.A. de C.V. (core); Layne de Mexico (RC); BDW Drilling (core); KDL Mexico SA de C.V. (core); Boart Longyear Drilling Services-Mexico (core); and Globexplore (RC). RC drilling was conducted using down-hole hammers and tricone bits, both dry and with water injection. Water flow was rarely high enough to impact the drilling, although water had to be injected to improve sample quality. Some RC drilling was performed as pre-collars for core drill holes. Sample recoveries were not routinely recorded for RC holes. 7.2.3 Logging Logging of RC drill cuttings and core used standard logging procedures. The level of detail collected varied by drill program and operator, but generally collected lithology, alteration, mineralization, structural features, oxidation description, and vein types. Core is photographed.

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Table 7-2: Drill Summary Table

Year	Project Operator	Core		Mixed		RC		Total	
		Number of Holes	Drilled Meters	Number of Holes	Drilled Meters	Number of Holes	Drilled Meters	Number of Holes	Drilled Meters
1994–1997	Kennecott	17	5,358	24	13,602	31	5,075	72	24,035
1998	Western Copper	9	3,185	—	—	—	—	9	3,185
2000	Hochschild	14	4,601	—	—	—	—	14	4,601
2002	Western Copper	46	20,198	—	—	—	—	46	20,198
2003		46	18,946	2	865	55	5,908	103	25,719
2004	Western Silver	126	59,118	—	—	—	—	126	59,118
2005		162	98,333	—	—	—	—	162	98,333
2006		192	110,752	—	—	—	—	192	110,752
2007	Goldcorp	195	132,366	—	—	23	4,946	218	137,312
2008		58	50,643	—	—	12	3,254	70	53,897
2009		47	22,182	—	—	—	—	47	22,182
2010		37	22,175	—	—	—	—	37	22,175
2011		21	14,032	—	—	59	2,495	80	16,527
2012		85	52,991	—	—	—	—	85	52,991
2013		72	43,342	—	—	—	—	72	43,342
2014		129	48,825	—	—	—	—	129	48,825
2015		103	45,626	—	—	—	—	103	45,626
2016		119	43,754	—	—	3	99	122	43,853
2017		43	13,980	5	2,068	35	7,116	83	23,164
2018		26	10,436	21	9,797	50	12,633	97	32,866
2019	Newmont	18	10,162	—	—	1	271	19	10,433
2020		42	14,719	—	—	—	—	42	14,719
2021		63	21,360	—	—	—	—	63	21,360
2022		104	42,947	—	—	62	6,766	166	49,713
2023		70	19,738	—	—	—	—	70	19,738
Totals		***1,844***	***929,769***	***52***	***26,332***	***331***	***48,563***	***2,227***	***1,004,664***

Date: February 2024 Page 7-4

Note: Metreage has been rounded; totals may not sum due to rounding. Mixed = drilling that commenced with RC and was finished using core.

Table 7-3: Drill Summary Table Supporting Mineral Resource Estimates

Year	Project Operator	Core		Mixed		RC		Total	
		Number of Holes	Drilled Meters	Number of Holes	Drilled Meters	Number of Holes	Drilled Meters	Number of Holes	Drilled Meters
1994–1997	Kennecott	17	5,358	24	13,602	26	4,358	67	23,318
1998	Western Copper	9	3,185	—	—	—	—	9	3,185
2002	Western Copper	46	20,198	—	—	—	—	46	20,198
2003		46	18,946	2	865	46	5,008	94	24,819
2004	Western Silver	124	58,354	—	—	—	—	124	58,354
2005		157	96,331	—	—	—	—	157	96,331
2006		124	83,715	—	—	—	—	124	83,715
2007	Goldcorp	133	108,899	—	—	23	4,946	156	113,845
2008		58	50,643	—	—	12	3,254	70	53,897
2009		34	16,863	—	—	—	—	34	16,863
2010		30	18,871	—	—	—	—	30	18,871
2011		8	8,806	—	—	32	1,365	40	10,171
2012		20	26,013	—	—	—	—	20	26,013
2013		72	43,342	—	—	—	—	72	43,342
2014		129	48,825	—	—	—	—	129	48,825
2015		103	45,626	—	—	—	—	103	45,626

Date: February 2024 Page 7-5

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Year	Project Operator	Core		Mixed		RC		Total	
		Number of Holes	**Drilled Meters**	**Number of Holes**	**Drilled Meters**	**Number of Holes**	**Drilled Meters**	**Number of Holes**	**Drilled Meters**
2016		119	43,754	—	—	3	99	122	43,853
2017		43	13,980	5	2,068	35	7,116	83	23,164
2018		26	10,436	21	9,797	50	12,633	97	32,866
2019	Newmont	18	10,162	—	—	1	271	19	10,433
2020		42	14,719	—	—	—	—	42	14,719
2021		63	21,360	—	—	—	—	63	21,360
2022		104	42,947	—	—	62	6,766	166	49,713
2023		70	19,738	—	—	—	—	70	19,738
Totals		***1,591***	***831,071***	***52***	***26,332***	***290***	***45,816***	***1,937***	***903,219***

Note: Metreage has been rounded; totals may not sum due to rounding. Mixed = drilling that commenced with RC and was finished using core.

Date: February 2024 Page 7-6

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Figure 7-1: Drill Collar Location Map


NORTH
215000
220000
225000
230000
2730000
2725000
Peñasquito
Project Operator
Newmont
Goldcorp
Western Silver
Western Copper
Hochschild
Kennecott
0 1,250 2,500
Meters
1:50,000
Datum: NAD 1927 UTM Zone 14N
Newmont
PEÑASQUITO
Holes Location Map 2023

Note: Map current as at December 31, 2023. No drilling occurred between May and December, 2023.

Date: February 2024 Page 7-7

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Technical Report Summary

Figure 7-2: Drill Collar Location Map for Drilling Supporting Mineral Resource Estimates


+228000 E
+229000 E
+230000 E
+231000 E
+2730000 N
+2729000 N
+2728000 N
+2727000 N
NORTH
Peñasco Diatreme
Breccia Azul
2023 Resource design
MODEL
2023 Peñasquito Geology Model
Holes LOM
Meters
0 250 500
1:17,000
Datum: NAD 1927 UTM Zone 14N
Newmont
PEÑASQUITO
Holes Location Map.

Note: Breccia pipes shown as red outlines.

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7.2.4 Recovery

Core recovery is good, averaging about 96%.

Core drilling typically recovered HQ/HTW (63.5–70.92 mm diameter) size core from surface, then was reduced to NQ/NTW (47.6–56.0 mm) size core and, subsequently, BQ/BTW (36.5–42.0 mm) size where ground conditions warranted. Metallurgical holes were typically drilled using PQ (85 mm) core size. Occasionally, PQ core was used in pre-collars followed by HQ–HTW core.

7.2.5 Collar Surveys

Prior to 2001, drill holes were located using chain-and-compass methods. From 2002 onwards, collar survey was performed by a qualified surveyor. Once mining operations commenced, all surveys were performed using differential global positioning system (DGPS) instruments. The mine currently uses Trimble R-6 GPS instruments.

7.2.6 Downhole Surveys

Downhole surveys are completed by the drilling contractor using a single shot, through the bit, survey instrument. Drill holes are surveyed on completion of each hole as the drill rods are being pulled from the hole. All drill holes have been downhole surveyed except the 51 Western Silver RC drill holes and 11 of the 17 Kennecott drill holes. Use of gyroscopic survey instruments began in 2012, with measurements taken at 30 m intervals. In 2022, a continuous downhole survey method was implemented using a north-seeking gyroscope.

7.2.7 Grade Control

Grade control drilling was completed as part of an infill drilling program using core.

7.2.8 Comment on Material Results and Interpretation

Drill hole spacing is generally on 50 m sections in the main deposits, with tighter spacing for infill drilling within the Peñasco pit. Drilling on 400 m spaced sections was completed in the condemnation zones and drill spacing is wider again in the areas outside the conceptual pit outlines used to constrain mineral resources. Drilling covers an area approximately 11 km east–west by 7 km north–south in size, with the majority of drill holes concentrated in an area of about 2.1 km east–west by 2.8 km north–south.

Drilling is normally perpendicular to the strike of the mineralization. Depending on the dip of the drill hole, and the dip of the mineralization, drill intercept widths are typically greater than true widths.

Drill orientations are generally appropriate for the mineralization style, and have been drilled at orientations that are optimal for the orientation of mineralization for the bulk of the deposit areas (Figure 7-3 and Figure 7-4).

Date: February 2024 Page 7-9

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-10 Figure 7-3: Example Drill Section Note: Figure prepared by Newmont, 2024. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-11 Figure 7-4: Example Drill Section Note: Figure prepared by Newmont, 2024.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-12 Sampling is representative of the grades in the deposit area, reflecting areas of higher and lower grades. No material factors were identified with the data collection from the drill programs that could affect mineral resource or mineral reserve estimation. 7.3 Hydrogeology Pit dewatering is undertaken using 10 vertical in-pit dewatering wells, drilled to 1,000–1,050 m depths. The holes are 444.5 mm in diameter, have 305 mm steel casing and screen over the entire hole (i.e., to total depth), and are installed with electrical submersible pumps controlled by variable frequency drives. Contingency measures have included sump and surface pumping to mitigate the presence of groundwater at the pit bottom (pit lake and pit sumps). 7.3.1 Sampling Methods and Laboratory Determinations Mining operations staff perform water level monitoring on observation and pumping wells by means of numerous vibrating wire piezometers and pump pressure transducers. Water monitoring sampling is conducted by the environmental department, on wells within the pit, and external wells, as well as monitoring wells upstream and downstream of the TSF and the heap leach pad facilities. Groundwater in the vicinity of the TSF and heap leach pad facilities is analyzed for environmental compliance purposes, and analysis is performed for standard water chemistry parameters on the pumping wells. Collection of hydrological data is done by site staff, and typically includes airlift testing during RC drilling and well development, water level measurements and pumping tests from dewatering wells. 7.3.2 Groundwater Models There are currently two groundwater models for pit dewatering that cover the two open pits. The first model was developed by third-party consultants Newfields in 2019, and the second, updated numerical model was prepared by third-party consultants Itasca in 2020. A regional-scale aquifer model was constructed by third-party consultants Geomega in 2018. The water models of external wells fields were completed in 2023 and were constructed by Hidrologica, another third-party consultant. 7.3.3 Comment on Results A combination of historical and current hydrological data, together with operating experience, governs the pit dewatering plan. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-13 Monitoring wells are used to track potential environmental non-compliance in the vicinity of the TSF and heap leach pad facilities. 7.4 Geotechnical Geotechnical drilling was completed in support of infrastructure locations and in support of pit designs. 7.4.1 Sampling Methods and Laboratory Determinations The geotechnical model for the Peñasquito Operations was defined by geotechnical drilling and logging, laboratory testwork, rock mass classification, structural analysis and stability modeling. Completed testwork included: • Degree of alteration; • Point load index testing; • Unconfined compressive strength testing; • Triaxial compressive strength testing; • Brazilian tensile strength testing; • Determination of Hoek-Brown material constant “mi”; • Shear strength of discontinuities; • Rock mass strength; • Shear strength anisotropy. Rock mass rating (RMR) and Q-Barton parameters were logged for rock mass strength evaluations. Unconfined compressive strength testing was conducted by third-party consultants Call & Nicholas, Inc. (CNI; 2009–2015) and SRK Consulting Inc. (SRK, 2016). Additional tests included uniaxial and triaxial compressive strength testing. Rock strength index determinations from core logging resulted in a 90% ratio match or with slightly lower estimates than the unconfined compression strength determinations from the laboratory testing, indicating that core logging estimates are suitable and slightly conservative for design purposes. Estimates of hardness, based on ISRM (1981), were collected on a run-by-run basis by third- party consultants Golder Associates (Golder; 2005), SRK (2016b), and Piteau Associates (Piteau; 2017, 2018). Values for the Hoek-Brown material constant “mi” that were used by Piteau (2018) for pit designs, were derived using results from triaxial strength, unconfined compressive strength, and Brazilian tensile strength testing results. Discontinuity shear strengths were based on the results of historical laboratory direct shear testing.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-14 CNI, Golder, SRK, and Piteau are independent third-party consultants who have specialist geotechnical testing facilities. Testing followed standard protocols for geotechnical testwork. There is no system for accreditation of geotechnical laboratories. 7.4.2 Models A continuum model for rock mass disturbance for phases of the open pits was developed to account for the effects of blasting and stress relief on rock mass strength based on the results of yield percentage versus depth relationships from a preliminary Universal Distinct Element Code software model. Assessment of fault, bedding shear, joint, and bedding structural sets defining shear strength anisotropy and two-dimensional (2D) anisotropic limit equilibrium stability analyses was conducted using SLIDE2 2018 software on cross-sections through the Phase 9 of the open pit, incorporating the combined influence of adverse structural orientations and potential for shearing through intact rock mass; and development of bench, inter-ramp, and overall slope design criteria for the Phase 9 mine plan. During 2019, SRK created a 3D geotechnical domain model for the Peñasco pit using MineSight software, based on available laboratory tests and the retrospective analysis of the north wall macroblock. Depending on the relative content of quartz, sericite, or silica in a geotechnical domain, the rock mass geomechanical behavior can differ significantly. As a result, each time the geological models undergo significant changes, the geotechnical domain model is updated. 7.4.3 Monitoring There are six displacement monitoring radars on site, three of which monitor the Peñasco pit, and three monitor the Chile Colorado pit. There are five robotic total station instruments, three at the Peñasco pit, and two at the Chile Colorado pit. Radar is used to monitor issues and known problems, including displacement, old failures, bench-scale bedding plane movements, wedge slides, and material spills. Blast vibration is monitored using Instantel blast monitoring equipment. A geotechnical events register is maintained, and incidences are logged. There is also a record of instability zones in each pit, with information such as location, key structural data, lithologies, and event type noted. Daily geotechnical inspections are completed of the open pits and the WRSFs. WRSF designs are also regularly reviewed for geotechnical compliance and the potential for the facilities to interface with infrastructure or roads. 7.4.4 Comment on Results A combination of historical and current geotechnical data, together with mining experience, are used to established pit slope designs and procedures that all benches must follow. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 7-15 Analytical methods are used to evaluate structural behavior of the rock mass. Third-party consultants were retained to provide the recommended pit slope guidelines. These data and mining experience support the geotechnical operating considerations used in the mine plans in Chapter 13 of this Report.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 8-1 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY 8.1 Sampling Methods 8.1.1 RC RC drill holes were sampled at intervals of 2 m. The drill cuttings were split at the drill into several portions of ≤12 kg. A handful of rock chips from each sample interval was collected and logged by experienced onsite geologists. Data from the drill logs were entered digitally into ASCII files, then uploaded to the Project database. From 2021 onwards, logging information has been collected using Newmont’s proprietary Visual Logger software, and uploaded to Newmont’s global GED_Drillholes database. 8.1.2 Core For all core holes, the nominal sample interval is 2 m. Sample lengths may be adjusted to accommodate geological features, and in areas of low recovery. Core is halved using saws. Half of the cut core is placed in the plastic sample bag and half remains in the boxes which are stored on shelves in several large, secure warehouses. For condemnation drill holes, one sample of 2 m was taken every 20 m unless geological inspection dictated otherwise. Quality assurance and quality control (QA/QC) materials were inserted by exploration staff in the dispatch portion of the sampling area. The bags were tied with string and placed in rice bags, three per bag, the sample numbers written on the rice bags. Bags were stacked for shipment. 8.1.3 Grade Control Blast hole samples for submission to the on-site laboratory are collected by the Mine Geology staff using a hand held rotary drill to collect cuttings on a pre-defined pattern from the cone of cuttings. For blast holes where there is poor recovery, a larger number of sampling points is used. Samplers try to maintain an 8 kg sample size. 8.2 Sample Security Methods Sample security was not generally practiced at the Peñasquito Operations during the exploration drilling programs, due to the remote nature of the site. Sample security relied upon the fact that the samples were always attended or locked at the sample dispatch facility. Sample collection and transportation have always been undertaken by company or laboratory personnel using company vehicles. Current practice is for drill core to be collected from the drill rig by Newmont employees and delivered to the secure exploration facility in the town of Mazapil, 12 km east of the mine where it Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 8-2 is logged and sampled. Sample shipments are picked up once a week by a truck from ALS Global and taken to one of their sample preparation facilities. Formerly, samples were sent to the ALS facility in Guadalajara, Mexico (ALS Guadalajara) but are currently prepared at the ALS facility in Zacatecas, Mexico (ALS Zacatecas). After preparation samples are sent by air to the ALS Global analytical facility in North Vancouver, Canada (ALS Vancouver) for analysis. Chain-of-custody procedures consist of filling out sample submittal forms that are sent to the laboratory with sample shipments to make certain that all samples were received by the laboratory. After sampling, core is stored in secure facilities in Mazapil for future reference. Some core is stored on steel shelves within the secure exploration facility, and some core is stored in secure warehouses a short distance away. As far as is practicable, core is stored in numeric sequence by drill hole number and depth. Sample rejects and pulps are returned by ALS Global to Newmont’s core shack in Mazapil for storage. Coarse rejects in plastic bags are stored in wooden boxes in an outdoor storage area, and covered by heavy duty tarps. Boxes are labelled and stored by sample number. Weathering has deteriorated the integrity of individual rejects and pulps from earlier drill programs. 8.3 Density Determinations A total of 7,304 density measurements have been utilized for density determinations. Density measurements are completed by Newmont staff at site. Density samples of whole core, generally 5–20 cm in length, are taken every 50 m from core holes. Core is wax coated, and the density determined using the standard water immersion method. Samples are stored for quality checks or possible future determinations. Between 5–10% of samples are sent to a third-party laboratory for QC density measurements. In 2021 and 2022 QC measurements were completed by the SGS laboratory in Durango, Mexico (SGS Durango). Beginning in 2023, density QC measurements were completed by the ActLabs laboratory in Zacatecas, Mexico (Actlabs Zacatecas). 8.4 Analytical and Test Laboratories Sample preparation and analytical laboratories used for primary analyses during the exploration programs on the Project include ALS Chemex, and Bondar Clegg (absorbed into ALS Chemex in 2001). The current primary analytical laboratory is ALS Global. ALS Chemex was responsible for sample preparation throughout the Western Copper, Western Silver, and Goldcorp exploration and infill drilling phases, except between March and September 2003 when ACME was used as the primary laboratory. Preparation facilities at ALS Guadalajara were used until March 2009. Since April 2009 samples have been prepared at ALS Zacatecas. On occasion, samples are prepared at other ALS facilities in Mexico due to excess sample loads at ALS Zacatecas. The sample preparation facilities are not accredited. All prepared samples (pulps) are dispatched to ALS Vancouver for analysis. At the time the early work was performed the ALS Vancouver was ISO 9000 accredited for analysis;

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Technical Report Summary
Newmont

the laboratory is currently ISO 17025 certified for selected analytical techniques. ALS Global is independent of Newmont.

Early check assays (umpire) analyses were performed by Acme Laboratories in Vancouver (Acme Vancouver), which at the time held ISO-9000 accreditation. From 2013 to 2022 SGS Mexico (SGS) was used for check assays. SGS holds ISO/IEC 17025:2005 certification for selected analytical techniques. In 2023, check assay analyses were completed by ActLabs Zacataces. Acme, SGS, and ActLabs are independent of Newmont.

The on-site mine laboratory is not certified and is not independent of Newmont.

8.5 Sample Preparation

Sample preparation methods for the various major sampling types are summarized in Table 8-1.

8.6 Analysis

Table 8-2 summarizes the analytical methods used, which can vary by sample type and laboratory.

Blast hole samples are analyzed by standard fire assay for gold and silver using a standard fire assay with an atomic absorption spectrometry (AA) finish. If the assay prill weighs more than 5 mg, a second assay is run with a gravimetric finish. Analysis for copper, lead, zinc, arsenic, antimony and cadmium are performed on a 1 g sample that is subject to a multi-acid digestion and determination by AA.

Systematic assay of blast hole samples for organic carbon began in June 2016, using a hydrochloric acid digest and LECO finish.

8.7 Quality Assurance and Quality Control

Goldcorp, Newmont Goldcorp, and Newmont maintained a quality assurance and quality control (QA/QC) program for the Peñasquito Operations. This included regular submissions of blank, duplicate and standard reference materials (standards) in samples sent for analysis from both exploration and mine geology. Results were regularly monitored.

Random laboratory visits, including site or project geologists, must be conducted and documented. The minimum requirement is an annual laboratory visit.

Date: February 2024 Page 8-3

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Newmont

Table 8-1: Sample Preparation Procedures

Laboratory	Duration	Sample Type	Preparation Procedure
ALS Chemex (Western Copper)	1998, 2002–2003	RC and core	Crush to ≥70% passing 10 mesh (2.0 mm); pulverize to ≥85% passing 200 mesh (75 µm)
ALS Chemex/ ALS Global	Pre-2003	RC and core	Crush to ≥75% passing 10 mesh (2.0 mm); pulverize to ≥95% passing 150 mesh (105 µm)
	2003–2023	RC and core	Crush to ≥70% passing 10 mesh (2.0 mm); pulverizing to ≥85% passing 200 mesh (75 µm)
On-site laboratory	2010–2023	Grade control	Crush to ≥70% passing 10 mesh (2.0 mm); pulverize to ≥85% passing 200 mesh (75 µm)

Table 8-2: Analytical Methods

Laboratory	Element	Method
ALS Chemex/ ALS Global	Gold	1995–1997: Au-AA23 and Au-GRA21 when Au-AA23 ≥ 10 g/t Au 2002–2010: Au-AA23 and Au-SCR21 for high grades 2011–2023: Au-AA23 and Au-GRA21 when Au-AA23 ≥ 10 g/t Au. Au-SCR21 when Au-AA23 ≥ 5 g/t Au Au-AA23: 30 g fire assay; AA finish Au-GRA21: 30 g fire assay ;gravimetric finish Au-SCR21: 1 kg screen fire assay
	Silver	1995–1997: ME-ICP41 and Ag-GRA21 for overlimits 2002–2010: ME-ICP41 and Ag-GRA21 when value is different than lower detection limit 2011–2023: ME-ICP41 and Ag-GRA21 for overlimits ME-ICP41: 0.5 g ICP-AES aqua regia digest Ag-GRA21: 30 g fire assay gravimetric finish
	Zinc	ME-ICP41; Zn-OG46 used which uses a 0.4 g charge digested in aqua regia acid and analyzed by ICP-AES or ICP-MS
	Lead	ME-ECP41; 0.5 g charge digested in aqua regia acid and analyzed with ICP-AES; for over limits method Pb-OG46 is used
Acme	Gold	Group 6; fire assay with ICP-ES analytical finish on a one-assay-ton charge (30 g)
	Silver	Group D; 0.5 g charge digested in aqua regia acid and analyzed with and ICP-ES; and for over limits Ag-AA46, which uses a 0.4 g charge digested in aqua regia acid and analyzed using ICP-ES
	Zinc	Group D; 1 g charge digested in aqua regia acid and analyzed with ICP-ES; Ag-AA46 for over limits
	Lead	Group D; 0.5 g charge digested in aqua regia acid and analyzed with ICP-ES; Ag-AA46 for over limits

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Laboratory	Element	Method
SGS	Gold	GE FAA313; 30 g fire assay with AA finish
	Silver	ICP-14B; ICP-AES. For assays>100g/t GO FAG313; 30 g fire assay with AA finish
	Zinc	ICP14B; 0.5 g charge digested in aqua regia and analyzed with ICP-AES. ICP90q for over limits)
	Lead	ICP14B; 0.5 g charge digested in aqua regia and analyzed with ICP-AES. ICP90q for over limits)
ActLabs	Gold	1A2-30: 30 g fire assay AA finish 1A3-30: 30 g fire assay gravimetric finish (overlimits)
	Silver	1E3: 0.5 g ICP-AES aqua regia digest 8-AG: 30 g fire assay gravimetric finish (overlimits)
	Zinc	1E3: 0.5 g ICP-AES aqua regia digest 8-AR-ICP: 0.5 g ICP-AES aqua regia digest (overlimits)
	Lead	ME-ICP41 and Pb-OG46 for overlimits +A1:C17ME-ICP41: 0.5 g ICP-AES aqua regia digest+C5 Pb-OG46: 0.4 g ICP-AES or ICP-MS aqua regia digest

Note: ICP = inductively coupled plasma; AES = atomic emission spectroscopy, MS = mass spectrometry, ES = emission spectroscopy, AA = atomic absorption.

8.7.1 Goldcorp (2006–2017)

During the 2006–2017 Goldcorp programs, two primary field blanks were used with Goldcorp drill samples, sourced from local materials. In general, these blanks have performed well in monitoring for contamination; however, both blanks have a number of unexplained failures that suggest the material used is occasionally weakly mineralized. One standard set was generated by Metcon Research of Tucson, Arizona using core from Peñasquito, and a second set of standards were prepared by SGS in Durango from Peñasquito open pit material. Results for the Metcon standards generally displayed very good assay accuracy, although there were a number of weak biases relative to the expected values. The SGS standards also generally showed good assay precision but similarly showed weak biases, primarily for lead and zinc. Such biases relative to expected values are not considered to be unusual. Submission of half-core duplicates indicated good assay precision.

8.7.2 Newmont (2017–2023)

In 2019, the insertion rate for standards was changed to one in 84 to ensure that one standard was included into a fusion batch of 84 crucibles in the laboratory. Pulp and preparation duplicates were introduced to monitor sample preparation performance by the laboratory. In 2021, the insertion rate for standards was changed to one in 50, because the previous insertion rate did not consider the internal laboratory quality control samples. In 2023, six standards purchased from OREAS and five standards created from Peñasquito mineralization were used.

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The current insertion rate for quality control samples is:

- Standard (SGS Durango): 1 in 50 samples;
- Field duplicate: 1 in 50 samples;
- Blank: 1 in 100 samples;
- Pulp duplicate: 1 in 100 samples;
- Preparation duplicate: 1 in 100 samples.

8.7.3 Check Assays

Insertion rates of quality control samples met Newmont's minimum insertion rate requirements. Field duplicates showed good precision and insignificant bias. Preparation blanks showed no contamination issues for gold or silver, but did indicate minor lead and zinc contamination during sample preparation. The contamination levels were not considered to be a risk to mineral resource estimation. Standard results indicated no concerns with precision. Pulp check and check assay results from SGS correlated very well with the original ALS Global assays, with very good precision and insignificant bias.

8.7.4 Grade Control

The current grade control quality control insertion rates are:

- Field duplicates: 1 in 50 samples(second sample from a blast cone);
- Preparation duplicates: 1 in 30 samples (second sample from crusher at laboratory);
- Pulp duplicates: 1 in 30 samples (second sample from pulverizer at laboratory);
- Standards: one standard per assay batch;
- Coarse (preferred) blanks: at least 1 in 100 samples.

Grade control quality control samples include field duplicates from blast holes and blanks. Assay precision as determined by the duplicates was good. There was an issue with the original blank, as it had elevated gold, silver, lead and zinc values. This blank source was replaced in 2015, and current blanks are showing acceptable results.

Check assays on grade control samples are sent regularly to ALS Global. ALS Global does display weak to moderate high biases relative to the mine laboratory for gold, silver, lead and zinc, mainly at higher grades for the latter two. Additional multi-element standards are being acquired for use in grade control.

Monthly meetings are conducted to discuss performance and the current work in process. Results to the Report date indicate good assay precision.

Date: February 2024 Page 8-6

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 8-7 8.7.5 Mine Laboratory The on-site laboratory uses pulp blanks in its fire assay runs and has included quartz washes in sample preparation in the past. The laboratory currently passes a blank for each batch received in the crushing and every 27 samples or less cleans the pulverizer. Results from the pulp blanks indicates no problems with contamination. Standards purchased from Rocklabs are inserted at a one in 30 frequency, and show good assay accuracy. Multi-element standards were added to the program in 2016, and current results reflect good performance from the laboratory. The laboratory prepares reject duplicates every 20 samples and regularly runs pulp replicate analyses. Both show good assay precision. The mine laboratory regularly sends pulps for check assay to ALS Global with results displaying similar high biases by ALS Global to those displayed by the grade control check assays. The Geology department also regularly sends pulps for check assay to ALS Global. Results from ALS Global are similar to the original assays from the mine laboratory for the majority of samples that have been check-assayed. 8.8 Database Database entry procedures historically consisted of entering data from paper logging forms into Excel files before being imported into acQuire. Geological data from early drill programs were entered into spreadsheets in a single pass. It is not known what kind of data base was used prior to 2009. All drill data from 2007 to July 2013 was entered from paper logging forms into Excel files before being imported into acQuire. Since July 2013, logging and recording of other drill hole data by geologists and technicians has been directly into acQuire on laptop computers, with the data subsequently imported into the main database. Assays received electronically from the laboratories are imported directly into the database. Analytical certificates received since 2010 have been stored in the database and were validated via the acQuire software. Data were verified on entry to the database by means of built-in program triggers within the mining software. Checks were performed on surveys, collar co-ordinates, lithology data, and assay data. In February 2021, the Peñasquito exploration drill database was migrated from acQuire into the Newmont Global Exploration Database structure (GED). Newmont’s in-house applications are used to load drilling relevant data such as collar, downhole surveys, geotechnical and geological logging, samples and assays. The procedures used to manage the database are the same as used by the company globally. Paper records are retained on file. Exploration data are appropriately stored on a mine server, and data are regularly backed up by the mine information technology (IT) department. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 8-8 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures The sample preparation, analysis, quality control, and security procedures used by the Peñasquito Operations have changed over time to meet evolving industry practices. Practices at the time the information was collected were industry-standard. The Qualified Person is of the opinion that the sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable data to support estimation of mineral resources and mineral reserves: • Drill collar data are typically verified prior to data entry into the database, by checking the drilled collar position against the planned collar position; • The sampling methods are acceptable, meet industry-standard practice, and are adequate for mineral resource and mineral reserves estimation and mine planning purposes; • The density determination procedure is consistent with industry-standard procedures. A check of the density values for lithologies across the different deposits indicates that there are no major variations in the density results; • The quality of the analytical data is reliable, and that sample preparation, analysis, and security are generally performed in accordance with exploration best practices and industry standards; • Newmont has a QA/QC program comprising blank, standard and duplicate samples. Newmont’s QA/QC submission rate meets industry-accepted standards of insertion rates. The QA/QC data support that there are no material issues with analytical precision or accuracy; • Verification is performed on all digitally-collected data on upload to the main database, and includes checks on surveys, collar co-ordinates, lithology, and assay data. The checks are appropriate, and consistent with industry standards.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 9-1 9.0 DATA VERIFICATION 9.1 Internal Data Verification 9.1.1 Data Validation Validation checks are performed by operations personnel on data used to support estimation comprise checks on surveys, collar coordinates, lithology data (cross-checking from photographs), and assay data. Errors noted are rectified in the database. Three different databases are in use at the mine site: • Mapinfo dataset; compiled historic assay tables in Excel, with lithology data; • Resource dataset; pre-2010 resource database with appended 2011 data manipulated in Excel from acQuire exports; • acQuire database; • Current GED database. A review of the datasets indicated that there were some extremely high copper values especially in the historic WC series drilling, and that the 2013 acQuire database might not contain a full set of historic assay records due to data loading errors during the original implementation of the acQuire system in 2008–2009. Goldcorp was provided with permission from the laboratory to download the original Western Copper and Western Silver assays. Subsequently, the 2011–2012 drill data sets were reviewed for completeness of historic drill information, and any missing data were entered into acQuire. Comments were added to the collar information as required. All other legacy (pre-Goldcorp) data were carefully reviewed and verified by Goldcorp personnel. The revised historic assay data in the database are now considered to reflect the information in the downloaded assay certificates, and are suitable for use for exploration targeting and construction of geological models. The following are undertaken in support of database quality: • Inspection of all laboratories are undertaken on a regular basis to ensure that they are well maintained and that all procedures are being properly followed. Deficiencies or concerns are reported to the laboratory manager; • QA/QC data is monitored closely and detailed reports are prepared on a monthly basis. Assay data needs to be approved before import in to the database; • Drill data including collar co-ordinates, down hole surveys, lithology data, and assay data are typically verified prior to mineral resource and mineral reserve estimation by running program checks in both database and resource modelling software packages. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 9-2 9.1.2 Reviews and Audits Newmont has a policy of peer reviews of all aspects of the mineral resource estimates. Those reviews include evaluations of the database, geological models and the mineral resource estimates. The most recent reviews were performed in 2019 and 2021. The Reserve and Resource Review or “3R” reviews examined: • Geology and geostatistics: ore control, exploration development, data collection/management, QA/QC and geological modeling; • Geotechnical and hydrological: pit slope design and execution, tailings management, heap leaching, and waste rock facilities; • Processing: metallurgical accounting; business plan inputs; risk and opportunity management; • Mine engineering: equipment productivity, costs, unitized costs for pit optimization and cut- off, Whittle inputs, pit optimization, pit designs, cut-off grades, reserves test. No significant or critical issues were noted as a result of the 3R audits. A number of recommendations were put forward to address potential gaps and inconsistencies between legacy Goldcorp practices and Newmont’s current standards. 9.1.3 Mineral Resource and Mineral Reserve Estimates Newmont established a system of “layered responsibility” for documenting the information supporting the mineral resource and mineral reserve estimates, describing the methods used, and ensuring the validity of the estimates. The concept of a system of “layered responsibility” is that individuals at each level within the organization assume responsibility, through a sign-off or certification process, for the work relating to preparation of mineral resource and mineral reserve estimates that they are most actively involved in. Mineral reserve and mineral resource estimates are prepared and certified by QPs at the mine site level, and are subsequently reviewed by QPs in the Newmont-designated “region”, and finally by corporate QPs based in Newmont’s Denver head office. 9.1.4 Reconciliation Newmont staff perform a number of internal studies and reports in support of mineral resource and mineral reserve estimation. These include reconciliation studies, mineability and dilution evaluations, investigations of grade discrepancies between model assumptions and probe data, drill hole density evaluations, long-range plan reviews, and mining studies to meet internal financing criteria for project advancement.

Peñasquito Operations
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Technical Report Summary

9.1.5 Subject Matter Expert Reviews

The QP requested that information, conclusions, and recommendations presented in the body of this Report be reviewed by Newmont experts or experts retained by Newmont in each discipline area as a further level of data verification.

Peer reviewers were requested to cross-check all numerical data, flag any data omissions or errors, review the manner in which the data were reported in the technical report summary, check the interpretations arising from the data as presented in the report, and were asked to review that the QP's opinions stated as required in certain Report chapters were supported by the data and by Newmont's future intentions and Project planning.

Feedback from the subject matter experts was incorporated into the Report as required.

9.2 External Data Verification

A number of third-party consultants have performed external data reviews, as summarized in Table 12-1.

These external reviews were undertaken in support of acquisitions, support of feasibility-level studies, and in support of technical reports, producing independent assessments of the database quality. No significant problems with the database, sampling protocols, flowsheets, check analysis program, or data storage were noted.

9.3 Data Verification by Qualified Person

The QP performed a site visit in October 2021 (refer to Chapter 2.4). Observations made during the visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP's personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning.

The QP's site visit in 2021 was part of Newmont's Reserve and Resource Review (3R) process, which requires internal reviews of all sites on a rotating basis. The 2021 3R found that Peñasquito generally meets all of Newmont's internal standards and guidelines regarding mineral resource and mineral reserve estimation.

The QP receives and reviews monthly reconciliation reports from the mine site. These reports include the industry standard reconciliation factors for tonnage, grade and metal; F1 (reserve model compared to ore control model), F2 (mine delivered compared to mill received) and F3 (F1 x F2) along with other measures such as compliance of actual production to mine plan and polygon mining accuracy. The reconciliation factors are recorded monthly and reported in a quarterly control document. Through the review of these reconciliation factors the QP is able to ascertain the quality and accuracy of the data and its suitability for use in the assumptions underlying the mineral resource and mineral reserve estimates.

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Table 9-1: External Data Reviews

Consultant	Year	Comment
SNC Lavalin	2003	Database audit, check assay review, independent witness sampling.
Independent Mining Consultants	2005	Database review for feasibility purposes, check assay review, review of variances between drill campaigns.
Mine Development Associates	2007	Review of check assay data.
P&E Mining Consultants	2008	QA/QC review.
Hamilton	2014	QA/QC review.

9.4 Qualified Person's Opinion on Data Adequacy

Data that were verified on upload to the database, checked using the layered responsibility protocols, and reviewed by subject matter experts are acceptable for use in mineral resource and mineral reserve estimation.

Date: February 2024 Page 9-4

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 10-1 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING 10.1 Test Laboratories Metallurgical testwork was conducted by a number of laboratories prior to and during early operations. These included: Hazen Research, Golden Colorado, USA; Instituto de Metalurgia, UASLP, San Luis Potosi, México; FLSmidth Knelson, British Columbia, Canada; ALS Metallurgy Kamloops, British Columbia; Kemetco, Richmond, British Columbia; Surface Science Western, London, Ontario; AuTec, Vancouver, British Columbia; Blue Coast Research, Parksville, British Columbia; XPS, Falconbridge, Ontario; and Met-Solve, Langley, British Columbia. All of these laboratories were and are independent. Additional metallurgical tests were performed at the Minera Peñasquito Metallurgical Laboratory, which is not independent. Current testwork is being performed at Newmont’s internal Malozemoff Technical Facility which is not independent and by independent laboratories Alfa Laval, Coatex, Solvay, Patterson and Cooke, and Microanalytical. There is no international standard of accreditation provided for metallurgical testing laboratories or metallurgical testing techniques. 10.2 Metallurgical Testwork Metallurgical testwork included: mineralogy; open and closed-circuit flotation; lead–copper separation flotation; pyrite flotation; bottle and column cyanide leaching; flotation kinetics and cell design parameters, flowsheet definition, and leach response with regrind size, slurry density, leaching time, reagent consumption values, and organic carbon effects; gravity-recoverable gold; hardness characterization (SMC, breakage parameter, Bond ball mill work index, drop weight index, rod work index, unconfined compressive strength, semi-autogenous grind (SAG) power index); and batch and pilot plant tests. Test results for the most recent programs, from 2015–2023 are included in Table 10-1. These test programs were sufficient to establish the optimal processing routes for the oxide and sulfide ores, and were performed on mineralization that was typical of the deposits. Testwork aimed at increasing the knowledge of the different ore types in the mine, was targeted to ensure the best treatment for each ore category, and aimed to maximize recovery. The results obtained supported estimation of recovery factors for the various ore types. Since the early start-up of operations, metallurgical testing was performed on a daily basis for all ores that were fed to the mill. These daily tests were designed to capture the expected performance of the ore in the sulfide plant to determine in advance any change in the reagent scheme or in the impurity levels into the final concentrates. Current understanding of ore characterization and variability has simplified forecast metallurgical recovery classification to sediment and diatreme ores and the relative organic carbon content. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 10-2 Table 10-1: Metallurgical Testwork Summary Table Test Notes Mineralogy The lead concentrate consists mainly of galena with lesser amounts of bournonite; tetrahedrite–tennantite is the main carrier of copper into the lead concentrate. The lead flotation circuit also recovers significant amounts of the associated silver and gold-bearing minerals into the lead concentrate, mainly as electrum, native gold, native silver, and hessite, and other minor mineral species. The zinc concentrate is a very clean product where sphalerite is the main zinc mineral species. A small amount of silver is present as a solid solution in tetrahedrite–tennantite crystals associated with sphalerite. 80% of the gold that was not recovered into either of the two concentrates was present in association with pyrite. For the recovery of gold and silver, this mineralization responded best to a combination of bulk pyrite flotation + cyanide leaching. For the recovery of gold and silver, this mineralization responded best to a combination of bulk pyrite flotation + cyanide leaching. Gold primarily occurs as a gold-silver telluride (51%), less commonly as a lead–gold-silver telluride (31%), and the remainder less frequently in the form of electrum and native gold. Approximately 45% of the gold occurs on the surface of pyrite grains, 45% is locked within the pyrite grain, and the balance occurs as free gold-bearing particles. This indicates that flotation will recover significant amounts of the gold (and silver), but that the leaching of the pyrite concentrate will result in the incomplete extraction of the gold and silver unless fine grinding of the concentrate is employed. Comminution 214 drill core samples from 24 metallurgical drill holes were submitted to the Hazen Research facility in Golden, CO to determine the ore physical characteristics. The program completed included the following tests: semi-autogenous grinding (SAG) mill comminution (SMC) testing as developed by SMC Testing Pty Ltd (SMCT); the JK breakage parameters A and b, abrasion breakage (ta), tumbling mill index (Mia), abrasion index (Ai), drop weight index (DWi), Bond ball mill work index (BWi), Bond rod mill work index (RWi), and unconfined compressive strength (UCS) tests. Hardness parameters were used to estimate the throughput in the milling circuit using specialized simulation studies. A total of 139 samples were selected and tested for ore hardness to cover the 2018–2028 production period. All test work was done at Hazen Research Inc. and consisted of SMC, BWi and Ai tests on each of the samples. High-carbon mineralization A mineralogical study was carried out to better understand the valuable minerals and gangue in carbon containing ores. Highly gold-robbing samples analyzed contained purely amorphous carbon, while non gold-robbing samples contained crystalline carbon. This implied that carbon structure could be an indicator for gold-robbing in carbon containing polymetallic ores to a certain extent. Two potential processes were considered for mitigation of the impact of processing high- carbon ores; chemical depression and pre-flotation. Testwork carried out in 2022 confirmed operational challenges associated with treating high-carbon ores using a pre-flotation approach. The testwork also showed that the use of carbon depressant in the flotation plant gave better plant performance. Pyrite leach process An extensive investigative program to determine whether it is economically viable to recover pyritic gold from final tails was completed. Recovery is typically 85% of the pyrite contained in the zinc tails, which contains roughly 75% of the residual gold, depending on head grade, along with approximately 70% of residual silver. Gold and silver grades reporting to leach will fluctuate with ore type, metal grades, and pyrite content.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 10-3 Test Notes Flotation and leaching testwork results from 2015 testwork confirmed the design criteria previously determined, including the optimal regrind size as 20–24 μm, a slurry density of 45% solids, and a leaching time of 28 hours. A finer grind resulted in higher extraction values for gold and silver. However, it was established that the difference between the extraction values in the particle size range of interest (18–24 µm) was not significant. The leaching tests also highlighted that preferential blinding of gold, “preg-robbing”, occurred during the leaching process and that the extent of the preg-robbing losses was dependent on the amount of organic carbon present in the sample, and the amount of exposed surface area of the organic carbon that was available for adsorption of the dissolved gold (and silver to a lesser extent). Preg-robbing mitigation tests were also conducted indicating that, for samples within the range of organic carbon studied, the extent of preg-robbing could be reduced. CIL tests were also performed on several samples to evaluate the preg-robbing effect and predict the Au and Ag extraction under preg-robbing conditions. Other tests included the addition of blinding agents to mitigate the preg-robbing effect. To mitigate preg-robbing, an allowance for up to two blinding reagents was included in the plant design. The overall recovery in the pyrite leach circuit is dependent on several variables, and will be expected to be about 35–40% for gold and 45–50% for silver on average. Geometallurgy A geometallurgical program was completed at ALS Kamloops, Canada, in 2019. The testwork scheme consisted of carbon pre-flotation (for carbonaceous ores), a sequential rougher Pb and Zn flotation test, pyrite flotation, pre-leach flotation and dynamic cyanidation tests as well as CIL tests to assess the degree of preg-robbing for carbonaceous ores. 10.3 Pyrite Leach Process Newmont investigated a process to treat the zinc rougher tailing from the concentrator for recovery of residual gold and silver. A pyrite leach plant recovery model was built on operational information from 2019–April 2020 and integrated into mine planning during mid-2020. The process comprises pyrite rougher and cleaner flotation, pre-cleaner concentrate regrinding, pyrite thickening, and post-cleaner regrind, agitated tank leaching, counter-current decantation, Merrill-Crowe precipitation, precious metals refining and a cyanide detoxification circuit. The plant was placed on care and maintenance in June 2023. 10.4 Tertiary Precious Metals Recovery Process A tertiary precious metals recovery circuit was installed to minimize precious metal lost with the carbon pre-flotation process carbon concentrate, and to indirectly recover precious metal value associated with the pyrite leach process pre-leach flotation concentrate, which will be directed to the carbon pre-treatment cleaner flotation cells. Without the tertiary precious metals recovery, the carbon concentrate and contained gold and silver values would be directed to tailings. Operational issues with the carbon pre-flotation process resulted in Newmont continuing to evaluate the impact of organic carbon, the expected Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 10-4 performance of the tertiary precious metals recovery process plant, and other options for handling high organic carbon mineralization. A chemistry solution that was more robust and effective than the carbon pre-flotation process was identified, consisting of the addition of depressants. This approach removed a bottleneck on plant throughput due to the carbon prefloat plant, and allowed throughput to increase from 85,000 t/d to a nominal 115,000 t/d. It also increased the stability of rougher and cleaner circuits, increased lead concentrate grades with no associated decrease in lead recovery, and improved concentrate filtration performance and targeted moisture content. The tertiary precious metals recovery circuit was placed on care and maintenance. 10.5 Recovery Estimates The mineralogical complexity of the Peñasquito ores makes the development of recovery models difficult as eight elements (gold, silver, lead, zinc, copper, iron, arsenic, and antimony) are tracked through the process. Recovery models need to be sufficiently robust to allow for changes in mineralogy and plant operations, while providing reasonable predictions of concentrate quality and tonnage. Updates to the recovery models for each element were made in early 2023, to incorporate the changes in ore feed characteristics and to reflect the plant’s current operation and configuration. The models are based on the operational data from 2021–January 2023. All recoveries exhibit short-term variability, for all ore types, around the stated life of mine average recoveries and are dependent on ore grades fed to the plant. Forecast average life-of-mine recoveries for the sulfide plant are: • Gold: 59.1%; • Silver: 80.4%; • Lead: 72.9%; • Zinc: 81.7%. The last fresh ore was placed onto the oxide heap leach pad in March, 2019. The oxide heap leach is currently being recirculated with water, and closure studies are in progress. 10.6 Metallurgical Variability Samples selected for metallurgical testing during feasibility and development studies were representative of the various types and styles of mineralization within the deposit. Samples were selected from a range of locations within the deposit zones. Sufficient samples were taken so that tests were performed on sufficient sample mass.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 10-5 10.7 Deleterious Elements Galena and sphalerite are the main payable base metals minerals, with a host of complex sulfosalts (including tennantite and tetrahedrite) also reporting to the concentrates. These sulfosalts can carry varying amounts of deleterious elements such as arsenic, antimony, copper and mercury. Copper can also be considered as a commodity as it is paid by certain customers. At the date of this Report, the processing plant, in particular the flotation portion of the circuit, does not separate the copper-bearing minerals from the lead minerals, so when present the sulfosalts report (primarily) to the lead concentrate. There is no direct effect of deleterious elements on the recovery of precious and base metals. The marketing contracts are structured to allow for small percentages of these deleterious elements to be incorporated into the final product, with any exceedances then incurring nominal penalties. Historically, due to the relatively small proportion of concentrate that has high levels of deleterious elements, the marketing group was able to sufficiently blend the majority of the deleterious elements such that little or no financial impact has resulted. Within the metallurgical models used at Peñasquito, copper recovery to lead concentrate varies from 55–75%, with 10–15% copper recovery into zinc concentrate. Due to the close mineralogical association, arsenic and antimony recovery to concentrate is based on a relationship to the copper in the concentrate. The future impact of the deleterious elements is thus highly dependent on the lead–copper ratio in ores. Mercury is not included in the metallurgical models as it is not included in the mine plan. One small area of the mine (located within a narrow fault zone that is hosted in sedimentary rock in the southwest of the pit) was defined as containing above-average mercury grades. Due to its limited size, blending should be sufficient to minimize the impact of mercury from this area on concentrate quality. Organic carbon was recognized as a deleterious element affecting gold recovery and plant operating costs. Testwork indicates that applying a carbon depression scheme will mitigate the carbon impact, albeit with higher operating costs. 10.8 Qualified Person’s Opinion on Data Adequacy In the opinion of the QP, the metallurgical test work and reconciliation and production data support the declaration of mineral resources and mineral reserves: • The metallurgical test work completed on the Project was appropriate for optimizing processing conditions and routes for proper process operation; • Tests were performed on samples that are considered to be representative for the deposit and its mineralogy; • Recovery factors estimated are based on appropriate metallurgical testwork, plant operational information, and are appropriate to the mineralization types and the selected process route; Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 10-6 • The recovery models consider the effect of organic carbon throughout the process. These models are robust and should provide an accurate estimation of production and recoveries; • The 2021 throughput model is a power-based model that integrates feed material lithology into recovery calculations, and therefore considers the effects of the properties of the various ores on the process. • The plant will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 11-1 11.0 MINERAL RESOURCE ESTIMATES 11.1 Introduction The database supporting resource estimation contains core drilling information from numerous drilling campaigns beginning in the 1990s through to the database close-out date of June 7, 2023. Geological interpretations were compiled using Leapfrog software. RMS software was used for compositing and grade interpolation. The parent block size selected was 15 x 15 x 15 m, with sub-blocks at 5 x 5 x 5 m. 11.2 Geological Models The 2023 geological model was completed in Leapfrog Geo (v. 2022.1) using implicit modelling methods to create a model representative of observed geology based on drill hole information, mapping, and other available geological data. Models constructed included lithology, alteration, structure, oxidation, zone (Peñasco, Chile Colorado (CC 2 and CC3), area (diatremes, sediments and deep), north–south domains, fault domains, and organic carbon. Model construction is summarized in Table 11-1. 11.3 Exploratory Data Analysis The raw drilling data and composites were coded by lithology, alteration, oxide, structural, north– south domains and fault domains, and statistically analyzed using summary statistics, log histograms, and log probability plots to determine domain selection for the resource estimation. Contact boundary analysis was used to determine whether domain contacts would be treated as soft, firm, or hard during estimation. 11.4 Density Assignment Density was tabulated by a combination of lithology, alteration, oxidation, deposit area and zone. Density values could be adjusted, based on the presence of oxides and/or faults within the block being estimated in contrast to sulfide areas. Density values were assigned as fixed values, based on exploratory data analysis. 11.5 Grade Capping/Outlier Restrictions Outlier grades were investigated using cumulative probability plots and histograms of the raw assay grades by estimation domain. Grade caps were applied to raw assay data before compositing. The capping threshold was selected at around the 99–99.9th percentile for all interpolated metals. Grade caps were applied by domain and could vary. Depending on the domain, gold, silver, lead, zinc, copper, arsenic, iron, antimony sulfur and organic carbon grades could be capped. Capping and high yield restriction tools were used to constrain the extrapolation of high grades (outlier restriction) for most elements and domains. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 11-2 Table 11-1: Model Construction Model Note Geology model Separated into smaller subsets with associated output volumes that were delivered for resource estimation. All lithological output volumes used interval selection columns based on logged lithology and simplified lithological groupings. Overburden Modelled as an erosional surface and refined to separate alluvium from conglomerate. Stratigraphic units Modeled using stratigraphy contact surfaces. The diatreme bodies (Peñasco, Azul, and Mar), breccias, QFP, and deep QFP intrusions were modelled as intrusions. QFP dikes were modelled as veins. Output volumes were cross-checked with blasthole data. Oxidation modelled as deposit contact surfaces due to the sheet-like nature of the contact surfaces between the oxide, transition, and sulfide zones. Some oxides were modelled as veins where the oxides were constrained within structures. An interval selection column based on percent sulfide from LECO analysis and/or sulfide index calculation and logged oxide was used to generate the output volumes. Alteration modelled as intrusions and veins based on interval selections using a simplified alteration column and alteration groupings. Structures modelled as planar surfaces using planar structural data (field mapping, photogrammetry, I-Site, and drone imagery), logged structures, and blasthole trends. Two vein volumes (Mar and Cristina) were included in the structural model, which were generated from interval selections on logged veins, structures, and mineralization. 11.6 Composites Composites were created down each hole at 5 m fixed intervals. In the models that use grade domains, composites were constructed to honor grade–domain contacts, that is, composites end at each grade–domain contacts, and start again after the contact. Composites <2 m in length were discarded. 11.7 Variography Multi-directional variograms were developed using RMS software for gold, silver, lead, and zinc for each domain to determine the grade continuity of these elements. The standardized experimental variograms were fitted using a linear model of regionalization (or a positive definite variogram model) in all directions simultaneously using a spherical or exponential variogram model with two or three nested structures. The resulting variogram models were used to define the search anisotropy for estimation, the nearest neighbor (NN) and inverse distance weighting (IDW) declustering methods as well as trend modeling. Before modeling directional variograms, the nugget effect was modeled using omnidirectional pairwise relative variograms. Most variograms are modelled with two exponential models and the nugget set using the down- hole variogram or an omni-directional variogram with a short lag spacing.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 11-3 11.8 Estimation/Interpolation Methods Ordinary kriging (OK) was used to estimate potentially economic and deleterious variables, including gold, silver, lead, zinc, arsenic, copper, iron, sulfur, antimony, and organic carbon. Estimation ranges were variable by domain. 11.9 Block Model Validation Model validation processes included: • Visual inspection of the results on plan and section compared to the composites data and blastholes data; • Comparison of each metal estimate against the metal estimates in the previous model; • Inspection of resource model plans and cross-sections against composite and blasthole data; • Comparison of OK models against previous models, and NN and IDW models using visual checks, and statistical comparisons; • Comparison of the estimated models against ore control models using sections, swath plots, and grade–tonnage curves; • Comparison of the estimated models to the ore control models within selected production periods (F1 factor). The checks showed that the models were acceptable for use in mineral resource and mineral reserve estimation. 11.10 Classification of Mineral Resources 11.10.1 Mineral Resource Confidence Classification Mineral resources are classified using criteria based primarily on drilling spacing and a minimum number of drill holes informing each estimated block: • Measured mineral resources require an average drill spacing distance of 27.5 m and at least three drill holes; • Indicated mineral resources require an average drill spacing of 55 m and at least three drill holes; • Inferred mineral resources require an average drill spacing of 110 m and at least three drill holes. All blocks within the overburden domain were classified as Inferred. Smoothing was undertaken to eliminate isolated blocks of one class surrounded by blocks of a different class. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 11-4 11.10.2 Uncertainties Considered During Confidence Classification Following the analysis in Chapter 11.11.1 that classified the mineral resource estimates into the measured, indicated and inferred confidence categories, uncertainties regarding sampling and drilling methods, data processing and handling, geological modelling, and estimation were incorporated into the classifications assigned. The areas with the most uncertainty was assigned to the inferred category, and the areas with fewest uncertainties (including stockpiles) were classified as measured. 11.11 Reasonable Prospects of Economic Extraction 11.11.1 Input Assumptions For each resource estimate, an initial assessment was carried out that examined likely infrastructure, mining, and process plant requirements; mining methods; process recoveries and throughputs; environmental, permitting and social considerations relating to the proposed mining and processing methods, and proposed waste disposal; and technical and economic considerations in support of an assessment of reasonable prospects of economic extraction. Mineral resources were constrained within a designed pit shell that is based on a Lerchs– Grossmann pit shell that used the parameter assumptions listed in Table 11-2. 11.11.2 Commodity Price Commodity prices used in resource estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont’s internal specialists. An explanation of the derivation of the commodity prices is provided in Chapter 16.3. The estimated timeframe used for the price forecasts is the nine-year LOM that supports the mineral reserve estimates. 11.11.3 Cut-off Mineral resources are reported using cut-offs that are determined by the process route. The cut- off is based on generating positive net smelter return (NSR) on a block-by-block basis, applying all revenue and associated costs. The incremental NSR cost used for mill feed material is US$14.07/t, and includes all process operating, administrative and sustaining capital costs. Other factors considered include product freight to market costs, smelter costs (including penalties), and royalties.

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Table 11-2: Conceptual Pit Parameter Input Assumptions

Area	Item	Units	Value
Bench face angles	Range from/to	°	38.4–54.9
Metallurgical recoveries (average, LOM)	Gold	%	55
	Silver	%	78
	Lead	%	71
	Zinc	%	82
Costs	Mining cost, Penasquito, Chile Colorado	US$/t	3.57; 2.59
	Mill processing cost	US$/t	9.18
	Operational support G&A	US$/t	2.56
	Sustaining capital allocation (TSF construction cost)	US$/t	1.23
	Sustaining capital allocation (other)	US$/t	0.52
	Process closure cost	US$/t	0.040
	Saavi Energia electricity	US$/t	0.54
Commodity prices	Gold	US$/oz	1,600
	Silver	US$/oz	23
	Lead	US$/lb	1.20
	Zinc	US$/lb	1.45
Exchange rate	Mexican peso: US dollar		20.0

11.11.4 QP Statement

The QP is of the opinion that any issues that arise in relation to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The mineral resource estimates are performed for a deposit that is in a well-documented geological setting; the Peñasquito deposits have seen nearly 14 years of active open pit operations conducted by Newmont and other parties; Newmont is familiar with the economic parameters required for successful operations in the Peñasquito area; and Newmont has a history of being able to obtain and maintain permits, and the social license to operate, and meet environmental standards in the Peñasquito area.

There is sufficient time in the nine-year timeframe considered for the commodity price forecast for Newmont to address any issues that may arise, or perform appropriate additional drilling, testwork and engineering studies to mitigate identified issues with the estimates.

11.12 Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in SK1300 on a 100% basis. Newmont holds a 100% Project interest.

The estimates are current as at December 31, 2023. The reference point for the estimates is in situ. Mineral resources are reported exclusive of those mineral resources converted to mineral

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reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Measured and indicated mineral resources are summarized in Table 11-3 and inferred mineral resources in Table 11-4.

The Qualified Person for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.

11.13 Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Areas of uncertainty that may materially impact the mineral resource estimates include:

- Changes to long-term commodity price assumptions;
- Changes in local interpretations of mineralization geometry and continuity of mineralized zones;
- Changes to geological shape and continuity assumptions;
- Changes to metallurgical recovery assumptions;
- Changes to the operating cut-off assumptions for mill feed or stockpile feed;
- Changes to the input assumptions used to derive the conceptual open pit outlines used to constrain the estimate;
- Changes to the cut-off grades used to constrain the estimates;
- Variations in geotechnical, hydrogeological and mining assumptions;
- Changes to governmental regulations;
- Changes to environmental assessments;
- Changes to environmental, permitting and social license assumptions.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of mineral resources that are not discussed in this Report.

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Table 11-3: Measured and Indicated Mineral Resource Statement

Resource Confidence Classification	Tonnes (kt)	Grade				Contained Metal			
		Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (koz)	Pb (Mlb)	Zn (Mlb)
Measured	37,400	0.26	24.48	0.28	0.69	300	29,400	200	600
Indicated	157,300	0.22	25.12	0.24	0.59	1,100	127,100	800	2,000
Total measured and indicated	***194,700***	***0.23***	***25.00***	***0.24***	***0.61***	***1,400***	***156,500***	***1,000***	***2,600***

Table 11-4: Inferred Mineral Resource Statement

Resource Confidence Classification	Tonnes (kt)	Grade				Contained Metal			
		Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (koz)	Pb (Mlb)	Zn (Mlb)
Inferred	22,800	0.2	25.4	0.2	0.6	100	18,700	100	300

Notes to accompany mineral resource tables:

1. Mineral resources are current as at December 31, 2023. Mineral resources are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral resources is in situ.
3. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
4. Mineral resources that are potentially amenable to open pit mining methods are constrained within a designed pit . Parameters used are included in Table 11-2.
5. Tonnages are metric tonnes. Gold and silver ounces and lead and zinc pounds are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces and pounds are rounded to the nearest 100 million pounds.

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12.0 MINERAL RESERVE ESTIMATES

12.1 Introduction

Measured and indicated mineral resources were converted to mineral reserves. Mineral reserves include mineralization within the Peñasco and Chile Colorado open pits, and stockpiled material. All inferred blocks are classified as waste in the mine plan and cashflow analysis that supports mineral reserve estimation.

12.2 Pit Optimization

Pit optimization through the commercially-available Whittle software package was used to perform a Lerchs–Grossmann optimization. The reserve pit designs were full crest and toe detailed designs with final ramps.

For mineral reserves, Newmont applies a time discount factor to the dollar value block model that is generated in the Lerchs–Grossmann pit-limit analysis, to account for the fact that a pit will be mined over a period of years, and that the cost of waste stripping in the early years must bear the cost of the time value of money. In some deposits, where mineralization is uniformly distributed throughout the pit, or where the pit is shallow, discounting has little effect on the economic pit limit.

Pit discounting is accomplished by running the pit-limit "dollar" model through a program that discounts the dollar model values at a compound rate based on the depth of the block. In this manner, discounting is applied to future costs as well as future revenues, to represent the fact that mining proceeds from the top down within a phase.

Optimization work involved floating cones at a series of gold prices. The generated nested pit shells were evaluated using the mineral reserve prices of US$1,400/oz for gold, US$20/oz for silver, US$1.00/lb for lead, and US$1.20/lb for zinc and an 8% discount rate. The pit shells with the highest NPV were selected for detailed engineering design work.

A realistic schedule, that includes consideration of available tailings capacity, was developed in order to determine the optimal pit shell for each deposit; schedule inputs include the minimum mining width, and vertical rate of advance, mining rate, and mining sequence.

12.3 Optimization Inputs and Assumptions

The pit slope, metallurgical recovery, and commodity price optimization inputs are summarized in Table 12-1.

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Table 12-1:Optimization Input Parameters

Area	Item	Units	Value
Overall slope angles	Range from/to	°	38.4–54.9
Metallurgical recoveries (average, LOM)	Gold	%	59
	Silver	%	80
	Lead	%	73
	Zinc	%	82
Costs	Mining cost, Penasquito, Chile Colorado	US$/t	3.52; 3.28
	Mill processing cost	US$/t	9.18
	Operational support G&A	US$/t	2.56
	Cut-off adjustment to don´t exceed TSF capacity	US$/t	0.36
	Sustaining capital allocation (TSF construction cost)	US$/t	0.82
	Sustaining capital allocation (other)	US$/t	0.52
	Process closure cost	US$/t	0.040
	Saavi Energia electricity	US$/t	0.54
Commodity prices	Gold	US$/oz	1,400
	Silver	US$/oz	20
	Lead	US$/lb	1.10
	Zinc	US$/lb	1.20
Exchange rate	Mexican peso/US dollar		20.0

Mining considerations included:

- Operational considerations with respect to active mining area interaction and ramp usage from the exit from the pit bottom;
- Ramp connections, ramp placement, and ramp exits;
- Minimum mining width of 45 m;
- The existing topography and target final pit limits.

Pit designs are full crest and toe detailed designs with final ramps based on the selected optimum pit shells. Pit designs honor geotechnical guidelines.

Newmont updates its LOM plan each year in preparation for its business plan. All aspects of the plan, including pit stage design and sequencing, cut-off optimization and WRSF and stockpiling strategies are reviewed.

The process plant processes higher-grade ores delivered from the mine at an elevated cut-off. The ore between the elevated cut-off and the marginal cut-off is stockpiled for later processing at the end of the mine life.

Most of the ore will be directly fed to the process plant; however, some re-handling is required. Direct feeding to the crusher is constrained by where the ore is located in the open pit and the crusher availability. Some higher-grade ore is stockpiled and fed back to the crusher when required. Approximately 36,000 t/d of feed is re-handled material from the stockpiles.

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The mine plan is based on a 37 Mt/a mill throughput rate. The schedule was developed at an NSR cut-off of US$14.02/t, incorporating ore mining, processing, incremental, process sustaining capital, and TSF-related rehabilitation costs, as well as metallurgical recovery. The net revenue calculation assumes a gold price of US$1,400/oz, a silver price of US$20/oz, a lead price of US$1.00/lb, and a zinc price of US$1.20/lb. The assumed exchange rate for mineral reserves was 20.0 Mexican pesos per US$.

12.4 Ore Loss and Dilution

The block models were constructed to include the expected dilution and ore loss based on mining methods, bench height and other factors. The current mine and process reconciliation support this assumption.

12.5 Stockpiles

Stockpile estimates were based on mine dispatch data; the grade comes from closely-spaced blasthole sampling and tonnage sourced from truck factors. The stockpile volumes are typically updated based on monthly surveys. The average grade of the stockpiles is adjusted based on the material balance to and from the stockpile.

12.6 Commodity Prices

Mineral reserves that will be mined using open pit mining methods are reported within a mine design. Commodity prices used in mineral reserve estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont's internal specialists (refer to Chapter 16). The estimated timeframe used for the price forecasts is the nine-year LOM that supports the mineral reserve estimates.

12.7 Mineral Reserves Statement

Mineral reserves are reported using the mineral reserve definitions set out in SK1300 on a 100% basis. Mineral reserves are current as at December 31, 2023.

The reference point for the mineral reserve estimate is as delivered to the process facilities.

Mineral reserves are reported in Table 12-2.

The Qualified Person for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.

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Table 12-2: Mineral Reserves Statement

Reserve Confidence Classification	Tonnes (kt)	Grade				Contained Metal			
		Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Au (koz)	Ag (koz)	Pb (Mlb)	Zn (Mlb)
Proven	123,700	0.57	37.91	0.37	0.94	2,200	150,800	1,000	2,600
Probable	167,300	0.44	30.09	0.30	0.63	2,400	161,800	1,100	2,300
Total proven and probable	***291,000***	***0.50***	***33.42***	***0.33***	***0.77***	***4,600***	***312,600***	***2,100***	***4,900***

Notes to accompany mineral reserve tables:

1. Mineral reserves current as at December 31, 2023. Mineral reserves are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral reserves is the point of delivery to the process plant.
3. Mineral reserves are confined within open pit designs or in stockpiles. Parameters used are summarized in Table 12-1.
4. Tonnages are metric tonnes. Gold and silver ounces and lead and zinc pounds are estimates of metal contained in tonnages and do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces and pounds are rounded to the nearest 100 million pounds.

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12.8 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate

Areas of uncertainty that may materially impact all of the mineral reserve estimates include:

- Changes to long-term metal price and exchange rate assumptions;
- Changes to metallurgical recovery assumptions;
- Changes to the input assumptions used to derive the mineable shapes applicable to the open pit mining methods used to constrain the estimates;
- Changes to the forecast dilution and mining recovery assumptions;
- Changes to the cut-off values applied to the estimates;
- Variations in geotechnical (including seismicity), hydrogeological and mining method assumptions;
- Changes to governmental regulations, including taxation regimes;
- Changes to environmental, permitting and social license assumptions.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of mineral reserves that are not discussed in this Report.

Date: February 2024 Page 12-5

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 13-1 13.0 MINING METHODS 13.1 Introduction Open pit mining is conducted using conventional techniques and an Owner-operated conventional truck and shovel fleet. Currently, the Peñasco and Chile Colorado open pits are being mined. 13.2 Geotechnical Considerations Geotechnical and hydrogeological studies were completed by Newmont staff with the support of third-party consultants Piteau Associates and Golder Associates to analyze slope stability, support blasting and mining operations, and provide environmental input. The geotechnical model for Peñasquito was prepared using inputs from geotechnical drilling and logging, laboratory test work, rock mass classification, structural analysis and stability modeling. A total of 12 geotechnical units are defined for planning purposes, using a combination of lithology, mineralization, alteration, and laboratory test results. These units are grouped into design sectors, of which there are five in each of the Cerro Colorado and Peñasco pits. Overall pit slope angles vary by sector. In the Chile Colorado pit, inter-ramp angles vary from 37–58º, and in the Peñasco pit, the inter-ramp angles vary from 38–63º. The overall designs are based around 15 m mining bench and 30 m double bench intervals. Some inter-ramp heights extend to 45 m and have 5 m-wide step-outs to control potential slope instabilities. Designs take into account haulage ramp positioning, safety berms, and other geotechnical features required to maintain safe inter-ramp slope angles. As mining operations progress in the pits, additional geotechnical drilling and stability analysis will continue to be conducted to support optimization of the geotechnical parameters in the LOM designs. 13.3 Hydrogeological Considerations A combination of Newmont staff and external consultants have developed the pit water management program, completed surface water studies, and estimated the life- of-mine site water balance. Management of water inflows to date have been appropriate, and no significant hydrological issues that could impact mining operations have been encountered. Water levels are maintained at least 30 m below the active mining elevation (bench) to ensure efficient production and safe access. The current pumping system consists of seven wells surrounding the Peñasco open pit. Six of the wells are located inside the pit and the remaining well is located outside the current mining boundary, but within the overall tenement holdings. The mine dewatering wells are drilled to 43 cm diameter and then a 25.4 cm casing is installed with gravel pack between the casing and drill hole to provide a conductive flow path. The average depth of the wells is 850 m. All wells are vertical and contain downhole submersible pumps which discharge into high-density polyethylene (HDPE) conveyance lines for collection in the fresh water Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 13-2 pond. Well control is maintained via a fiber-optic line that is directly connected to the plant control room. The pit area water levels are monitored through a network of piezometer wells, located both within the pit and surrounding it, for accurate water level measurement and reporting. 13.4 Operations A mine schedule was developed using the commercially-available Deswik Scheduler software package. In this schedule, the Peñasco pit has three remaining stages (Phases 7 to 9), and will be excavated to a total depth of 780 m. The Chile Colorado pit has one remaining stage (Phase 2), and will reach 365 m ultimate depth. A final pit layout plan showing the pit phases is provided in Figure 13-1. The remaining mine life is nine years, with the last year, 2032, being a partial year. The open pit operations progress at a nominal annual mining rate of 170 Mt/a until the end of 2024, subsequently decreasing to a nominal mining rate of 135 Mt/a until the end of 2027. The LOM plan assumes a nominal milling rate of 37 Mt/a until 2028. Operations use a standard drill-and-blast, truck-and-shovel configuration. The ramp design comprises two traffic lanes, safety berms and ditches. Ramp gradients are established at 10%. Haul road width assumptions include an 8 m wide berm. An ore stockpiling strategy is practiced. The mine plan considers the value of the blocks mined on a continuous basis combined with the expected concentrates quality. From time to time ore material with a lower NSR value will be stockpiled to bring forward the processing of higher-value ore earlier in the LOM. Ore can be segregated into stockpiles of known composition to allow for later blending to meet mill or customer requirements. Stockpiling also allows for forward planning for ore quality to ensure optimal mill performance and consistent gold production. 13.5 Blasting and Explosives Drill patterns range from 8 x 9 m in overburden to 5 x 5.50 m in sulfide ore. Blasting is carried out primarily with conventional ANFO explosives, supplied by an explosives contractor. Appropriate powder factors are used to match ore, waste, and overburden types. 13.6 Grade Control Ore control is undertaken 24 hrs/seven days a week in 12-hour shifts. Samples are taken from blast holes and sent to the mine laboratory. Once results are available, the database is updated, and interpolation is carried out in the ore control model.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 13-3 Figure 13-1: Final Pit Layout Plan Note: Figure prepared by Newmont, 2023. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 13-4 Ore and waste boundaries are delineated using an NSR cut-off of US$14.02/t. The material is released according to ore type and the stockpile destination is defined. Field geologists supervise the digging accuracy, and ensure that the correct materials are sent to the correct destination. Ore control staff also provides guidance on material specifications, and provide input so that short-term blending plans are complied with. 13.7 Production Schedule The LOM production schedule is included in the cashflow analysis in Chapter 19. 13.8 Mining Equipment Open pit mining is undertaken using a conventional truck-and-shovel fleet, using the equipment listed in Table 13-1. 13.9 Personnel The LOM personal requirements for LOM mine operations including mine operation/maintenance and mine technical services is 1,201.

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Table 13-1: LOM Equipment List

Item/Purpose	Comment	Peak Number
Bucyrus 495	Rope shovel	5
Komatsu PC8000	Hydraulic shovel	2
Komatsu PC5500	Hydraulic shovel	1
Komatsu WA1200	Loader	3
Komatsu 930	Haul truck	81
Cat777	Haul truck	4
Pit Viper 351	Production drill	5
Pit Viper 271	Production drill	5
Flexiroc D65	Pre-split drill	4
Komatsu D475	Track dozer	4
Cat D11	Track dozer	6
Komatsu WD900	Wheel dozer	7
Cat 24m	Grader	7

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14.0 PROCESSING AND RECOVERY METHODS

14.1 Introduction

The Peñasquito Operations consist of an inactive heap leach gold and silver recovery facility and a sulfide plant that can process a maximum of 124,000 t/d of sulfide ore. The sulfide plant design is conventional to the gold industry and has no novel parameters.

The process plant was designed to treat a range of ore hardness, but as the mine has become deeper, the softer oxide ores are no longer the predominant feed material.

14.2 Process Flowsheet

A schematic of the sulfide process flowsheet is included as Figure 14-1.

14.3 Plant Design

14.3.1 Oxide Plant

The last fresh ore was placed on the heap leach pad in March, 2019, and the heap is currently being recirculated with water. Closure plans are in development.

14.3.2 Sulfide Plant

Run-of-mine (ROM) ore is delivered to the crusher dump pocket from the mine by 290 t rear-dump–haul trucks. The crushing circuit is designed to process 136,000 t/d of ROM ore to 80% passing 150 mm. The crushing facility consists of a gyratory crusher capable of supporting a 92% utilization on a 24-hour-per-day, 365-days-per-year basis. A near-pit sizing conveyor supports higher throughputs by facilitating waste removal.

Product from the gyratory crusher discharges into a 500 t surge pocket directly below the crusher. The crusher feeds, via an apron feeder, a coarse ore stockpile that has a 91,800 t live capacity. A total of 10 apron feeders arranged in two lines, of five feeders each, reclaim ore from the coarse ore stockpile. Nine feeders report the coarse ore to two semi-autogenous grinding (SAG) mills operating in closed circuit with pebble crushers and one high pressure grinding roller (HPGR) unit. Each SAG mill operates with two ball mills.

The pebble crushing circuit includes three cone crushers working in parallel and one HPGR unit working in series with the cone crushers. An “augmented feed” secondary cone crusher is fed directly with coarse ore stockpile material by a single apron feeder and the product is dry screened. The oversize from the augmented feed crusher screen together with the oversize from the SAG trommel screens constitutes the feed to the pebble cone crushers. The pebble crusher product together with the fines produced by the augmented feed crusher screen are discharged to a bin that feeds the HPGR or, when necessary, feeds directly to the SAG mills.

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Figure 14-1: Sulfide Process Flowsheet


Well Field
Total Fresh Water
Open Pit Mine
Primary Crusher
Coarse Ore Pile
Augmented Feed Circuit
Screen
HPGR
Pebble Crusher
SAG Mills
TROMEL SCREENS
BALL MILLS
SUMP
SUMP
BALL MILLS
Screens
Lead Flotation Rougher
Zinc Flotation Rougher
Concentrate Cleaners
Concentrate Cleaners
Lead Flotation Rougher
Zinc Flotation Rougher
Concentrate Cleaners
Concentrate Cleaners
Concentrate Thickeners
Concentrate Thickeners
Concentrate Filters
Concentrate Filters
Concentrate Warehouse

Note: Figure prepared by Newmont, 2020.

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Each grinding circuit reduces the crushed ore from a passing P80 of 159 mm size to a passing P80 of 125 µm. The SAG trommel screen undersize (minus 19 mm material) discharges to a common sump. Secondary grinding is performed in four ball mills, operating in closed circuit with cyclones. Ball mill discharge is combined with SAG mill trommel screen undersize and the combined slurry is pumped to the primary cyclone clusters. Cyclone underflow reports back to the ball mills. Cyclone overflow flows by gravity to the flotation area as final grinding product. The flotation area is comprised of carbon, lead and zinc flotation circuits.

The carbon pre-flotation circuit consists of two banks each with two cells of rougher in parallel. Carbon rougher concentrate proceeds to a single bank of three cleaner cells. The cleaner concentrate is treated in a single re-cleaner column, while the cleaner tails flow to a single bank of three cleaner-scavenger cells. Cleaner-scavenger concentrate returns to the cleaner circuit, while cleaner-scavenger tails are mixed with rougher tails which then become feed to the lead circuit. The recleaner column concentrate proceeds primarily to the tertiary precious metals recovery circuit, but can also be directed to final tails.

The lead rougher flotation consists of six rows of rougher flotation machines in parallel, each row consisting of five cells. Lead rougher concentrate is bypassed directly to the lead cleaner conditioning tank. Product at a passing P80 of 30 µm is cleaned in a three-stage cleaner circuit. Reagents are added into the rougher and cleaner circuits on as-required basis.

Tailings from the lead circuit flow by gravity to the zinc rougher conditioner tanks. One conditioner tank is installed for each bank of zinc rougher flotation cells. The conditioner tanks provide retention to facilitate activation of the sphalerite by copper sulfate addition. Collector is added to recover the zinc associated with activated sphalerite. Frother is added as required.

The slurry in the conditioners overflows to the zinc rougher flotation circuit, which consists of six banks of six tank-type, self-aerating, rougher flotation cells. Tailings from all rows of zinc rougher cells are combined in a tailings box and are pumped to the pyrite leach process circuit. The rougher zinc concentrate is reground in vertical mills operating in closed circuit with cyclones. Product at a passing P80 of 30 µm is cleaned in a three-stage cleaner circuit. Reagents are added into the rougher and cleaner circuits on as-required basis.

Final lead and zinc concentrates are thickened, pressure filtered, and trucked to inland smelters or to ports for overseas shipment.

14.4 Equipment Sizing

Table 14-1 lists the major equipment currently operating in the sulfide circuit.

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Table 14-1: Process Equipment List, Sulfide Circuit

Area	Equipment	Parameter	Value
Crushing and grinding	Primary crusher	Type	FFE – gyratory crusher
		Size	152.4 x 287 cm (60 x 113 inch)
	Conveyor belts	Width	183 cm (72 inch)
	Coarse ore stockpile	Live Capacity	91,800 t
		Total Live Capacity	238,800 t
	Apron feeders	Quantity	5 per line
		Dimensions	122 x 43.2 cm (48 x 17 inch)
	Augmented crusher	Type	Cone crusher
		Model	Raptor XL 1100
		Motor	820 kW
	SAG mill	Quantity	2
		Type	FFE – SAG gearless
		Size	11.6 m x 6.1 m
		Motor	19,400 kW
	Ball mill	Quantity	4 (2 lines)
		Type	FFE – ball mill
		Size	7.3 m x 11.3 m
		Motor	6,000 kW synchronous
	Cyclones	Quantity	24 (4 cyclobanks)
		Type	G-max 33
	Pebble crusher	Quantity	3
		Type	Sandvik CH880
		Motor	600 kW
	HPGR	Quantity	1
		Type	Polycom 61/43.2 cm (24/17 inch)
		Motor	5,000 kW
Carbon pre-flotation circuit	Rougher flotation	Type	Outotec
		Quantity	2 banks of 2 cells
		Volume	630 m^3
	Cleaner flotation	Type	Outotec
		Quantity	1 bank of 3 cells
		Volume	300 m^3
	Scavenger flotation	Type	Outotec

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Area	Equipment	Parameter	Value
		Quantity	1 bank of 3 cells
		Volume	300 m^3
	Re-cleaner flotation	Type	Outotec
		Quantity	1 column cell
		Dimensions	5.5 m diameter x 14 m
Tertiary precious metals recovery circuit	Gravity concentrator	Type	Falcon ultrafine gravity concentrator
		Quantity	32
		Size	1.5 m dia
Lead flotation circuit	Rougher flotation	Type	Wemco/Dorr Oliver
		Quantity	30 (6 rows, 5 cells per row)
		Volume	250 m^3
	1st cleaner	Quantity	7
		Volume	42.5 m^3
	2nd cleaner	Quantity	8
		Volume	2.5 m^3
	3rd cleaner	Quantity	4
		Volume	2.5 m^3
Zinc flotation circuit	Rougher flotation	Type	Wemco/Dorr Oliver
		Quantity	36 (6 rows, 6 cells per row)
		Volume	250 m^3
	1st cleaner	Quantity	7
		Volume	42.5 m^3
	2nd cleaner	Quantity	8
		Volume	8.5 m^3
	3rd cleaner	Quantity	5
		Volume	8.5 m^3
	Vertical mill	Quantity	2
		Type	Metso – 485 kW
Lead concentrate thickening	Thickener	Quantity	2
		Type	Outokumpu – high rate
		Size	10 m (32.81 ft.) dia
	Storage tank	Quantity	2
		Size	325 m^3
Zinc concentrate thickening	Thickener	Quantity	2
		Type	Outokumpu – high rate

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Newmont

Area	Equipment	Parameter	Value
		Size	14 m (45.93 ft.) dia
	Storage tank	Quantity	2
		Size	325 m^3
Lead concentrate filtering	Filters	Type	Pneumapress 14 plates
		Size	2.8 m^2
		Quantity	3
Zinc concentrate filtering	Filters	Type	Pneumapress 14 plates
		Size	2.8 m^2
		Quantity	3
Tailings classification	Cyclone towers	Quantity	2 (north tower & south tower)
	Cyclone feed pumps	Type	600 mm x 650 mm GIW
		Quantity	3 per tower
	Cyclone cluster	Type	Gmax 20
		Quantity	15 cyclones per cluster
		Quantity	2 clusters per tower

14.5 Energy, Water, and Process Materials Requirements

14.5.1 Energy

Newmont currently uses power sourced from Saavi Energia (formerly Intergen) located in San Luis de la Paz, Guanajuato as its central power grid; however, the Peñasquito Operations are still using Mexican Electricity Federal Commission infrastructure to bring the electricity from Guanajuato to Mazapil. The annual power consumption ranges from 165–175 MW per day. The process plant accounts for around 85% of the total consumption.

14.5.2 Consumables

Reagents are typically trucked to site and stored onsite in quantities sufficient for mine usage, plus sufficient supply to cover potential interruptions in the delivery of the reagents. The major reagents include:

- Sulfide plant: collectors, depressants, frothers and activators;
- Precious metals plant: lime, flocculant and zinc.

Other consumables include grinding media, oxygen, and air.

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Newmont

14.5.3 Water Supply

Water is sourced from several locations: the tailings storage facility (TSF), well fields, pit dewatering wells, and process operational recycle streams.

The operating philosophy is to maximize the amount of recycled water within the process plant, and a significant proportion of the total mine site water requirements is made up from recycled water. Fresh water is used only for reagent makeup and gland service water for the pumps.

14.6 Personnel

The process personnel required for the LOM plan total 673 persons, including plant operations and maintenance.

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15.0 PROJECT INFRASTRUCTURE

15.1 Introduction

Site infrastructure comprises:

- Two open pits: Peñasco and Chile Colorado;
- Three waste rock facilities (with conveying and stacking system for the NPSC waste facility);
- One concentrator plant and associated conveying systems;
- One heap leach pad and Merrill Crowe plant;
- Camp/accommodation complex;
- Maintenance, administration and warehouse facilities;
- TSF;
- Medical clinic;
- Various ancillary buildings;
- Paved airstrip;
- Diversion channels;
- Pipelines and pumping systems for water and tailings;
- Access roads;
- Explosive storage facilities;
- High-voltage transmission line;
- Environmental monitoring facilities.

Figure 15-1 is an infrastructure layout plan for the Project.

15.2 Road and Logistics

Road access is outlined in Chapter 4.2. Within the Project area, access is by foot trails and tracks. The Peñasquito mine has a 610 m long (2,000 ft) asphalt airstrip and associated terminal building.

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Technical Report Summary

Figure 15-1: Infrastructure Layout Plan


Mine Camp
Rock Stockpiles
Peñasco Pit
N
W
E
S
Rock Stockpiles
Heap Leach Facility
Crusher
Near Pit Sizer Conveyor Stockpile
Process Plant
Truck Shop
Near Pit Sizer Conveyor
North Dam
Tailings Box
Chile Colorado Pit
Internal Water Reclaim Pond
Tailings Storage Facility
West Dam
Water Reclaim Ponds
Rock Stockpiles
East Dam
South Dam
Kilometers
0 0.25 0.5 1 1.5 2

Note: Figure prepared by Newmont, 2024.

Date: February 2024 Page 15-2

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 15-3 15.3 Stockpiles Stockpile classification is based on material types that require different treatment at the process plant. Classifications that determine stockpile routing to one of six major stockpiles are based on elements such as organic carbon content, NSR value, lead, and zinc grades. A stockpile block model is used, based on dumping locations and grades. These data are cross- checked with the weekly stockpile topographic surface to obtain more accurate grades by area. The block model grades are used in support of short-term mine plans and to optimize blending. 15.4 Waste Rock Storage Facilities The approximately 640 Mt of waste rock remaining to be mined in the LOM plan will be stored in a series of five waste rock storage facilities (WRSFs). The remaining storage capacity in these facilities is about 780 Mt. All facilities are located with Newmont’s overall operating area. The development schedule for each facility is based on an optimization of the overall haulage profile, the requirements for waste material for tailing storage, and the incorporation of additional haulage trucks into the current mining fleet. The current WRSF strategy does not consider pit backfilling. All of the WRSFs are located well beyond the crest of the ultimate pit; however, further optimization of the LOM waste storage plan will continue to be examined by Newmont, in an effort to further reduce haulage profiles and resulting unit mining costs. The WRSF designs were reviewed by Golder, a third-party consultant. Factors of safety range from 1.2–1.3. 15.5 Tailings Storage Facilities 15.5.1 Tailings Storage Tailings are deposited onsite into the Presa de Jales TSF, which is a paddock-style facility with four perimeter containment structures, the north, south, east, and west dams. The north, west, and south dams were constructed using centerline methods. The eastern dam is a geomembrane and bituminous-lined water-retaining dam constructed of rockfill using a downstream raise configuration. The internal water reclaim pond is maintained against this structure. Key elements of the TSF include: • Whole tailings classification, transport and distribution systems (including pipelines and north and south cyclone stations); • Underflow tailings placement (perimeter dam construction); • Overflow tailings and whole tailings placement (basin area); • Seepage collection system, including interception system, wells, tanks, pumps, and pipelines; Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 15-4 • Water reclaim system, including pumps, tanks, and pipelines (reclaim pond). The TSF is currently constructed to an ultimate dam crest elevation of 1,875.2 masl; however, future plans for the TSF include its raising to 1,905.2 masl. The maximum storage allowed under the current tailings dam construction plan at elevation 1,905.2 masl is 292 Mt, consisting of 271 Mt of stored tailings and 21 Mt of hydraulic sand construction. This is sufficient for the current LOM plan. 15.5.2 Tailings Reclaim Pond The water reclaim from the TSF originates from two sources: precipitation falling within the TSF footprint, and reclaim water from the tailing depositional process. Reclaim water is collected in the internal reclaim pond at the TSF and provides 70% of the plant makeup water. 15.5.3 External Ponds Four ponds are sited to the east of the TSF, and are referred to as the external ponds. The ponds are designed to reduce the solids content of the reclaim water, as well as provide water storage to accommodate fluctuations in plant operations, fresh water supplies, precipitation, evaporation, and other variables that feed into the site-wide water balance. Additionally, the external ponds were commissioned to reduce the volume of water contained on the TSF within the tailings reclaim pond. 15.6 Water Management 15.6.1 Water Sources The mine is located in the Mazapil valley, which forms part of the Cedros administrative aquifer. Hydrologically, this aquifer is part of the Nazas Aguanaval sub-basin, which forms part of the Laguna de Mayrán y Viesca Regional Basin. Because there are no surface water resources, the water supply for the Peñasquito Operations is obtained from groundwater in the Cedros basin, from an area known as the Torres and Vergel well field. The mine has received permits to pump up to 35,247 Mm³ of this water per year via eight water rights titles over the Torres and Vergel water well field and Northern well field (NWF). The Torres and Vergel well field (16 wells) is being pumped at an average daily rate of approximately 31,000 m³ per day. The NWF well field extracts approximately 30,000 m³ per day (14 wells). As much water as practicable is recycled. Newmont continues to monitor the local aquifers to ensure they remain sustainable. A network of monitoring wells was established to monitor water levels and water quality.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 15-5 15.6.2 Dewatering Activities Dewatering wells from the open pit area are currently sufficient being pumped at an average rate of 27,500 m³/d. This rate as well as currently budgeted replacement wells is sufficient for LOM dewatering. Water is used by the mine and plant, as required. 15.6.3 Water Balance A probabilistic water balance model was developed for the entire mine site including the plant, heap leach facilities, diversion channels, tailings facility, other users of water, and the water supply system. The software used for this water balance is the industry standard GoldSim modeling package. This model is tracked and updated on a monthly basis. Modelling allows Newmont to define initial and operating conditions, and simulate the projected performance of the mine water system over a given time period. The mine is operated as a zero-discharge system. Process water is not discharged to surface waters, nor are there direct discharges to surface waters. 15.6.4 Waste Water All wastewater from the mine offices, camp and cafeteria is treated in a wastewater treatment plant prior to discharge to the environment. All storm water is diverted from the main infrastructure facilities through use of diversion channels. 15.7 Camps and Accommodation On-site accommodation comprises a 3,421-bed camp with full dining, laundry and recreational facilities. 15.8 Power and Electrical Power is currently supplied from the 182 MW power purchase agreement with Saavi Energia, delivered to the mine by the Mexican Federal Electricity Commission (Comisión Federal de Electricidad or CFE). CFE also continues to provide backup power supply for both planned and unplanned shutdowns from the Saavi Energia power plant. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 16-1 16.0 MARKET STUDIES 16.1 Market Studies Bullion from the Peñasquito Operations is sold on the spot market, by corporate in-house marketing experts. The terms in these contracts are in line with industry standard terms and are consistent with doré sold from other operations. The doré is not subject to product specification requirements. Newmont has established contracts and buyers for its lead and zinc concentrate, and has a corporate internal marketing group that monitors markets for its concentrate and negotiates contracts on behalf of the operations. Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume that for the LOM plan, that the lead and zinc concentrate will be saleable at the assumed commodity pricing. The lead concentrate produced at Peñasquito is typically marketed as a high gold and high silver, lead concentrate. Smelters operating their own precious metal refineries (with a strong ability to recover gold) at their lead smelting operations are best suited to purchase and treat Peñasquito lead concentrates. The zinc concentrate produced at Peñasquito is marketed as a high gold and high silver, zinc concentrate. Smelters with the ability to recover gold and silver from their zinc processes are best suited to purchase and treat Peñasquito zinc concentrates. Long-term contracts have been negotiated with smelters in Korea, Spain, Antwerp, Canada, Mexico and Japan for a large portion of the mine production of concentrates. The remaining production is tendered on the spot market. The pricing of the concentrate is driven by London Metal Exchange (LME) lead and zinc pricing, London Bullion Market Association (LBMA) gold and silver pricing, and annual processing benchmark terms negotiated by major industry players and published by third-party data providers. There are no agency relationships relevant to the marketing strategies used. 16.2 Commodity Price Forecasts Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long- term price forecasts prepared by Newmont’s corporate internal marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry- accepted practice. The long-term commodity price and exchange rate forecasts are: • Mineral reserves: o Gold: $1,400/oz;

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 16-2 o Silver: $20/oz; o Lead: $1.0 /lb; o Zinc: $1.20 /lb; o Mexican peso to US$: 20.0; • Mineral resources: o Gold: $1,600/oz; o Silver: $23/oz; o Lead: $1.20/lb; o Zinc: $1.45 /lb; o Mexican peso to US$: 20.0. 16.3 Contracts Newmont has multiple long-term contracts in place covering the majority of the lead and zinc concentrate production. The terms contained within the concentrate sales contracts are typical and consistent with standard industry practice for lead and zinc concentrates with high gold and silver contents. The contracts include industry benchmark terms for metal payables, treatment charges and refining charges for concentrates produced. Depending on the specific contract, the terms for the sale of the lead and zinc concentrates are either referenced to benchmark-based treatment and refining charges, or are negotiated fixed terms. Treatment charges assumed for estimation of mineral reserves are based on forecasts published by third-party data providers such as Wood Mackenzie or the CRU Group. The formula used for mineral reserves is sensitive to the underlying metal prices (gold, silver, lead, zinc) and is consistent with long-term expectations for lead and zinc treatment and gold and silver refining charges in lead concentrates. The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support services. Contracts are negotiated and renewed as needed. Contract terms are typical of similar contracts in Mexico that Newmont is familiar with. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 17-1 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 17.1 Baseline and Supporting Studies The key baseline studies completed over the Project area in support of the original environmental assessment and later Project expansion included: • Hydrogeology and groundwater quality; • Aquifer assessments; • Surface water quality and sediment; • Metals toxicity and acid mine drainage studies; • Air and climate; • Noise and vibration; • Vegetation; • Wildlife; • Conservation area management plan; • Biomass and carbon fixation studies; • Land use and resources; • Socio-economics. 17.2 Environmental Considerations/Monitoring Programs Environmental monitoring is ongoing at the Project and will continue over the life of the operations. Key monitoring areas include air, water, noise, wildlife, forest resources and waste management. Characterization studies of waste rock, pit walls, and tailings materials were undertaken to determine the acid rock drainage (ARD) and metal leaching (ML) potential. Peñasco and Chile Colorado waste rock was found to have low potential for acidic drainage from the oxidized waste rock lithologies. However, there was potential for waste rock with sulfides to oxidize to produce acidity; however, this could be controlled by adequate neutralization in these materials to overcome acidic drainage. Potentially acid-forming waste (PAG) materials and rock types that have ML potential are currently stored in the waste rock facilities and encapsulated with non- reactive rock. The tailings materials have somewhat higher potential to produce ARD and ML (selenium being the only metal potentially outside Mexican standards). Control of ARD and ML from tailings materials will be achieved through reclamation of the current TSF after its closure in

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 17-2 2027, concurrent with ongoing mining activities, and reclamation of the final TSF immediately after mine closure. 17.3 Closure and Reclamation Considerations A closure and reclamation plan was prepared for the mine site. The cost for this plan was calculated based on the standard reclamation cost estimator (SRCE) model which is based on the Nevada State regulations. The closure cost spending schedule was updated for the current mine life, and reflects anticipated expenditures prior to closure, during decommissioning and during the post-closure monitoring and maintenance period. Site closure costs are funded by allocating a percentage of sales revenue to closure activities. The closure and reclamation plan also incorporates international best practices, including the World Bank Environment, Health and Safety Guidelines Mining and Milling - Open Pit, the Draft International Finance Corporation (IFC) Environmental, Health and Safety Guidelines – Mining, and the International Cyanide Management Code For the Manufacture, Transport, and Use of Cyanide in the Production of Gold. Mexican legislation does not require the posting of reclamation or performance bonds. Asset retirement obligation (ARO) closure costs were estimated in 2021 at approximately US$0.5 B for rehabilitation activities associated with existing disturbance. The closure costs used in the economic analysis total US$0.8 B. A comprehensive study is ongoing to potentially resettle the communities in close proximity to the mine. Any such decision will require approval from the Newmont’s senior management, and will have impacts on future closure cost estimates. 17.4 Permitting All major permits and approvals are in place to support operations. Where permits have specific terms, renewal applications are made of the relevant regulatory authority as required, prior to the end of the permit term. Newmont monitors the regulatory regime in place at each of its operations and ensures that all permits are updated in line with any regulatory changes. 17.5 Social Considerations, Plans, Negotiations and Agreements Public consultation and community assistance and development programs are ongoing. Newmont, Ejido Cedros and Ejido Mazapil have established trust funds for locally-managed infrastructure, education and health projects. Newmont provides annual funding for these trusts. The communities around the Peñasquito mine also benefit from a number of programs and services provided, or supported, by the mine. In addition, the Peñasquito mine operates a forestry nursery that produces 3.5 million trees annually. These trees are used for reforestation around the mine and within the local communities. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 17-3 17.6 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues Based on the information provided to the QP by Newmont (see Chapter 25), there are no material issues known to the QP. The Peñasquito Operations are mature mining operations and currently have the social license to operate within its local communities.

Peñasquito Operations
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Technical Report Summary

18.0 CAPITAL AND OPERATING COSTS

18.1 Introduction

Capital and operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

18.2 Capital Cost Estimates

Capital costs are based on recent prices or operating data. Capital costs include funding for infrastructure, pit dewatering, development drilling, and permitting as well as miscellaneous expenditures required to maintain production. Mobile equipment re-build/replacement schedules and fixed asset replacement and refurbishment schedules are included. Sustaining capital costs reflect current price trends.

The overall capital cost estimate for the LOM is US$0.8 B, as summarized in Table 18-1.

18.3 Operating Cost Estimates

Operating costs are based on actual costs seen during operations and are projected through the LOM plan. Historical costs are used as the basis for operating cost forecasts for supplies and services unless there are new contract terms for these items. Labor and energy costs are based on budgeted rates applied to headcounts and energy consumption estimates.

Operating costs for the LOM are estimated at US$6.1 B, as summarized in Table 1-5. The estimated LOM mining cost is US$2.73/t mined. Base processing costs are estimated at US$9.26/t milled. In addition, G&A costs are estimated at US$3.07/t milled.

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Table 18-1: Capital Cost Estimate

Area	Unit	Value
Mining	US$ B	0.3
Process	US$ B	0.4
Site general and administrative	US$ B	0.1
Total	***US$ B***	***0.8***

Note: Numbers have been rounded; totals may not sum due to rounding.

Table 18-2: Operating Cost Estimate

Area	Unit	Value
Mining	US$ B	2.5
Process	US$ B	2.7
General and administrative	US$ B	0.9
Total	***US$ B***	***6.1***

Note: Numbers have been rounded; totals may not sum due to rounding.

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19.0 ECONOMIC ANALYSIS

19.1 Methodology Used

The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cash flows based on scheduled ore production, assumed processing recoveries, metal sale prices and MXN$/US$ exchange rate, projected operating and capital costs and estimated taxes.

The financial analysis is based on an after-tax discount rate of 8%. All costs and prices are in unescalated "real" dollars. The currency used to document the cash flow is US$.

All costs are based on the 2024 budget. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts.

19.2 Financial Model Parameters

The economic analysis is based on the metallurgical recovery predictions in Chapter 10.4, the mineral reserve estimates in Chapter 13, the mine plan discussed in Chapter 14, the commodity price forecasts in Chapter 16, closure cost estimates in Chapter 17.4, and the capital and operating costs outlined in Chapter 18. Royalties were summarized in Chapter 3.9.

The Peñasquito Operations are subject to a federal tax of 30%, and mining tax of 7.5%.

The economic analysis is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments.

The $NPV_{8\%}$ is US$1.12 B. As the cashflows are based on existing operations where all costs are considered sunk to January 1, 2024, considerations of payback and internal rate of return are not relevant.

A summary of the financial results is provided in Table 19-1. An annualized cashflow statement is provided in Table 19-2.

In these tables, EBITDA = earnings before interest, taxes, depreciation and amortization. The active mining and processing operations cease in 2032; however, closure costs are estimated to 2073.

The closure costs, from 2033–2073 total US$0.8 B.

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Table 19-1: Cashflow Summary Table

Item	Unit	Value
Gold price	US$/oz	1,400
Silver price	US$/oz	20
Lead price	US$/lb	1.00
Zinc price	US$/lb	1.20
Tonnage	Mtonnes	291
Gold grade	g/t	0.50
Silver grade	g/t	33.42
Lead grade	%	0.33
Zinc grade	%	0.77
Gold ounces	Moz	4.6
Silver ounces	Moz	313
Lead pounds	Blb	2.1
Zinc pounds	Blb	4.9
Capital costs	US$B	0.8
Costs applicable to sales	US$B	7.5
Discount rate	%	8
Exchange rate	United States dollar:Mexican peso (US$:MX$)	20.0
Free cash flow	***US$B***	***1.1***
Net present value	***US$B***	***1.1***

Note: Cashflow presented on a 100% ownership and Project basis. Numbers have been rounded.

Date: February 2024 Page 19-2

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Newmont

Table 19-2: Annualized Cashflow

Item	Units	LOM Total	2024	2025	2026	2027	2028	2029	2030	2031	2032
Material mined	Mt	**909**	171	138	137	134	106	89	61	56	18
Ore processed	Mt	**291**	37	37	37	37	38	28	28	36	13
Contained gold, processed	Moz	**4.6**	0.5	0.8	0.5	0.5	0.7	0.4	0.5	0.6	0.1
Contained silver, processed	Moz	**313**	50	41	37	36	36	31	25	43	14
Contained lead, processed	Mlbs	**2,094**	341	318	191	284	290	235	182	205	47
Contained zinc, processed	Mlbs	**4,909**	782	775	677	517	510	441	424	633	149
Processed ore gold grade	g/t	**0.50**	0.45	0.66	0.39	0.42	0.55	0.41	0.59	0.54	0.35
Processed ore silver grade	g/t	**33.39**	41.80	34.06	30.66	30.10	29.94	34.08	27.73	37.68	33.54
Processed ore lead grade	%	**0.33**	0.42	0.39	0.23	0.35	0.35	0.38	0.29	0.26	0.17
Processed ore zinc grade	%	**0.76**	0.95	0.95	0.83	0.63	0.61	0.71	0.68	0.81	0.52
Recovered gold	Moz	**2.7**	0.3	0.5	0.3	0.3	0.4	0.2	0.3	0.4	0.1
Recovered silver	Moz	**251**	39	33	30	28	29	25	20	35	11
Recovered lead	Mlbs	**1,525**	243	235	140	205	212	173	133	151	34
Recovered zinc	Mlbs	**4,013**	639	646	563	413	406	358	344	526	119
Recovery, gold	%	**59**	55	63	58	56	59	55	61	61	59
Recovery, silver	%	**80**	78	81	81	79	81	80	82	82	81
Recovery, lead	%	**73**	71	74	73	72	73	74	73	74	73
Recovery, zinc	%	**82**	82	83	83	80	80	81	81	83	80
Net revenue	US$B	**11.5**	1.6	1.8	1.3	1.2	1.4	1.0	1.1	1.5	0.4
Costs associated with sales (CAS)	US$B	**-7.5**	-1.0	-1.1	-0.9	-0.9	-1.0	-0.9	-0.6	-0.8	-0.3
Other expenses	US$B	**-0.5**	-0.1	-0.1	-0.1	0.0	-0.1	-0.1	-0.1	-0.1	-0.1
EBITDA	US$B	**3.4**	0.6	0.7	0.3	0.3	0.4	0.1	0.4	0.7	0.0

Date: February 2024 Page 19-3

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Mexico
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Newmont

Item	Units	LOM Total	2024	2025	2026	2027	2028	2029	2030	2031	2032
Depreciation, other	US$B	**-1.1**	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.2	-0.2
Earnings before taxes	US$B	**2.4**	0.5	0.6	0.2	0.2	0.3	0.0	0.3	0.5	-0.2
Cash taxes	US$B	**-0.7**	-0.1	-0.2	0.0	0.0	-0.1	0.0	-0.1	-0.2	0.0
After-tax income	US$B	**1.7**	0.4	0.4	0.2	0.1	0.2	0.0	0.2	0.4	-0.2
Add backs (e.g. depreciation, working capital, inventory changes)	US$B	**0.1**	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.0	0.2
Operating cashflow (after depreciation, taxes, other adjustments)	US$B	**2.0**	0.3	0.5	0.3	0.2	0.3	0.3	0.3	0.4	0.1
Total Capital	US$B	**-0.8**	-0.2	-0.2	-0.2	-0.1	-0.1	-0.1	0.0	0.0	0.0
Free Cashflow	***US$B***	***1.1***	***0.2***	***0.3***	***0.1***	***0.1***	***0.2***	***0.2***	***0.2***	***0.4***	***0.1***

Note: Numbers have been rounded; totals may not sum due to rounding. EBITDA = earnings before interest, taxes, depreciation and amortization.

Date: February 2024 Page 19-4

Peñasquito Operations
Mexico
Technical Report Summary
Newmont

Table 19-1 and Table 19-2 contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 19-1 and Table 19-2 use the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, a silver commodity price of US$20/oz, a lead commodity price of US$1.00/lb and a zinc commodity price of US$1.20/lb, prices which vary significantly from current gold, silver, lead and zinc prices, and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

19.3 Sensitivity Analysis

The sensitivity of the Project to changes in metal prices, exchange rate, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values (Figure 19-1).

The Project is most sensitive to metal price changes, less sensitive to changes in operating costs, and least sensitive to changes in capital costs.

The sensitivity to grade mirrors the sensitivity performed for the commodity prices and payable metals, and is not shown.

Date: February 2024 Page 19-5

Peñasquito Operations
Mexico
Technical Report Summary
Newmont

Figure 19-1: NPV Sensitivity


3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
-0.5
-1.0
-1.5
$US Billion
-25%
-15%
Base
15%
25%
Op Cost FCF
Op Cost NPV
Cap Cost FCF
Cap Cost NPV
Metal Price FCF
Metal Price NPV
Payable FCF
Payable NPV

Note: Figure prepared by Newmont, 2024. FCF = free cashflow; op cost = operating cost; cap cost = capital cost; op cost = operating cost; NPV = net present value.

Date: February 2024 Page 19-6

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 20-1 20.0 ADJACENT PROPERTIES This Chapter is not relevant to this Report. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 21-1 21.0 OTHER RELEVANT DATA AND INFORMATION This Chapter is not relevant to this Report.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-1 22.0 INTERPRETATION AND CONCLUSIONS 22.1 Introduction The QP notes the following interpretations and conclusions, based on the review of data available for this Report. 22.2 Property Setting The Peñasquito Operations are situated in an area that has had modern mining activities underway for about 14 years. As a result, local and regional infrastructure and the supply of goods available to support mining operations is well-established. Personnel with experience in mining-related activities are available in the district. Transportation routes access the Peñasquito Operations area. There are no significant topographic or physiographic issues that would affect the Peñasquito Operations. The dominant vegetation types are cactus and coarse grasses. Mining operations are conducted year-round. 22.3 Ownership Newmont uses an indirectly 100% owned subsidiary, Minera Peñasquito, as the operating entity for the mining operations. 22.4 Mineral Tenure, Surface Rights, Water Rights, and Royalties a Newmont currently holds 80 mining concessions (approximately 89,309 ha). Surface rights in the vicinity of the Chile Colorado and Peñasco open pits are held by Ejido Cedros, Ejido Mazapil, and Ejido Cerro Gordo. Newmont has entered into agreements with a number of ejidos in relation to surface rights, either for mining or exploration activities. All required power line and road easements have been granted. Newmont has active water extraction permits, which together with water sourced from the tailings reclaim pond, are sufficient to support the LOM. Wheaton pays Newmont a per-ounce cash payment of the lesser of US$3.90 and the prevailing market price (subject to an inflationary adjustment that commenced in 2011), for silver delivered under a streaming contract. A 2% NSR royalty is payable to Royal Gold on production from the Chile Colorado and Peñasco deposits. The Mexican Government levies a 7.5% mining royalty that is imposed on earnings before interest, taxes, depreciation, and amortization. There is also a 0.5% environmental erosion fee payable on precious based on gross revenues. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-2 22.5 Geology and Mineralization The deposits within the Peñasquito Operations are considered to be examples of breccia pipe deposits developed as a result of intrusion-related hydrothermal activity. The geological understanding of the settings, lithologies, and structural and alteration controls on mineralization in the different zones is sufficient to support estimation of mineral resources and mineral reserves. The geological knowledge of the area is also considered sufficiently acceptable to reliably inform mine planning. The mineralization style and setting are well understood and can support declaration of mineral resources and mineral reserves. Potential exists at depth below the current operating pits within the current diatreme bodies as well as skarn and mantos mineralization within the surrounding limestone units. Additionally, the surrounding district has relatively little exploration work completed. 22.6 History The Peñasquito Operations have over 14 years of active mining history, and exploration activities date back to 1994 when the mineralization-hosting diatremes were first discovered. 22.7 Exploration, Drilling, and Sampling The exploration programs completed to date are appropriate for the style of the mineralization within the Peñasquito Operations area. Drilling is normally perpendicular to the strike of the mineralization. Depending on the dip of the drill hole, and the dip of the mineralization, drill intercept widths are typically greater than true widths. Sampling methods, sample preparation, analysis and security conducted prior to Newmont’s interest in the operations were in accordance with exploration practices and industry standards at the time the information was collected. Current Newmont sampling methods are acceptable for mineral resource and mineral reserve estimation. Sample preparation, analysis and security for the Newmont programs are currently performed in accordance with exploration best practices and industry standards. The quantity and quality of the lithological, geotechnical, collar and down-hole survey data collected during the exploration and delineation drilling programs are sufficient to support mineral resource and mineral reserve estimation. The collected sample data adequately reflect deposit dimensions, true widths of mineralization, and the style of the deposits. Sampling is representative of the gold and copper grades in the deposit, reflecting areas of higher and lower grades. Density measurements are considered to provide acceptable density values for use in mineral resource and mineral reserve estimation.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-3 The sample preparation, analysis, quality control, and security procedures used by the Peñasquito Operations have changed over time to meet evolving industry practices. Practices at the time the information was collected were industry-standard, and frequently were industry- leading practices. The sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable data to support estimation of mineral resources and mineral reserves. The QA/QC programs adequately address issues of precision, accuracy and contamination. Modern drilling programs typically included blanks, duplicates, and standard samples. QA/QC submission rates meet industry-accepted standards. 22.8 Data Verification The database that supports mineral resource and mineral reserve estimates is checked using electronic data scripts and triggers. Data verification was performed by external consultants in support of mine development and operations. No material issues were identified in the reviews. Observations made during the QP’s site visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. The QP receives and reviews monthly reconciliation reports from the mine site. Through the review of these reconciliation factors the QP is able to ascertain the quality and accuracy of the data and its suitability for use in the assumptions underlying the mineral resource and mineral reserve estimates. 22.9 Metallurgical Testwork Industry-standard studies were performed as part of process development and initial mill design. Subsequent production experience and focused investigations guided mill alterations and process changes. Testwork programs, both internal and external, continue to be performed to support current operations and potential improvements. From time to time, this may lead to requirements to adjust cut-off grades, modify the process flowsheet, or change reagent additions and plant parameters to meet concentrate quality, production, and economic targets. Samples selected for testing were representative of the various types and styles of mineralization. Samples were selected from a range of depths within the deposit. Sufficient samples were taken so that tests were performed on sufficient sample mass. Recovery factors estimated are based on appropriate metallurgical testwork, and are appropriate to the mineralization types and the selected process routes. However, the mineralogical complexity of the Peñasquito ores makes the development of recovery models difficult as eight elements (gold, silver, lead, zinc, copper, iron, arsenic, and antimony) are tracked through the process. Recovery models need to be sufficiently robust to allow for changes in mineralogy and plant operations, while providing reasonable predictions of concentrate quality and tonnage. LOM recovery forecasts the sulfide plant are 59.1% for gold, 80.4% for silver, 72.6% for lead, and 81.7% for zinc. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-4 The mill throughput and associated recovery factors are considered appropriate to support mineral resource and mineral reserve estimation, and mine planning. Galena and sphalerite are the main payable base metals minerals, with a host of complex sulfosalts (including tennantite and tetrahedrite) also reporting to the concentrates. These sulfosalts can carry varying amounts of deleterious elements such as arsenic, antimony, copper and mercury. Copper can also be considered as a commodity as it is paid by certain customers. At the date of this Report, the processing plant, in particular the flotation portion of the circuit, does not separate the copper-bearing minerals from the lead minerals, so when present the sulfosalts report (primarily) to the lead concentrate. There is no direct effect of deleterious elements on the recovery of precious and base metals. The marketing contracts are structured to allow for small percentages of these deleterious elements to be incorporated into the final product, with any exceedances then incurring nominal penalties. Historically, due to the relatively small proportion of concentrate that has high levels of deleterious elements, the marketing group was able to sufficiently blend the majority of the deleterious elements such that little or no financial impact has resulted. One small area of the mine was defined as containing above-average mercury grades. Due to its limited size, blending should be sufficient to minimize the impact of mercury from this area on concentrate quality. Organic carbon has also been recognized as a deleterious element affecting the recovery of gold and the operational cost in the process plant. The carbon pre-flotation process was built to allow for removal of liberated organic carbon ahead of lead and zinc flotation and the pyrite leach plant, so that those process steps could operate in a similar fashion to operation with low-carbon ores. 22.10 Mineral Resource Estimates Mineral resources are reported using the mineral resource definitions set out in SK1300, and are reported exclusive of those mineral resources converted to mineral reserves. The reference point for the estimate is in situ. Areas of uncertainty that may materially impact the mineral resource estimates include: changes to long-term commodity price assumptions; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to geological shape and continuity assumptions; changes to metallurgical recovery assumptions; changes to the operating cut-off assumptions for mill feed or stockpile feed; changes to the input assumptions used to derive the conceptual open pit outlines used to constrain the estimate; changes to the cut-off grades used to constrain the estimates; variations in geotechnical, hydrogeological and mining assumptions; changes to governmental regulations, changes to environmental assessments, and changes to environmental, permitting and social license assumptions. 22.11 Mineral Reserve Estimates Mineral reserves were converted from measured and indicated mineral resources. Inferred mineral resources were set to waste. Estimation was performed by Newmont personnel.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-5 Mineral reserves are reported using the mineral reserve definitions set out in SK1300 The reference point for the point of delivery to the process plant. Areas of uncertainty that may materially impact the mineral reserve estimates include: changes to long-term metal price and exchange rate assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the pit designs applicable to the open pit mining methods used to constrain the estimates; changes to the forecast dilution and mining recovery assumptions; changes to the cut-off values applied to the estimates; variations in geotechnical (including seismicity), hydrogeological and mining method assumptions; and changes to environmental, permitting and social license assumptions. 22.12 Mining Methods Open pit mining is conducted using conventional techniques and an Owner-operated conventional truck and shovel fleet. Open pit designs were assessed and reviewed prior to pit excavation to ensure adequacy and integrity of design geometry with consideration to ground conditions. As mining operations progress in the pit, additional geotechnical drilling and stability analysis will continue to be conducted to support optimization of the geotechnical parameters in the LOM designs. A combination of Newmont staff and external consultants have developed the pit water management program, completed surface water studies, and estimated the life- of-mine site water balance. Management of water inflows to date have been appropriate, and no hydrological issues that could impact mining operations have been encountered. The Peñasquito pit has three remaining stages (Phases 7 to 9), and will be excavated to a total depth of 780 m. The Chile Colorado pit has one remaining stage (Phase 2), and will reach 375 m ultimate depth. An ore stockpiling strategy is practiced. The remaining mine life is nine years, with the last year, 2032, being a partial year. As part of day-to-day operations, Newmont will continue to perform reviews of the mine plan and consider alternatives to, and variations within, the plan. Alternative scenarios and reviews may be based on ongoing or future mining considerations, evaluation of different potential input factors and assumptions, and corporate directives. 22.13 Recovery Methods The last fresh ore was placed on the heap leach pad in March 2019. The heap leach pad is being recirculated with water, and closure studies are underway. The process plant design was based on a combination of metallurgical testwork, previous study designs, previous operating experience. The design is conventional to the mining industry and has no novel parameters. The plant will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-6 22.14 Infrastructure The majority of the key infrastructure to support the mining activities envisaged in the LOM is in place. Personnel reside in an on-site accommodation complex. Waste is stored in a series of WRSFs, which have sufficient capacity for the LOM plan. The current WRSF strategy does not consider pit backfilling. All of the WRSFs are located well beyond the crest of the ultimate pit; however, further optimization of the LOM waste storage plan will continue to be examined by Newmont, in an effort to further reduce haulage profiles and resulting unit mining costs. There is sufficient capacity within the TSF for the current LOM plan. Within Newmont’s ground holdings, there is sufficient area to allow construction of any additional infrastructure that may be required in the future. Water supply for the Peñasquito Operations is obtained from groundwater. Newmont continues to monitor the local aquifers to ensure they remain sustainable. A network of monitoring wells was established to monitor water levels and water quality. Power is currently supplied from the 182 MW power purchase agreement with Saavi Energia, delivered to the mine by the Mexican Federal Electricity Commission. The Federal Electricity Commission continues to provide backup power supply for both planned and unplanned shutdowns from the Saavi Energia power plant. 22.15 Market Studies Newmont has established contracts and buyers for its lead and zinc concentrate, and has a corporate internal marketing group that monitors markets for its concentrate and negotiates contracts on behalf of the operations. Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume that for the LOM plan, that the lead and zinc concentrate will be saleable at the assumed commodity pricing. Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long- term price forecasts prepared by Newmont’s corporate internal marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice. Newmont has multiple long-term contracts in place covering the majority of the lead and zinc concentrate production. The terms contained within the concentrate sales contracts are typical and consistent with standard industry practice for lead and zinc concentrates with high gold and silver contents. The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-7 services. Contracts are negotiated and renewed as needed. Contract terms are typical of similar contracts in Mexico that Newmont is familiar with. 22.16 Environmental, Permitting and Social Considerations Baseline and supporting environmental studies were completed to assess both pre-existing and ongoing site environmental conditions, as well as to support decision-making processes during operations start-up. Characterization studies were completed. Environmental monitoring is ongoing at the Project and will continue over the life of the operations. Key monitoring areas include air, water, noise, wildlife, forest resources and waste management. The closure costs used in the economic analysis total US$0.8 B. All major permits and approvals are either in place or Newmont expects to obtain them in the normal course of business. Where permits have specific terms, renewal applications are made of the relevant regulatory authority as required, prior to the end of the permit term. Public consultation and community assistance and development programs are ongoing. 22.17 Capital Cost Estimates Capital costs were based on recent prices or operating data and are at a minimum at a pre- feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Capital costs included funding for infrastructure, pit dewatering, development drilling, and permitting as well as miscellaneous expenditures required to maintain production. Mobile equipment re-build/replacement schedules and fixed asset replacement and refurbishment schedules were included. Sustaining capital costs reflected current price trends. The overall capital cost estimate for the LOM is US$0.8 B. 22.18 Operating Cost Estimates Operating costs were based on actual costs seen during operations and are projected through the LOM plan, and are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Historical costs were used as the basis for operating cost forecasts for supplies and services unless there are new contract terms for these items. Labor and energy costs were based on budgeted rates applied to headcounts and energy consumption estimates. Operating costs for the LOM are estimated at US$6.1 B. The estimated LOM mining cost is US$2.73/t mined. Base processing costs are estimated at US$9.26/t milled. In addition, G&A costs are estimated at US$3.07/t milled. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-8 22.19 Economic Analysis The NPV8% is US$1.1 B. As the cashflows are based on existing operations where all costs are considered sunk to January 1, 2024, considerations of payback and internal rate of return are not relevant. 22.20 Risks and Opportunities 22.20.1 Risks The risks associated with the Peñasquito Operations are generally those expected with open pit mining operations and include the accuracy of the resource model, unexpected geological features that cause geotechnical issues, and/or operational impacts. Other risks noted include: • Commodity price increases for key consumables such as diesel, electricity, tires and chemicals would negatively impact the stated mineral reserves and mineral resources; • Labor cost increases or productivity decreases could also impact the stated mineral reserves and mineral resources, or impact the economic analysis that supports the mineral reserves; • Geotechnical and hydrological assumptions used in mine planning are based on historical performance, and to date historical performance has been a reasonable predictor of current conditions. Any changes to the geotechnical and hydrological assumptions could affect mine planning, affect capital cost estimates if any major rehabilitation is required due to a geotechnical or hydrological event, affect operating costs due to mitigation measures that may need to be imposed, and impact the economic analysis that supports the mineral reserve estimates; • The mineral resource estimates are sensitive to metal prices. Lower metal prices require revisions to the mineral resource estimates; • Risk to assumed process recoveries if the organic carbon present cannot be successfully mitigated during processing; • If mineral resources are converted to mineral reserves with appropriate supporting studies, additional storage capacity will be required. Any expansion of the current TSF is likely to require community relocation; • There are communities that are within the zone of influence of the TSF that can potentially be affected TSF failures. Newmont continues to study relocation options for these communities, but there is a risk that impacted stakeholders are not amenable to relocation; • While water supplies are well understood for the LOM operations, supplementary water studies would be required if additional mineral reserves are added to the LOM plan in the future; • Climate changes could impact operating costs and ability to operate;

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 22-9 • Assumptions that the long-term reclamation and mitigation of the Peñasquito Operations can be appropriately managed within the estimated closure timeframes and closure cost estimates; • Political risk from challenges to: o Mining licenses; o Environmental permits; o Newmont’s right to operate; • Changes to assumptions as to governmental tax or royalty rates, such as taxation rate increases or new taxation or royalty imposts. Mexico’s current president introduced a package of reforms in early February 2024. One of the proposed reforms was a ban on the granting of open pit mining concessions and banning activities related to the exploration, exploitation, benefit or use of minerals or metals using open pit mining methods. A second reform seeks to prohibit the granting of water concessions in areas of low water availability, and give preference to personal and domestic consumption. 22.20.2 Opportunities Opportunities for the Peñasquito Operations include moving the stated mineral resources into mineral reserves through additional drilling and study work. The mineral reserves and mineral resources are based on conservative price estimates for gold, silver, lead, and zinc so upside exists, either in terms of the potential to estimate additional mineral reserves and mineral resources or improved economics should the price used for these metals be increased. Opportunities include: • Conversion of some or all of the measured and indicated mineral resources currently reported exclusive of mineral reserves to mineral reserves, with appropriate supporting studies; • Upgrade of some or all of the inferred mineral resources to higher-confidence categories, such that better-confidence material could be used in mineral reserve estimation; • Higher metal prices than forecast could present upside sales opportunities and potentially an increase in predicted Project economics; • Newmont holds a significant ground package around the Peñasquito Operations that retains exploration potential. 22.21 Conclusions Under the assumptions presented in this Report, the Peñasquito Operations have a positive cash flow, and mineral reserve estimates can be supported. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 23-1 23.0 RECOMMENDATIONS As the Peñasquito Operations are an operating mine, the QP has no material recommendations to make.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-1 24.0 REFERENCES 24.1 Bibliography Ashby, Z., and Hanson, W.C., 2003: Minera Peñasquito, S.A. De C.V., Preliminary Mineral Resource Estimate: NI 43-101 technical report prepared by SNC Lavalin for Western Silver Corporation, March 2003. Belanger, M., and Pareja, G., 2014: Peñasquito Polymetallic Operation Zacatecas State Mexico, NI 43-101 Technical Report: NI 43-101 technical report prepared for Goldcorp, effective date January 8, 2014. Belanger, M., Pareja, G., Chen, E. and Nahan, P., 2011: Peñasquito Polymetallic Operation, Zacatecas State, Mexico, NI 43-101 Technical Report: NI 43-101 technical report prepared for Goldcorp, effective date December 31, 2011. Bryson, R.H., Brown, F.H., Rivera, R., and Butcher, M.G., 2009: Peñasquito Project Technical Report, Concepción del Oro District, Zacatecas State, México: NI 43-101 technical report prepared for Goldcorp, effective date March 10, 2009. Bryson, R.H., Brown, F.H., Rivera, R., and Ristorcelli, S., 2007: Peñasquito Project Technical Report, Concepción del Oro District, Zacatecas State, México: NI 43-101 technical report prepared for Goldcorp, effective date December 31, 2007. Canadian Institute of Mining, Metallurgy and Petroleum (CIM), 2014: CIM Standards for Mineral Resources and Mineral Reserves, Definitions and Guidelines: Canadian Institute of Mining, Metallurgy and Petroleum. De Rujiter, A., Goodman, S., Pareja, G., and Redmond, D., 2015: Peñasquito Polymetallic Operation Zacatecas State México, NI 43-101 Technical Report: NI 43-101 technical report prepared for Goldcorp, effective date December 31, 2015. Doe, D., 2021: Peñasquito Operations, Mexico, Technical Report Summary: report prepared for Newmont Corporation, current as at December 31, 2021. Independent Mining Consultants, 2005: Executive Summary of the Technical Report Preliminary Resource Estimate Update for the Peñasco Deposit, Peñasquito Project State of Zacatecas, Mexico: NI 43-101 technical report prepared by Independent Mining Consultants for Western Silver Corporation, April 2005. M3 Engineering and Technology Corp., 2004: Western Silver Corporation, Peñasquito Pre- Feasibility Study: NI 43-101 technical report prepared by Independent Mining Consultants for Western Silver Corporation, April 2004; amended and restated November 8, 2004, further amended and restated December 10, 2004. Marek, J., Hanks, J.T., Wythes, T.J., Huss, C.E., and Pegnam, M.L., 2005: Peñasquito Feasibility Study Volume I NI 43-101 Technical Report: NI 43-101 technical report prepared by M3 Engineering and Technology Corp. for Western Silver Corporation, November 2005. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-2 Marlow, J., 2004: Technical Report, Preliminary Resource Estimate, for the Peñasco Deposit Peñasquito Project State of Zacatecas, Mexico: NI 43-101 technical report prepared for Western Silver Corporation, effective date November 3, 2004. Redmond, D., Goodman, S., Pareja, G., De Ruijter, 2015: Peñasquito Polymetallic Operations, Zacatecas State, México, NI 43-101 Technical Report: NI 43-101 technical report prepared for Goldcorp, effective date December 31, 2015. Rocha-Rocha, M., 2016: Metallogenesis of the Penasquito polymetallic deposit: a contribution to the understanding of the magmatic ore system: PhD thesis, University of Nevada, Reno, 338 p. SNC Lavalin, 2004: Minera Penasquito, S.A. De C.V., Peñasquito Project, Mineral Resource Estimate for Chile Colorado Zone: unpublished NI 43-101 technical report prepared by SNC Lavalin for Western Silver Corporation, March 2004. Vdovin, V., Pareja, G., and Lind, P., 2018: Peñasquito Polymetallic Operation, Zacatecas State, Mexico, NI 43-101 Technical Report: report prepared for Goldcorp Inc., effective date 30 June, 2018. Voorhees J.S., Hanks, J.T., Drielick, T.L., Wythes, T.J., Huss, C.E., Pegnam, M.L., and Johnson, J.M., 2008: Peñasquito Feasibility Study, 100,000 Mtpd, NI 43-101 Technical Report: NI 43-101 technical report prepared by M3 Engineering and Technology Corp. for Glamis Gold Inc., effective date July 31, 2006. 24.2 Abbreviations and Symbols Abbreviation/Symbol Term AA atomic absorption ARD acid rock drainage CFE Comisión Federal de Electricidad CNA Comisión Nacional del Agua DGPS differential global positioning system dia. diameter FA fire assay G&A general and administrative GPS global positioning system HPGR high pressure grinding roller ICP-AES inductively coupled plasma atomic emission spectroscopy ICP-MS inductively coupled plasma–mass spectrometry ICP-OES inductively coupled plasma optical emission spectroscopy ID2 inverse distance to the power of two IFC International Finance Corporation IP induced polarization koz thousand ounces

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-3 Abbreviation/Symbol Term kt thousand tonnes LECO Analyzer designed for wide-range measurement of carbon and sulfur content of mineralization LBMA London Bullion Market Association (now known simply as LBMA) LME London Metal Exchange LOM life-of-mine Mlb million pounds Mt million tonnes MXN Mexican MX$ Mexican peso Newmont Newmont Corporation NN nearest neighbor NWF Northern well field NPSC near-pit sizing conveyor NPV net present value NSR net smelter return QSP Quartz–sericite–pyrite alteration QSPC Quartz–sericite–pyrite–calcite alteration OES optical emission spectrometry PAG potentially acid-generating PC pyrite calcite alteration PLP pyrite leach process QA/QC quality assurance and quality control QP Qualified Person RAB rotary air blast RC reverse circulation RMR rock mass rating RQD rock quality description SAG semi-autogenous grind SG specific gravity SME Society for Mining, Metallurgy and Exploration SRCE standard reclamation cost estimator TSF tailings storage facility US United States US$ United States dollar WRSF waste rock storage facility Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-4 24.3 Glossary of Terms Term Definition acid rock drainage/ acid mine drainage Characterized by low pH, high sulfate, and high iron and other metal species. alluvium Unconsolidated terrestrial sediment composed of sorted or unsorted sand, gravel, and clay that was deposited by water. ANFO A free-running explosive used in mine blasting made of 94% prilled aluminum nitrate and 6% No. 3 fuel oil. aquifer A geologic formation capable of transmitting significant quantities of groundwater under normal hydraulic gradients. azimuth The direction of one object from another, usually expressed as an angle in degrees relative to true north. Azimuths are usually measured in the clockwise direction, thus an azimuth of 90 degrees indicates that the second object is due east of the first. ball mill A piece of milling equipment used to grind ore into small particles. It is a cylindrical shaped steel container filled with steel balls into which crushed ore is fed. The ball mill is rotated causing the balls themselves to cascade, which in turn grinds the ore. breccia Rock composed of fragments of minerals or rocks cemented together by a fine-grained matrix. bullion Unrefined gold and/or silver mixtures that have been melted and cast into a bar or ingot. carbonaceous Containing graphitic or hydrocarbon species, e.g., in an ore or concentrate; such materials generally present some challenge in processing, e.g., preg- robbing characteristics. comminution/crushing/grinding Crushing and/or grinding of ore by impact and abrasion. Usually, the word "crushing" is used for dry methods and "grinding" for wet methods. Also, "crushing" usually denotes reducing the size of coarse rock while "grinding" usually refers to the reduction of the fine sizes. concentrate The concentrate is the valuable product from mineral processing, as opposed to the tailing, which contains the waste minerals. The concentrate represents a smaller volume than the original ore cut-off grade A grade level below which the material is not “ore” and considered to be uneconomical to mine and process. The minimum grade of ore used to establish reserves. data verification The process of confirming that data was generated with proper procedures, was accurately transcribed from the original source and is suitable to be used for mineral resource and mineral reserve estimation density The mass per unit volume of a substance, commonly expressed in grams/ cubic centimeter. diatreme A volcanic vent or pipe that formed when magma was forced through flat-lying sedimentary rock dilution Waste of low-grade rock which is unavoidably removed along with the ore in the mining process. easement Areas of land owned by the property owner, but in which other parties, such as utility companies, may have limited rights granted for a specific purpose.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-5 Term Definition EM Geophysical method, electromagnetic system, measures the earth's response to electromagnetic signals transmitted by an induction coil encumbrance An interest or partial right in real property which diminished the value of ownership, but does not prevent the transfer of ownership. Mortgages, taxes and judgements are encumbrances known as liens. Restrictions, easements, and reservations are also encumbrances, although not liens. endoskarn Replacement of intrusive rock in contact zones where the intrusive rock is genetically related to the skarn-forming fluids. Replacement is usually late in the intrusive emplacement. exoskarn Replacement of carbonate rock in contact zones where the intrusive rock is genetically related to the skarn-forming fluids feasibility study A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a pre-feasibility study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. flotation Separation of minerals based on the interfacial chemistry of the mineral particles in solution. Reagents are added to the ore slurry to render the surface of selected minerals hydrophobic. Air bubbles are introduced to which the hydrophobic minerals attach. The selected minerals are levitated to the top of the flotation machine by their attachment to the bubbles and into a froth product, called the "flotation concentrate." If this froth carries more than one mineral as a designated main constituent, it is called a "bulk float". If it is selective to one constituent of the ore, where more than one will be floated, it is a "differential" float. flowsheet The sequence of operations, step by step, by which ore is treated in a milling, concentration, or smelting process. frother A type of flotation reagent which, when dissolved in water, imparts to it the ability to form a stable froth gangue The fraction of ore rejected as tailing in a separating process. It is usually the valueless portion, but may have some secondary commercial use gravity concentrator Uses the differences in specific gravity between gold and gangue minerals to realize a separation of the gold from the gangue. heap leaching A process whereby valuable metals, usually gold and silver, are leached from a heap or pad of crushed ore by leaching solutions percolating down through the heap and collected from a sloping, impermeable liner below the pad. high pressure grinding rolls (HPGR) A type of crushing machine consisting of two large studded rolls that rotate inwards and apply a high pressure compressive force to break rocks. indicated mineral resource An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The term adequate geological evidence Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-6 Term Definition means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. inferred mineral resource An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The term limited geological evidence means evidence that is only sufficient to establish that geological and grade or quality continuity is more likely than not. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. A qualified person must have a reasonable expectation that the majority of inferred mineral resources could be upgraded to indicated or measured mineral resources with continued exploration; and should be able to defend the basis of this expectation before his or her peers. initial assessment An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves internal rate of return (IRR) The rate of return at which the Net Present Value of a project is zero; the rate at which the present value of cash inflows is equal to the present value of the cash outflows. IP Geophysical method, induced polarization; used to directly detect scattered primary sulfide mineralization. Most metal sulfides produce IP effects, e.g., chalcopyrite, bornite, chalcocite, pyrite, pyrrhotite life of mine (LOM) Number of years that the operation is planning to mine and treat ore, and is taken from the current mine plan based on the current evaluation of ore reserves. measured mineral resource A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. merger A voluntary combination of two or more companies whereby both stocks are merged into one. Merrill-Crowe circuit A process which recovers precious metals from solution by first clarifying the solution, then removing the air contained in the clarified solution, and then precipitating the gold and silver from the solution by injecting zinc dust into the solution. The valuable sludge is collected in a filter press for drying and further treatment

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-7 Term Definition mill Includes any ore mill, sampling works, concentration, and any crushing, grinding, or screening plant used at, and in connection with, an excavation or mine. mineral reserve A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The determination that part of a measured or indicated mineral resource is economically mineable must be based on a preliminary feasibility (pre- feasibility) or feasibility study, as defined by this section, conducted by a qualified person applying the modifying factors to indicated or measured mineral resources. Such study must demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The study must establish a life of mine plan that is technically achievable and economically viable, which will be the basis of determining the mineral reserve. The term economically viable means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The term investment and market assumptions includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the mineral reserves. The qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is economically viable. mineral resource A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. The term material of economic interest includes mineralization, including dumps and tailings, mineral brines, and other resources extracted on or within the earth’s crust. It does not include oil and gas resources, gases (e.g., helium and carbon dioxide), geothermal fields, and water. When determining the existence of a mineral resource, a qualified person, as defined by this section, must be able to estimate or interpret the location, quantity, grade or quality continuity, and other geological characteristics of the mineral resource from specific geological evidence and knowledge, including sampling; and conclude that there are reasonable prospects for economic extraction of the mineral resource based on an initial assessment, as defined in this section, that he or she conducts by qualitatively applying relevant technical and economic factors likely to influence the prospect of economic extraction. net present value (NPV) The present value of the difference between the future cash flows associated with a project and the investment required for acquiring the project. Aggregate of future net cash flows discounted back to a common base date, usually the present. NPV is an indicator of how much value an investment or project adds to a company. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-8 Term Definition net smelter return (NSR) A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and processing costs. open pit A mine that is entirely on the surface. Also referred to as open-cut or open- cast mine. orogeny A process in which a section of the earth's crust is folded and deformed by lateral compression to form a mountain range ounce (oz) (troy) Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. overburden Material of any nature, consolidated or unconsolidated, that overlies a deposit of ore that is to be mined. pebble crushing A crushing process on screened larger particles that exit through the grates of a SAG mill. Such particles (typically approx. 50 mm diameter) are not efficiently broken in the SAG mill and are therefore removed and broken, typically using a cone crusher. The crushed pebbles are then fed to a grinding mill for further breakage. phyllic alteration Minerals include quartz-sericite-pyrite plant A group of buildings, and especially to their contained equipment, in which a process or function is carried out; on a mine it will include warehouses, hoisting equipment, compressors, repair shops, offices, mill or concentrator. potassic alteration A relatively high temperature type of alteration which results from potassium enrichment. Characterized by biotite, K-feldspar, adularia. preg-robbing A characteristic of certain ores, typically that contain carbonaceous species, where dissolved gold is re-adsorbed by these species, leading to an overall reduction in gold recovery. Such ores require more complex treatment circuits to maximize gold recovery. preliminary feasibility study, pre- feasibility study A preliminary feasibility study (prefeasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable probable mineral reserve A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. For a probable mineral reserve, the qualified person’s confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality is lower than what is sufficient for a classification as a proven mineral reserve, but is still sufficient to demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The lower level of confidence

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-9 Term Definition is due to higher geologic uncertainty when the qualified person converts an indicated mineral resource to a probable reserve or higher risk in the results of the application of modifying factors at the time when the qualified person converts a measured mineral resource to a probable mineral reserve. A qualified person must classify a measured mineral resource as a probable mineral reserve when his or her confidence in the results obtained from the application of the modifying factors to the measured mineral resource is lower than what is sufficient for a proven mineral reserve. propylitic Characteristic greenish color. Minerals include chlorite, actinolite and epidote. Typically contains the assemblage quartz–chlorite–carbonate proven mineral reserve A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource. qualified person A qualified person is an individual who is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (A) Be either: (1) An organization recognized within the mining industry as a reputable professional association, or (2) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; (B) Admit eligible members primarily on the basis of their academic qualifications and experience; (C) Establish and require compliance with professional standards of competence and ethics; (D) Require or encourage continuing professional development; (E) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and; (F) Provide a public list of members in good standing. reclamation The restoration of a site after mining or exploration activity is completed. refining A high temperature process in which impure metal is reacted with flux to reduce the impurities. The metal is collected in a molten layer and the impurities in a slag layer. Refining results in the production of a marketable material. resistivity Observation of electric fields caused by current introduced into the ground as a means of studying earth resistivity in geophysical exploration. Resistivity is the property of a material that resists the flow of electrical current rock quality designation (RQD) A measure of the competency of a rock, determined by the number of fractures in a given length of drill core. For example, a friable ore will have many fractures and a low RQD. Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 24-10 Term Definition royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a specific amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process. run-of-mine (ROM) Rehandle where the raw mine ore material is fed into the processing plant’s system, usually the crusher. This is where material that is not direct feed from the mine is stockpiled for later feeding. Run-of-mine relates to the rehandle being for any mine material, regardless of source, before entry into the processing plant’s system. semi-autogenous grinding (SAG) A method of grinding rock into fine powder whereby the grinding media consists of larger chunks of rocks and steel balls. skarn A calc-silicate metamorphic rock that has been chemically and mineralogically altered by metasomatism of fluid of magmatic, metamorphic, meteoric or are origin. specific gravity The weight of a substance compared with the weight of an equal volume of pure water at 4°C. tailings Material rejected from a mill after the recoverable valuable minerals have been extracted. triaxial compressive strength A test for the compressive strength in all directions of a rock or soil sample uniaxial compressive strength A measure of the strength of a rock, which can be determined through laboratory testing, and used both for predicting ground stability underground, and the relative difficulty of crushing.

Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 25-1 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT 25.1 Introduction The QP fully relied on the registrant for the information used in the areas noted in the following sub-sections. The QP considers it reasonable to rely on the registrant for the information identified in those sub-sections, for the following reasons: • The registrant has been Owner and operator of the mining operations for more than 17 years; • The registrant has employed industry professionals with expertise in the areas listed in the following sub-sections; • The registrant has a formal system of oversight and governance over these activities, including a layered responsibility for review and approval; • The registrant has considerable experience in each of these areas. 25.2 Macroeconomic Trends • Information relating to inflation, interest rates, discount rates, exchange rates, and taxes was obtained from the registrant. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.3 Markets • Information relating to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining and treatment charges, transportation costs, agency relationships, material contracts (e.g., mining, concentrating, smelting, refining, transportation, handling, hedging arrangements, and forward sales contracts), and contract status (in place, renewals), was obtained from the registrant. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.4 Legal Matters • Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain property rights, obligations to meet expenditure/reporting of work conducted), surface rights, water rights (water take allowances), royalties, encumbrances, Peñasquito Operations Mexico Technical Report Summary Date: February 2024 Page 25-2 easements and rights-of-way, violations and fines, permitting requirements, and the ability to maintain and renew permits was obtained from the registrant. This information is used in support of the property description and ownership information in Chapter 3, the permitting and mine closure descriptions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.5 Environmental Matters • Information relating to baseline and supporting studies for environmental permitting, environmental permitting and monitoring requirements, ability to maintain and renew permits, emissions controls, closure planning, closure and reclamation bonding and bonding requirements, sustainability accommodations, and monitoring for and compliance with requirements relating to protected areas and protected species was obtained from the registrant. This information is used when discussing property ownership information in Chapter 3, the permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.6 Stakeholder Accommodations • Information relating to social and stakeholder baseline and supporting studies, hiring and training policies for workforce from local communities, partnerships with stakeholders (including national, regional, and state mining associations; trade organizations; fishing organizations; state and local chambers of commerce; economic development organizations; non-government organizations; and, state and federal governments), and the community relations plan was obtained from the registrant. This information is used in the social and community discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.7 Governmental Factors • Information relating to taxation and royalty considerations at the Project level, monitoring requirements and monitoring frequency, bonding requirements, and violations and fines was obtained from the registrant. This information is used in the discussion on royalties and property encumbrances in Chapter 3, the monitoring, permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12.